================================================================================

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT                     /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT  / /


Check the appropriate box:

/ /      Preliminary Proxy Statement     / /  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

/X/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                                  DYNAGEN, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
 / /    No fee required.
 /X/    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies: n/a
                                                                             ---
         2)  Aggregate number of securities to which transaction applies: n/a
                                                                          ---
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____

         4)  Proposed maximum aggregate value of transaction:  $12,348,875
                                                               -----------
         5)  Total fee paid: $2,470
                             ------
/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:_____

         2)  Form, Schedule or Registration Statement No.:_____

         3)  Filing Party:_____

         4)  Date Filed: _____

================================================================================

                                  DYNAGEN, INC.
                         1000 WINTER STREET, SUITE 2700
                          WALTHAM, MASSACHUSETTS 02451



                          NOTICE OF SPECIAL MEETING OF
                                  STOCKHOLDERS

                         to be held on November 27, 2000

                                       and

                                 PROXY STATEMENT


Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of DynaGen, Inc. The meeting will be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, 16th floor, Boston, Massachusetts 02109, on Monday, November 27, 2000, beginning at 11:00 A.M. local time.

         As a stockholder, your vote is important. We encourage you to execute and return your proxy promptly whether you plan to attend the meeting or not so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting prior to the proxy's exercise if you wish to do so. If you do wish to attend the meeting in person, we ask that you notify DynaGen at (781) 890-0021 so that appropriate arrangements can be made to accommodate all stockholders wishing to attend.

         Thank you for your cooperation, continued support and interest in DynaGen, Inc.

                                                      Sincerely,



                                                      C. Robert Cusick
                                                      PRESIDENT


                                    IMPORTANT
                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                               SUMMARY TERM SHEET

         This summary term sheet is intended to give you a summary description of the material aspects of the proposed sale of our distribution subsidiary, Superior Pharmaceutical Company, as described in this proxy statement. You should review the proxy statement and the appendices to it so that you can gain a more complete understanding of the proposed transaction.

         PROPOSED TRANSACTION (SEE PAGE 12). The sale of Superior is valued at a total of approximately $12,248,875. Under the agreement and plan of merger, sometimes referred to as the merger agreement, a wholly-owned subsidiary of RxBazaar.com, Inc. will merge with Superior Pharmaceutical Company in a cash transaction. At the closing:

     o   We will receive a cash payment of $4,000,000.

     o RxBazaar.com will assume our existing 13.5% senior subordinated debt in the amount of $2,248,875.

     o RxBazaar.com will become obligated to pay and will pay us and our Able Laboratories subsidiary approximately $6,000,000 in respect of existing intercompany advances and accounts payable that are currently eliminated as intercompany accounts on our consolidated financial statements.

         CONTINUED GUARANTEE OF SUBORDINATED DEBT (SEE PAGE 9). Our subordinated debt is currently guaranteed by both DynaGen and Superior. We have agreed to continue our guarantee of payment of this debt although it is being assumed by RxBazaar.com. If RxBazaar.com does not repay this debt, then we will have to repay it under the terms of the guarantee, which will effectively reduce our purchase price.

         POTENTIAL DILUTION TO DYNAGEN (SEE PAGE 9). An unaffiliated investor may provide RxBazaar.com with equity financing in the approximate amount of $4,500,000 in connection with this transaction. We are negotiating the terms and no definative agreement has been reached. We may be required, at the option of the investor, as of a certain time after the date of the investment, to allow the investor to cancel its shares of RxBazaar.com and receive shares of DynaGen stock. While this would not reduce the cash purchase price we will receive for Superior, it would have the consequence of diluting the interests of our stockholders.

         FAIRNESS OPINION (SEE PAGE 15). Context Capital Group has provided the board of directors of DynaGen with its opinion that the proposed sale of Superior is fair to DynaGen from a financial point of view.

         CONFLICTS OF INTEREST OF CERTAIN OF OUR OFFICERS AND DIRECTORS (SEE PAGE 9). Certain of our officers and directors have conflicts of interest with respect to this transaction because they have interests in RxBazaar.com. The proposed transaction was approved at a special committee consisting of our outside directors who have no interest in RxBazaar.com.

         OTHER MATTERS (SEE PAGE 24). We intend to take action on two other matters that are not being submitted for stockholder approval. First, we intend to sell our Generic Distributors, Inc. subsidiary. Second, we intend to change our corporate name to "Able Laboratories, Inc." as approved by our stockholders at our May 31, 2000 meeting.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................ii

TABLE OF CONTENTS............................................................iii

PROXY STATEMENT FOR THE SPECIAL MEETING OF
  STOCKHOLDERS TO BE HELD ON NOVEMBER 27, 2000.................................1
         Purpose of the Special Meeting........................................1
         Solicitation; Expenses................................................1
         Quorum................................................................2
         Voting................................................................2
         Record Date...........................................................2
         Revoking a Proxy......................................................3

REASON FOR THE SPECIAL MEETING - PROPOSED SALE OF SUPERIOR.....................4
         Information About the Parties.........................................4
         Reasons for the Sale of Superior......................................7
         Interests Of Certain Officers and Directors of DynaGen................9
         Background of the Transaction........................................10
         Terms of the Transaction.............................................12
         Opinion of Context Capital Group.....................................15
         No Changes to the Rights of Security Holders; No Dissenter's Rights..18
         Federal Income Tax Consequences......................................18
         Accounting Treatment.................................................18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.......................................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................22
         Introduction.........................................................22
         Results of Operations................................................22
         Liquidity and Capital Resources......................................24
         Certain Factors That Could Affect Future Results.....................25

OTHER MATTERS.................................................................26
         Disposition of Generic Distributors, Inc.............................26
         Corporate Name Change................................................27

STOCKHOLDER PROPOSALS.........................................................27

MISCELLANEOUS.................................................................27

ADDITIONAL INFORMATION........................................................27

INDEX TO FINANCIAL STATEMENTS................................................F-1

APPENDIX A - Agreement And Plan Of Merger....................................A-1

APPENDIX B - Opinion Of Context Capital Group................................B-1

                                  DYNAGEN, INC.
                         1000 WINTER STREET, SUITE 2700
                          WALTHAM, MASSACHUSETTS 02451

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 27, 2000

         DynaGen hereby gives notice that it will hold a special meeting of stockholders at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, 16th Floor, Boston, Massachusetts 02109, on Monday, November 27, 2000, beginning at 11:00 A.M. local time, for the following purposes:

     1. To consider and act upon a proposal to sell DynaGen's Superior Pharmaceutical Company subsidiary to RxBazaar.com, Inc.

     2. To consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1.

     3. To transact such further business as may properly come before the special meeting or any adjournment thereof.

         The board of directors has fixed the close of business on October 24, 2000 as the record date for the stockholders entitled to notice of, and to vote at, the special meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the special meeting or any adjournment thereof.

                                             By Order of the Board of Directors,

                                             Dhananjay G. Wadekar
                                             SECRETARY

Boston, Massachusetts
October 31, 2000


                           YOUR VOTE IS VERY IMPORTANT
              PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR
                   NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                  DYNAGEN, INC.
                         1000 WINTER STREET, SUITE 2700
                          WALTHAM, MASSACHUSETTS 02451

                              --------------------

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS

                              ---------------------

                                NOVEMBER 27, 2000

INTRODUCTION

         This proxy statement and the enclosed form of proxy relates to the special meeting of stockholders of DynaGen, Inc. The special meeting will take place as follows:

                  Date:    Monday, November 27, 2000
                  Time:    11 a.m.
                  Place:   Foley, Hoag & Eliot LLP
                           One Post Office Square, 16th Floor
                           Boston, Massachusetts 02109

         We are mailing this proxy statement and the enclosed form of proxy to stockholders on or about October 31, 2000.

PURPOSE OF THE SPECIAL MEETING

         At the special meeting, we will submit to the stockholders a proposal to approve the sale of our Superior Pharmaceutical Company subsidiary to RxBazaar.com, Inc., and a proposal to adjourn the special meeting if necessary to permit us to solicit additional proxies, if there do not appear to be sufficient votes to approve the proposed sale. Information about the proposed sale is contained in this proxy statement.

SOLICITATION; EXPENSES

         The board of directors of DynaGen is soliciting proxies for the special meeting and adjournments of the special meeting.

         We will bear the cost of solicitation of proxies. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. We may request banks and brokers, in addition to mailing these proxy materials, to take additional actions to solicit their customers who have stock of DynaGen registered in the name of a nominee. If so, we will reimburse such banks and brokers for their reasonable out-of-pocket costs.

         Georgeson Shareholder Communications, Inc., a professional proxy solicitation firm, will help us solicit proxies at an estimated cost to DynaGen of $17,500 plus expenses. Our officers and directors may also solicit proxies after the original solicitation, by mail or telephone, for no additional compensation.

QUORUM

         Our by-laws provide that a quorum at the special meeting will be at least a majority of the outstanding shares entitled to vote at the meeting. We will treat shares of voting capital stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining the existence of a quorum at the meeting. We will count abstentions and broker non-votes as present or represented for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

VOTING

            We will follow your voting instructions as indicated on a properly signed and returned proxy. We encourage you to vote on the proposal. If, however, you sign and return the proxy but do not provide any voting instructions, the person named in the proxy will vote signed proxies FOR the proposal. The proxy holders will use their discretion on other matters that may come before the meeting.

            The proposal to sell Superior requires the affirmative vote of holders of a majority of the outstanding shares of our stock entitled to vote at the meeting. Therefore, if you fail to return a proxy or attend the meeting, or if you abstain from voting on the proposal, it will have the same effect as if you voted your shares against the proposal.

         Our transfer agent will tabulate the votes through an automated system.

         We do not intend to submit any other proposals to the stockholders at the special meeting. The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may properly be presented for action at the special meeting. If any other business should properly come before the special meeting, shares represented by all proxies received by us will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

RECORD DATE

         We have set 5:00 p.m. EST on October 24, 2000 as the record date for the special meeting. Only stockholders of record as of that time are entitled to notice of and to vote at the special meeting and any adjournments thereof. As of the record date, the following shares of common stock and preferred stock were issued and outstanding and entitled to the following number of votes:

     Class of Security       Number of Shares Outstanding       Number of Votes
     -----------------       ----------------------------       ---------------

 Common Stock                          87,702,306                  87,702,306

 Preferred Stock                         55,850                    17,669,200

         The shares of common stock and preferred stock vote together as a single class on the proposal. We have no other voting securities. A total of 105,371,506 votes are eligible to be cast at the meeting.

REVOKING A PROXY

         You may vote in person or by proxy. Your signing and returning a proxy will not in any way affect your right to attend the meeting and vote in person. Your can revoke your proxy if you:

     o Deliver, before the taking of the vote at the meeting, a signed revocation letter dated later than the proxy, to DynaGen, Inc., 1000 Winter Street, Waltham, Massachusetts 02451, Attention: Special Meeting.

     o Deliver, before the taking of the vote at the meeting, a signed proxy dated later than the first one, to American Stock Transfer & Trust, 40 Wall Street, 46th Floor, New York, New York, 10005.

     o Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

           REASON FOR THE SPECIAL MEETING -- PROPOSED SALE OF SUPERIOR

         We propose to sell our Superior subsidiary to RxBazaar.com, Inc. Because we are shifting our strategic focus to concentrate solely on the manufacture of generic drugs, we believe that our distribution subsidiary, Superior, no longer provides an advantage for us in the generic drug business.

         Section 271 of the Delaware General Corporation Law requires stockholder approval for a sale of all or substantially all of a company's assets. We believe that the Superior transaction may not meet the technical requirement for a sale of substantially all of our assets, because, among other things, our Able Laboratories subsidiary, which we are not selling, represents a substantial percentage of our total assets and business.

         Nevertheless, our directors determined that the decision should ultimately lie with our stockholders for the following reasons:

     o Superior accounts for approximately 48% of our consolidated assets based on our December 31, 1999 balance sheet.

     o Superior 's contribution to our gross revenues for 1999 was approximately 74%.

     o Certain of our officers and directors may have direct conflicts of interest with respect to the sale of Superior to RxBazaar.com, as described in detail below.

     o The sale of Superior, along with the proposed sale of our Generic Distributors, Inc. subsidiary, will accomplish our goal of streamlining our operations and allow us to strategically focus on our core business of developing and manufacturing generic drugs.

         Therefore, our directors determined that the most prudent course was to seek your approval of the sale of Superior. Also, your approval is a condition to the completion of the merger, as provided in the merger agreement between Superior and RxBazaar.com.

THE DYNAGEN BOARD, INCLUDING ALL DISINTERESTED DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE SALE OF SUPERIOR IS IN THE BEST INTERESTS OF DYNAGEN AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE FOR THE SALE OF SUPERIOR PURSUANT TO THE MERGER AGREEMENT.

         We are also asking the stockholders to approve an adjournment of the special meeting to permit us to solicit additional proxies in favor of the proposal to sell Superior if there do not appear to be sufficient votes to approve the proposal at the time of the meeting.

INFORMATION ABOUT THE PARTIES

         DYNAGEN, INC.

         Our Business
         ------------

         We develop, manufacture and distribute generic drugs. Generic drugs compete with brand-name drugs for which patent protection or other government-mandated market exclusivity has expired. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They are required to meet the same governmental standards as the brand-name drugs they replace, and they must meet all FDA guidelines. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We estimate that the U.S. market for generic drugs approximates $13 billion in annual sales. This market has grown due to a number of factors, including:

     o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it permissible for generic manufacturers to produce and market competing generic drugs;

     o managed care organizations, which prefer lower-cost generics to brand-name products, are capturing a greater share of the healthcare market; and

     o physicians, pharmacists and consumers increasingly accept generic drugs as an alternative to brand-name drugs.

     We intend to focus our efforts on the manufacturing of generic drugs. Currently, we own three operating subsidiaries:

     ABLE LABS:     In August 1996, we acquired Able Laboratories, Inc.,
                    including its 46,000-square foot tablet and suppository manufacturing facility in South Plainfield, New Jersey.

     SUPERIOR:      In June 1997, we acquired Superior Pharmaceutical Company, a generic drug distributor in Cincinnati, Ohio.

     GENERIC
     DISTRIBUTORS:  In March 1998, we acquired Generic Distributors Limited
                    Partnership, a distributor of generic drugs based in Monroe, Louisiana.

         Properties
         ----------

         We maintain our principal executive offices at 1000 Winter Street, Waltham, Massachusetts 02451. The premises, which consist of approximately 2,700 square feet of space, are sub-leased from BioTrack, Inc. for a term expiring on January 31, 2001. Able Laboratories is located in a 46,000 square foot leased manufacturing facility in South Plainfield, New Jersey. The premises are leased from an unaffiliated party for a term expiring on March 31, 2015. Superior is located in a 37,300 square foot facility in Cincinnati, Ohio. The property is leased from a partnership of three of Superior's former stockholders for a term expiring on March 31, 2015. GDI is located in a 11,000 square foot leased facility in Monroe, Louisiana. The property is leased from an unaffiliated party for a term expiring on a month-to-month basis.

         Our corporate headquarters is at DynaGen, Inc., 1000 Winter Street, Suite 2700, Waltham, Massachusetts 02451. The telephone number at our corporate office is (781) 890-0021, and the facsimile number is (781) 890-0118.

         Legal Proceedings
         -----------------

         On May 4, 2000, Generic Distributors Limited Partnership, Don Couvillon and Sidney Johnson (collectively, "Claimants") filed for arbitration with the American Arbitration Association in Atlanta, Georgia. Claimants alleged that DynaGen, Generic Distributors, Inc., and Superior Pharmaceutical Co. (collectively, "Respondents") breached the parties' March 2, 1998 Asset Purchase Agreement by refusing to pay certain compensation totaling $1,383,332. DynaGen and other respondents denied liability and countersued Claimants for fraud in inducing the Asset Purchase Agreement, breach of contract, negligent misrepresentation, and a judgment of rescission. On June 6, 2000, Couvillon and Johnson filed a related action in Federal District Court in Monroe, Louisiana against DynaGen, Generic Distributors, Inc., and Superior Pharmaceutical Co., and later dismissed their pending claims in the Atlanta arbitration. Couvillon and Johnson alleged breaches of compensation provisions in their employment and consulting contracts, respectively, and each demanded $116,666. We denied liability and countersued for fraud in the inducement and negligent misrepresentations. We intend to defend and prosecute both matters vigorously.

         We are also involved in certain other legal proceedings from time to time incidental to our normal business activities. While the outcome of any such proceedings cannot be accurately predicted, we do not believe the ultimate resolution of any existing matters should have a material adverse effect on our financial position or results of operations.

         RXBAZAAR.COM, INC.'S BUSINESS

         RxBazaar.com, Inc. is a web portal that provides an online marketplace for the purchase and sale of brand and generic pharmaceutical and related products on the Internet. RxBazaar.com, Inc. was incorporated in October 1999 to create an online marketplace for the purchase and sale of brand and generic pharmaceutical and related products. RxBazaar.com is fully operational and is currently selling products to its base of over 4,500 customers.

         RxBazaar.com's strategy is to enable the following e-commerce capabilities:

     o Sale of pharmaceuticals to independent pharmacies, chain drug stores, institutional pharmacies, and hospitals.

     o Providing a marketplace where manufacturers, distributors, and wholesalers can dispose of overstocks and short dated products in an efficient and confidential manner.

     o Providing sophisticated "search" engine capabilities allowing buyers and sellers to quickly access specific items, specials or other types of deals in a user-friendly environment.

     o Utilizing a sophisticated data mining environment to generate customer insights and create targeted sales campaigns.

     o   Serving as a "portal" for the pharmaceutical community.


         As of this date, RxBazaar.com has approximately 30 employees of which 15 work in sales and administration and the rest work in software and systems development.

         RxBazaar.com is located at 11895 Kemper Springs Drive Cincinnati, Ohio 45240, in a 14,000-square foot office and warehouse facility. RxBazaar.com's corporate headquarters are at 11895 Kemper Springs Drive, Cincinnati, Ohio 45240. The telephone number at RxBazaar.com's corporate office is (800) 255-8475 and the facsimile number is (888) 999-4368. RxBazaar.com's website address is www.rxbazaar.com.

REASONS FOR THE SALE OF SUPERIOR

         BACKGROUND

         DynaGen, Inc. was founded in 1988 to develop proprietary new drugs. Since 1996 we have become a developer and manufacturer of generic drugs and a marketer and distributor of brand name and generic drugs. Our 1996 acquisition of Able Laboratories created an opportunity for the development and manufacture of generic drugs. The Superior and Generic Distributors acquisitions, in 1997 and 1998 respectively, created our distribution operations.

         WHY WE HAVE DECIDED TO SELL SUPERIOR

         Strategic Reasons
         -----------------

         Pharmaceutical manufacturing and pharmaceutical sales and distribution each require significant capital and management resources. We believe that our combination of generic drug manufacturing and distribution operations has not created a strategic advantage. We have been divided, financially and managerially, by maintaining both manufacturing and distribution capabilities. As a result, both areas have lacked the management focus and capital funding necessary to become a strong competitor in either sector of the generic drug business.

         Because the gross margins achieved by manufacturing operations are typically higher than those in the distribution business, we have focused resources on our Able Laboratories operations, including upgrading the 46,000-square foot facility, aggressively developing new products and filing FDA applications for numerous generic drugs. Meanwhile, immediately after we acquired it Superior began experiencing a sharp and steady decline in its sales and margins. The decline was initially due, in part, to the loss of key personnel immediately after the acquisition, which resulted in the loss of business with certain federal and corporate accounts. Also, price pressure in the generic drug industry caused further erosion in Superior's margins. Generic Distributors also experienced a decline in sales and margins, primarily due to price erosion in the industry. Although we provided ongoing capital to the subsidiaries' operations, we do not believe that we have sufficient capital to continue to do so.

         We currently operate a combined generic drug manufacturing and distribution business. However, management believes that this combination has not created any strategic advantage in the generic drug business. The gross margins we can achieve through our manufacturing operations are typically higher than those in the distribution business. Also, as a distributor Superior purchases and sells drugs manufactured by Able's direct competitors. We believe that this has caused Superior to sometimes be viewed as a competitor by other manufacturers, which has impaired Superior's ability to negotiate satisfactory terms in its purchase agreements. Because of these factors, we have decided to focus our future efforts on the manufacturing of generic drugs.

         Financial Reasons -- Need to Replace Fleet Capital Loan
         -------------------------------------------------------

         A more critical reason for us to sell Superior is to improve our financial position. To finance the Able Laboratories, Superior and Generic Distributors acquisitions, we entered into three separate lending agreements. The lenders acquired security interests in each of the operating subsidiaries, and because we had three separate lenders, we were restricted from combining our assets and cash flows among the subsidiaries. Furthermore, the downturn in Superior and Generic Distributors' sales performance caused a severe shortage in working capital and covenant defaults with all three lenders.

         During 1998 and 1999, we sought an alternate credit facility that would allow us to operate on a fully integrated basis. In November 1999, we secured a $14 million line of credit for working capital from Fleet Capital which provided us with better liquidity and capital resources. The Fleet Capital financing was utilized to further integrate operations.

         Despite having this financing, we have continued to face a working capital shortage due to research and development investment, declining margins on Superior sales and restrictive covenants of the Fleet Capital credit facility. We have experienced covenant defaults in connection with the Fleet credit facility, and Fleet has imposed further restrictions. As a result, we have committed to seek alternate lenders by the end of 2000. If we fail to obtain alternate financing, we will experience continued working capital shortage and, most likely, a further decline in the value of the business. If Fleet Capital imposes any further restrictions or reductions in their lending then we will most certainly face serious disruption in our operations. It is therefore imperative that we repay the Fleet Capital loan in full.

         Conclusions of Management and The Board of Directors
         ----------------------------------------------------

         We believe that our experience over the past three years shows that a distribution operation adds little advantage in achieving our strategic plan for success in a targeted sector of the generic drug business. Also, while both Superior and Generic Distributors are marginally profitable, each consumes significant management attention and resources.

         It is management's opinion that the sale of Superior is in the best interest of DynaGen and our stockholders because:

     o The sale of Superior, along with our planned sale or other disposition of Generic Distributors, will result in the elimination of substantially all of DynaGen's debt.

     o We will be able to focus management resources on higher-margin manufacturing operations and achieve greater value for our shareholders.

         A special committee of our Board of Directors, made up of three disinterested directors, has endorsed management's decision to undertake a strategic shift in the focus of our core business and the sale of Superior and Generic Distributors. The special committee considered the following factors regarding the Superior sale:

     o The net consideration received as a result of the sale will be sufficient to repay our senior secured lender.

     o Our obligations to our subordinated lenders will be relieved, subject to our continued guarantee should RxBazaar.com fail to repay the lenders.

     o Superior has contributed marginally to our cash flow since its acquisition.

     o The improved cash flow resulting from our debt reduction in connection with the sale of Superior will permit us to extend and expand our research and development activities at Able.

     o In the opinion of our financial advisor, Context Capital Group, the consideration we will receive in connection with the sale of Superior is fair to DynaGen from a financial point of view on the date of its opinion. A copy of the Context Capital opinion is attached to this proxy statement as Appendix B. Please review the opinion carefully. See "Opinion of Context Capital Group" below. The board and the special committee reasoned that, among other things, if the consideration is fair to DynaGen, then it is also fair to DynaGen's stockholders.

     o The Board of Directors can terminate the merger agreement and accept a better proposal, if it determined that it had to do so in order to discharge its fiduciary obligations.

         The special committee also identified and considered the following risks and potentially negative factors in its deliberations concerning the sale of Superior:

     o The sale of Superior disposes of the source of approximately 74% of our 1999 gross revenues, which may be difficult to replace in the short term.

     o Our guarantee of the subordinated debt to be assumed by RxBazaar.com could have the effect of reducing the cash purchase price, if we were required to repay the debt upon RxBazaar.com's default.

     o Our separate agreement to issue DynaGen common stock if a potential equity investor in RxBazaar.com elects to cancel its RzBazaar.com stock could also dilute the equity interest of DynaGen's shareholders.

         The special committee weighed these factors in view of the fact that the proposal from RxBazaar.com achieves our most immediate and critical objective of paying off the Fleet Capital loan. In sum, the special committee concluded the risks of the transaction, including those relating to possible dilution to DynaGen, were substantially outweighed by the potential benefits of the merger.

INTERESTS OF CERTAIN DYNAGEN OFFICERS AND DIRECTORS IN THE MERGER

         In considering our recommendation to approve the transaction, you should recognize and consider the various relationships that exist between DynaGen and RxBazaar.com. The personal interests of certain of our directors and officers create a direct conflict of interest. These interests include:

     o As of October 1, 2000, DynaGen beneficially owned 1,700,000 shares or 8.9% of the common stock of RxBazaar.com and has a warrant to purchase an additional 1,200,000 shares at a price of $2.50 per share.

     o As of October 1, 2000, Dhananjay G. Wadekar, our Executive Vice President and a director of DynaGen owned 2,000,000 shares or 10.5% of the outstanding stock of RxBazaar.com and two trusts for the benefit of Mr. Wadekar's minor children owned 2,000,000 shares or 10.5% of the outstanding stock of RxBazaar.com. Mr. Wadekar is also President and a Director of RxBazaar.com.

     o C. Robert Cusick, President and Chief Executive Officer and a director of DynaGen, is also a Director of RxBazaar.com and owns 4,000,000 shares or 21% of the outstanding stock of Rxbazaar.com.

     o As of October 1, 2000, Dennis Smith, President of Superior, owned 1,000,000 shares or 5.3% of the outstanding stock of RxBazaar.com.

         You should recognize that Messrs. Wadekar and Cusick have a direct conflict of interest because of their ownership of stock in RxBazaar.com, their service on the board of directors of RxBazaar.com, the protection of indemnification and liability insurance and other reasons. The special committee of the Board of Directors of DynaGen was aware of these interests and took these interests into account in approving the proposed business combination. The agreement between DynaGen and RxBazaar.com was negotiated on behalf of DynaGen primarily by one of our outside directors, who has no connection with or relationship to RxBazaar.com. The agreement was approved by a special committee consisting of three of our directors who have no connection with or relationship to RxBazaar.com.

BACKGROUND OF THE TRANSACTION

         In May 1999, Mr. Cusick, Chairman and CEO, and Mr. Wadekar, Executive Vice President of DynaGen, along with Dennis Smith, began evaluating opportunities to increase DynaGen's sales using the internet. Their initial review consisted of contacting other internet companies, discussing and evaluating the regulatory framework under which an internet-based pharmaceutical sales would operate. Management of DynaGen paid close attention to several internet pharmaceutical distribution ventures that completed public offerings over the next several months, reviewing the publicly available information. Based on this review and management's experience, it became apparent that an internet-based retail pharmaceutical operation would not likely be a viable business opportunity for DynaGen.

         In August 1999, Mr. Cusick met with Wayne Corona, an experienced entrepreneur in the branded drug distribution market. In August and September 1999, Mr. Corona met with Messrs. Cusick, Smith and Wadekar to discuss the possibility of bringing his expertise in branded drug distribution to complement Superior's generic distribution business. In September 1999, Messrs. Wadekar and Cusick met with Anand Adya, who was then a senior manager with Andersen Consulting. Mr. Adya's expertise included internet-based solutions for e-commerce, developing data mining software and customer relationship management tools.

         DynaGen management continued to review developments in the business-to-consumer and business-to-business internet markets. It became apparent that Superior's distribution operations might be well-suited to supporting a business-to-business portal for buying and selling generic and branded drugs. DynaGen asked an independent development firm to provide an estimate of development costs. Based on this estimate of development costs, as well the projected working capital needed to support a successful business-to-business venture, we came to the conclusion that the necessary financing would be difficult to obtain given our financial condition.

         On September 11, 1999, at a regular board of directors meeting, Messrs. Wadekar and Cusick presented this opportunity to the board of directors. The board members discussed the various factors involved with the proposal. After considering the opportunity, the board determined that e-commerce activities were too far from our core strength of drug development and manufacturing. Because the substantial financial and corporate resources that could be required to develop and implement an e-commerce market plan, and the risks and uncertainties associated with e-commerce business, such as the impact of losses of a new subsidiary that might affect our balance sheet and the net worth, the directors unanimously resolved to approve Messrs. Cusick and Wadekar's pursuit of the above-described business opportunity outside of DynaGen.

         In October 1999, Messrs. Wadekar and Cusick met with Mr. Corona and others to continue their planning and to formalize their relationship. RxBazaar.com was incorporated in Delaware on October 23, 1999.

         In November and December RxBazaar.com management continued their market survey and met at Superior's facility for systems analysis and design of the web portal. During this and several subsequent visits and further analysis it became clear that the licensing and contracts that Superior has with its suppliers could benefit RxBazaar.com and that RxBazaar.com's launch time and cost could be reduced if RxBazaar.com entered into a strategic relationship with Superior.

         In January and February 2000, Mr. Shikhar Ghosh, co-founder and a director of Rzbazaar.com, held several meetings to evaluate financing options and develop a strategic plan for RxBazaar.com. In February 2000, RxBazaar.com management decided that, among other strategic alternatives, RxBazaar.com should consider acquiring Superior to gain time, cost and infrastructure advantage. Throughout the summer of 2000, the two companies held discussions from time to time regarding a possible acquisition of Superior by RxBazaar.com. We initiated discussions with Context Capital Group to assist us in evaluating a possible transaction.

         In March 2000, Anand Adya joined RxBazaar.com as chief technology officer and took over all its information technology activities, and in April 2000 RxBazaar.com launched the first release of its Internet portal.

         From March 2000 on, RxBazaar.com management met with several venture capitalists, private equity investors, as well as analysts and investment bankers from several investment banking firms.

         On May 31, 2000, our board of directors met following our annual meeting of stockholders. Among other things, the directors discussed the possible sale of Superior to RxBazaar.com. The directors discussed the business and accounting impact of the proposed transaction. At this meeting, the board confirmed that because of conflicts of interest of Messrs. Wadekar and Cusick, three disinterested directors, Harry Silverman, James Klint and F. Howard Schneider, would act as a special committee of the board to review and approve the proposed transaction with RxBazaar.com.

         In September 2000, RxBazaar.com received a commitment for a senior secured working capital line of credit. During this time RxBazaar.com also continued negotiating with sources of equity financing for an equity investment of $4.5 million.

         On September 27, 2000, DynaGen and RxBazaar.com, along with respective counsel, met to begin negotiating a purchase of Superior by RxBazaar.com. From September 27, 2000, through October 20, 2000, RxBazaar.com management and counsel conducted due diligence on Superior and its assets. During this time representatives of the two companies also negotiated a purchase and sale agreement.

         From September 27, 2000, through October 20, 2000, our board of directors, including the special committee of our outside directors, consulted individually with Context Capital Group from time to time regarding the transaction.

         On October 20, 2000, our board of directors met to consider the proposed transaction. A senior representative of Context Capital Group attended the board meeting and made a presentation to the board of its analysis of the proposed transaction. Messrs. Wadekar and Cusick attended part of the meeting and answered questions from the special committee of three non-officer directors. Messrs. Wadeker and Cusick then recused themselves from the meeting. Context Capital provided the special committee with its oral opinion that the proposed transaction was fair to DynaGen from a financial point of view. The special committee voted unanimously to approve the transaction and the merger agreement was executed by a representative of each party.

TERMS OF THE TRANSACTION

         The discussion of the cash merger and the description of the material terms of the agreement and the plan of merger, which is sometimes referred to in this document as the merger agreement, is subject to and qualified in its entirety by reference to the merger agreement itself. A copy of the merger agreement is included as Appendix A for your convenience. The merger agreement is incorporated by reference in this proxy statement.

         GENERAL

         Under the merger agreement, RxBazaar.com, Inc. will acquire Superior Pharmaceutical Company in a cash merger. Under the merger agreement, a wholly-owned subsidiary of RxBazaar.com, Inc. will merge with Superior Pharmaceutical Company in a cash transaction. The transaction is valued at a total of approximately $12,248,875. At the closing:

     o   We will receive a cash payment of $4,000,000.

     o RxBazaar.com will assume our existing 13.5% senior subordinated debt in the amount of $2,248,875.

     o RxBazaar.com will become obligated to pay and will pay us and our Able Laboratories subsidiary approximately $6,000,000 in respect of existing intercompany advances and accounts payable that are currently eliminated as intercompany accounts on our consolidated financial statements.

     o We will continue to guarantee the payment of the 13.5% senior subordinated debt.

         STATEMENTS, REPRESENTATIONS AND WARRANTIES BY THE PARTIES

         The merger agreement contains statements made by us about ourselves and about Superior called representations and warranties that are typical of an agreement of this type. They include, among other things, statements that:

     o we have the authorization of our board of directors and stockholders to enter into the agreement;

     o we have disclosed all legal proceedings involving DynaGen or any of our subsidiaries to RxBazaar.com;

     o   we have provided a list of all intellectual property owned by Superior;
         and

     o we have the authority to carry on our business as it is currently being conducted.

         The merger agreement also contains a number of similar representations and warranties made by RxBazaar.com and its acquisition subsidiary. You can review the representations and warranties in the copy of the merger agreement attached to this proxy statement as Appendix A.

         The merger agreement provides that the representations and warranties of all parties to the merger agreement will survive and continue in effect until the earlier of the second anniversary of the date of the merger or the date on which RxBazaar.com's accountants deliver their report of the financial statements of RxBazaar.com for the first complete fiscal year following the merger.

         CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement contains various covenants, or promises, that govern our actions and those of RxBazaar.com and Superior prior to the completion of the transaction.

         These covenants require all parties to the merger agreement to take action or refrain from taking action with respect to various matters. Among other things, each party agrees:

     o to fully cooperate with the other parties by furnishing information or performing actions reasonably requested by any other party, which information or action is necessary to the speedy and successful completion of the merger;

     o to keep confidential all information furnished by one party to any other party in connection with the merger agreement;

     o to consult each other before issuing any press release or other public statements with respect to the merger; and

     o   in general, to use its best efforts to complete the merger.

         DynaGen and Superior also agree, among other things, to:

     o conduct their respective businesses in the usual and normal course and to refrain from any extraordinary transactions; and

     o refrain from soliciting any person or group concerning any business combination involving Superior until either the completion of the merger or the termination of the merger agreement.

         The merger agreement also contains a number of provisions requiring RxBazaar.com to take or refrain from taking certain actions before the completion of the merger.

         CONDITIONS TO THE MERGER

         The completion of the transaction depends upon the satisfaction of a number of conditions. The obligations of all parties to the merger agreement include, among other things:

     o   the merger agreement must be approved by our stockholders;

     o no court order or other legal restraint or proceeding that would prevent the completion of the merger can be in effect or pending; and

     o the representations and warranties of all parties to the merger agreement must be true as of the date of the completion of the merger.

         In addition, RxBazaar.com's obligation to complete the merger depends on the satisfaction of the following conditions, among other things:

     o there will have been no material adverse change in the business, assets, results of operations, prospects or financial condition of Superior;

     o RxBazaar.com will have received at least $4,500,000 of new equity capital;

     o RxBazaar.com will have received the consent of the holders of our senior subordinated debt to the assumption of such debt by RxBazaar.com;

     o RxBazaar.com will have received a line of credit in an amount equal to or exceeding $12,500,000; and

     o RxBazaar.com will have received the consent of the landlord of Superior's offices stating that the merger will not be considered a default under Superior's current lease.

         TERMINATION OF THE AGREEMENT

         The merger agreement may be terminated prior to its completion if:

     o both DynaGen and RxBazaar.com consent to the termination of the agreement;

     o one party causes a material breach of the agreement and the non-breaching party decides to terminate the merger agreement;

     o   the stockholders of DynaGen or Superior do not approve the transaction;

     o a court or other governmental body issues a final order prohibiting the merger;

     o the closing of the merger has not occurred by November 30, 2000, due to the inability of RxBazaar.com to secure $4,500,000 in equity investment or a line of credit of at least $12,500,000; or

     o After investigation of Superior's business and financial records, RxBazaar.com determines the state of Superior's business is unsatisfactory.

         DYNAGEN BOARD'S RIGHT TO TERMINATE IN CASE IT RECEIVES A MORE ATTRACTIVE PROPOSAL

         In addition to the events that permit termination listed above, our board of directors can terminate the merger agreement if, before the closing, they receive a proposal for the sale of Superior that is more beneficial to our stockholders, such that the exercise of their fiduciary duties requires them to pursue the proposal. If we terminate the agreement for this reason, then we will be obligated to pay RxBazaar.com's reasonable out-of-pocket expenses associated with the proposed transaction.

         INDEMNIFICATION

         The merger agreement provides that the representations and warranties of all parties to the agreement will survive the closing of the merger and continue in effect until the earlier of (i) the second anniversary of the date of the merger or (ii) the release by RxBazaar.com of audited financial statements that include the combined operations of RxBazaar.com and Superior for the year ended December 31, 2001. As part of the merger, DynaGen and RxBazaar.com agree to indemnify each other for damages incurred by one party due to the breach of a representation or warranty or non-fulfillment of a covenant by the other party. In addition, we agree to indemnify RxBazaar.com for damages incurred due to a claim by any current or former stockholder of Superior asserting ownership rights, rights under the Company's charter or bylaws, wrongful repurchase of shares, preemptive rights, or liabilities arising in connection with the pending Generic Distributors litigation. Neither party shall be entitled to indemnification by the other party for damages less than $100,000. If a party incurs damages above $100,000, the party will be entitled to recover only amounts over $100,000 subject to limitations on the aggregate amount. Our obligation to indemnify RxBazaar.com is limited to an aggregate of $4,000,000 provided, however, that our obligation to indemnify RxBazaar may be increased to an aggregate of $6,248,875 in the event of a breach of a representation or warranty or non-fulfillment of a covenant that we had knowledge of prior to the closing of the merger. RxBazaar.com's obligation to indemnify us is limited to an aggregate of $4,000,000.

         CLOSING AND EFFECTIVE TIME

         If all of the conditions to the merger agreement are satisfied or waived, then the parties intend to complete the merger as soon as practicable after our stockholders approve the transaction. Upon the closing of the transaction, the parties will file a certificate of merger with the Secretary of State of Delaware and the Secretary of State of Ohio. The merger will be legally effective at the time of the filing. If our shareholders approve the transaction, we believe that the merger will become effective within two (2) business days following approval of the transaction.

OPINION OF CONTEXT CAPITAL GROUP

         Context Capital Group acted as our financial advisor in connection with the proposed sale of Superior, and assisted our board and the special committee in its examination of whether the transactions contemplated by the merger agreement are fair, from a financial point of view, to DynaGen as Superior's sole stockholder. Context Capital Group is an independent investment banking and financial advisory firm, providing valuation and financial advisory services to middle market corporate clients. We selected Context Capital Group as our financial advisor based upon Context Capital Group's experience, ability and reputation for providing fairness opinions and other advisory services on a variety of corporate transactions of a size and type similar to the proposed transaction.

         On October 20, 2000, Context Capital Group gave its oral opinion to the special committee of the board to the effect that, as of the date of such opinion, the transactions contemplated by the merger agreement are fair, from a financial point of view, to DynaGen as the sole shareholder of Superior. Context Capital Group confirmed its opinion in writing on October 20, 2000.

         In arriving at its fairness opinion, Context Capital Group reviewed, among other items, the final draft agreement and plan of merger; our annual reports filed on Form 10-KSB, including our audited financial information for the last two fiscal years; our interim announcements and unaudited quarterly reports on Form 10-QSB, and other public information of ours; unaudited financial information for Superior for the last two fiscal years and unaudited quarterly financial information for Superior; and operating and financial information that we supplied to Context Capital Group for purposes of its evaluation, including pro forma information and internal budgets. Context Capital Group also reviewed our historical stock market prices and trading volumes.

         Context Capital Group reviewed industry and financial information, which included, among other items, financial and stock market data relating to publicly held companies that Context Capital Group considered relevant for comparative purposes. All industry information and data on public companies considered comparable to Superior and used in Context Capital Group's analysis were obtained from regularly published industry and investment sources. In addition, Context Capital Group held discussions with our senior management regarding past, current, and projected operations of Superior. Context Capital Group took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation. Context Capital Group did not make any independent evaluations or appraisals of Superior's assets or liabilities.

         In performing its analysis and rendering its opinion, Context Capital Group relied on the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including our management and Superior's management, and did not attempt to independently verify any such information. Context Capital Group prepared its written opinion effective as of October 20, 2000. The opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date. We did not place any limitation upon Context Capital Group with respect to the procedures followed or factors considered by Context Capital Group in rendering its opinion. We negotiated the consideration to be paid to us by RxBazaar.com before we engaged Context Capital Group to provide an opinion on the transaction.

         THE FULL TEXT OF THE WRITTEN FAIRNESS OPINION OF CONTEXT CAPITAL GROUP, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY CONTEXT CAPITAL GROUP IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU ARE URGED TO READ THE CONTEXT CAPITAL GROUP OPINION IN ITS ENTIRETY. THE OPINION WAS RENDERED WITHOUT REGARD TO THE NECESSITY FOR, OR LEVEL OF, ANY RESTRICTIONS, OBLIGATIONS OR UNDERTAKINGS WHICH MAY BE IMPOSED OR REQUIRED IN THE COURSE OF OBTAINING REGULATORY APPROVALS FOR THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT. THE CONTEXT CAPITAL GROUP OPINION IS NOT A RECOMMENDATION TO YOU ABOUT HOW TO VOTE AT THE SPECIAL MEETING.

         Context conducted its analysis under the assumption that the sale proceeds to DynaGen will be cash of $4,000,000, plus settlement of intercompany accounts of approximately $6,100,000, plus assumption of debt of $2,248,875. Context Capital therefore valued the total transaction at approximately $12,348,875 for the purpose of its opinion.

         In preparing its opinion to our board, Context Capital Group performed a variety of financial and comparative analyses regarding the valuation of Superior including (i) a discounted cash flow analysis of the projected free cash flow of Superior; (ii) a comparison of financial performance and market valuation ratios of Superior with those of publicly traded companies Context Capital Group considered relevant for purposes of its opinion; and (iii) a review of recent control transactions involving companies in the generic drug distribution industry. In addition, Context Capital Group conducted the analyses it deemed appropriate for purposes of its opinion.

         DISCOUNTED CASH FLOW ANALYSIS. Context Capital performed a discounted cash flow analysis of the projected free cash flows of Superior. Context Capital relied upon estimates provided by management of Superior. Based on the analysis, the discounted cash flow of Superior was below the total value of the acquisition that Context used as a measurement.

         None of the projections reviewed by Context Capital or disclosed in this proxy statement were reviewed by independent auditors, nor were they prepared in accordance with generally accepted accounting principles. The projections were based on numerous estimates and other assumptions and are inherently subject to significant uncertainties and contingencies. There is no assurance that the projections will be achieved. Neither we nor any other person considers such projections to be an accurate prediction of future events.

         COMPARABLE COMPANY ANALYSIS. In the comparable company analysis, Context Capital selected a set of publicly traded companies based on comparability to Superior. Although no single company chosen is exactly similar to Superior, these companies share many of the same operating characteristics and are affected by many of the same economic forces. The value of Superior was derived from the rate at which these companies are capitalized in the market, after adjusting for differences in operations and performance using measurements that included, but were not limited to, historical and expected revenue and profit growth, profitability margins, and returns on capital. The valuation multiples that Context Capital analyzed included, but were not limited to, enterprise value (total value of common equity and, preferred stock plus any extraordinary balance sheet items and the book value of debt assumed less cash) as a multiple of earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and enterprise value as a multiple of revenues. The following table compares Superior to selected publicly traded companies.

                                                                   Selected Publicly Traded Companies
                                             Superior           ----------------------------------------
                                          Pharmaceutical        Low       High        Mean        Median
                                          --------------        ---       ----        ----        ------
Enterprise Value/Revenue                        .5x             .1x         .9x         .4x         .2x
Enterprise Value/EBIT                         12.3x            6.8x       20.3x       13.7x       14.3x
Enterprise Value/EBITDA                       11.1x            5.9x       17.0x       11.6x       13.2x
Enterprise Value/Net Income                   36.1x           18.4x       56.5x       37.8x       36.5x

         COMPARABLE TRANSACTION ANALYSIS. In the comparable transaction analysis, Context Capital Group analyzed and reviewed publicly disclosed transactions completed within the pharmaceutical distribution industry over the past two years. Although no single transaction completed is exactly similar to the transaction contemplated, these transactions share many of the same characteristics and are affected by many of the same economic forces. The transaction multiples that Context Capital analyzed included, but were not limited to, purchase price (defined as cash, stock, and notes paid plus any extraordinary balance sheet items and bank debt assumed less any cash on the books in exchange for the stock or selected assets of the target company) as a multiple to earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, purchase price to EBIT, purchase price to revenue, and purchase price to net income.

                                                                   Comparable
                                                                  Transactions
                                       Superior Pharmaceutical       Average
                                       -----------------------       -------
         Purchase Price/Revenue                   .5x                   .2x
         Purchase Price/EBIT                    12.3x                 11.5x
         Purchase Price/EBITDA                  11.1x                 11.2x
         Purchase Price/Net Income              36.1x                 26.2x

         FEE AND OTHER INFORMATION

         We paid a fee of $40,000 to Context Capital in connection with its opinion to our board. We also reimbursed Context Capital for its out of pocket expenses and agreed to indemnify Context Capital for liabilities it might incur in connection with the assignment. No portion of the fee we paid to Context Capital was contingent upon the conclusion reached in its opinion. We have not paid Context Capital any other compensation during the past two years and no further compensation is contemplated. Furthermore, we have had no other relationship at any time with Context Capital, and we have not agreed to engage Context Capital to provide any services in the future.

NO CHANGES TO THE RIGHTS OF SECURITY HOLDERS; NO DISSENTER'S RIGHTS

         Our stockholders will not experience any change in their rights as stockholders as a result of our sale of Superior. Dissenting stockholders will not have appraisal rights in connection with the business combination under Delaware law or under DynaGen's Certificate of Incorporation or By-laws.

FEDERAL INCOME TAX CONSEQUENCES

         Our sale of Superior to RxBazaar.com is a transaction taxable to DynaGen. However, we have significant net operating loss carryforwards and, accordingly, we believe that no tax will be imposed on DynaGen in connection with the merger.

ACCOUNTING TREATMENT

         For accounting purposes, we will treat the sale of Superior as the sale of our investment in Superior. Our gain on the sale will equal the gross proceeds received less the carrying value of our investment in Superior. We believe that our net gain will be about $1,500,000 at the closing.

         A representative of Wolf & Company, P.C., our independent auditors, is expected to be present at the special meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the DynaGen's voting securities as of October 13, 2000, by (i) each person or entity known to us to own beneficially five percent or more of any series of preferred stock and common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each beneficial owner has sole voting and investment power with respect to the shares shown.

COMMON STOCK:
------------

                                                                   NUMBER OF SHARES                PERCENT
                                                                     BENEFICIALLY             OF COMMON STOCK
           NAME AND ADDRESS OF BENEFICIAL OWNER(1)                     OWNED (2)                 OUTSTANDING
           ---------------------------------------                     ---------                 -----------
Generic Distributors Limited Partnership.................            5,106,383 (3)                  5.7%
        1611 Olive Street
        Monroe, LA 71201

The Endeavor Capital Fund S.A............................            5,167,173 (4)                  5.7%
        c/o Endeavor Management
        14/14 Divrei Chaim Street
        Jerusalem, 94479 Israel

Kenilworth LLC...........................................           14,072,948 (5)                 14.2%
        c/o Thomason Kernaghan
        365 Bay Street, 10th Floor
        Toronto, Ont. M5H 2V2

C. Robert Cusick.........................................            7,690,000 (6)                  8.3%

Dhananjay G. Wadekar.....................................            7,140,000 (7)                  7.8%

F. Howard Schneider......................................            1,008,000 (8)                  1.2%

Harry Silverman..........................................              883,333 (9)                  1.0%

James Klint .............................................              233,333 (10)                  *

All directors and executive officers as a group
   (5 persons)............................................          16,954,666 (11)                18.2%

----------------------
* Represents beneficial ownership of less than 1.0%.

(1) Unless otherwise noted, each stockholder's address is c/o DynaGen, Inc., 1000 Winter Street, Suite 2700, Waltham, Massachusetts 02451.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable by December 12, 2000 (60 days after October 13, 2000), are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 85,106,276 shares of common stock outstanding on October 13, 2000, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. The information as to each person has been furnished by such person.
(3) Includes 4,468,085 shares of common stock issuable upon conversion of the Series E Preferred Stock and 638,298 shares of common stock issuable upon conversion of the Series F Preferred Stock. The terms of the Series E Preferred Stock and Series F Preferred Stock prohibit the holder from converting shares of Series E Preferred Stock and Series F Preferred Stock if such conversion would result in the beneficial ownership of more than 4.9% of the outstanding common stock.
(4) Includes 5,167,173 shares of common stock issuable upon conversion of the Series K Preferred Stock. The terms of the Series K Preferred Stock prohibit the holder from converting shares of Series K Preferred Stock if such conversion would result in the beneficial ownership of more than 4.9% of the outstanding common stock.
(5) Includes 10,425,532 shares of common stock issuable upon conversion of the Series M Preferred Stock and 3,647,416 shares of common stock issuable upon conversion of the Series K Preferred Stock. The terms of the Series M Preferred Stock and Series K Preferred Stock prohibit the holder from converting shares of Series M Preferred Stock and Series K Preferred Stock if such conversion would result in the beneficial ownership of more than 4.9% of the outstanding common stock.
(6) Includes 7,000,000 shares of common stock subject to options exercisable by December 12, 2000.
(7) Includes 7,000,000 shares of common stock subject to options exercisable by December 12, 2000.
(8) Includes 1,000,000 shares of common stock subject to options exercisable by December 12, 2000.
(9) Includes 22,500 shares of common stock subject to a warrant exercisable by December 12, 2000; and includes 83,333 shares of common stock subject to options exercisable by December 12, 2000.
(10) Includes 83,333 shares of common stock subject to options exercisable by December 12, 2000.
(11) Includes 15,189,166 shares of common stock subject to options, warrants, or convertible notes exercisable by December 12, 2000.

PREFERRED STOCK:
----------------

                                                                  NUMBER OF SHARES                PERCENT
                                                                    BENEFICIALLY            OF PREFERRED STOCK
                  NAME OF BENEFICIAL OWNER                            OWNED (1)               OUTSTANDING (2)
                  ------------------------                            ---------               ---------------
     Generic Distributors Limited Partnership............             12,000(3)                    31.9%
          1611 Olive Street
          Monroe, LA 71201
     The Endeavor Capital Fund S.A. .....................              8,500(4)                    22.6%
          c/o Endeavor Management
          14/14 Divrei Chaim Street
          Jerusalem, 94479 Israel
     Kenilworth LLC......................................              6,000(5)                    15.9%
          c/o Thomason Kernaghan
          365 Bay Street, 10th Floor
          Toronto, Ont. M5H 2V2
     Finova Mezzanine Capital, Inc.......................              4,507(6)                    12.0%
          500 Church Street, Suite 200
          Nashville, TN 37216
     Argosy Investment...................................              2,253(7)                     6.0%
          950 West Valley Road
          Wayne, PA 19087
     Infusion Capital Investment Corporation.............              3,240(8)                     8.6%
        932 Burke Street
        Winston Salem, NC 27101

---------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of preferred stock owned by such person, subject to community property laws where applicable.
(2) Based on 37,600 shares of voting preferred stock outstanding as of October 13, 2000, including Series B Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock.
(3) Consists of 10,500 shares of Series E Preferred Stock and 1,500 shares of Series F Preferred Stock. See "Common Stock" table.
(4) Consists of 8,500 shares of Series K Preferred Stock. See "Common Stock" table.
(5) Consists of 6,000 shares of Series K Preferred Stock. See "Common Stock" table.
(6)    Consists of 4,507 shares of Series L Preferred Stock.
(7)    Consists of 2,253 shares of Series L Preferred Stock.
(8)    Consists of 3,240 shares of Series L Preferred Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         The information set forth below should be read in connection with the financial statements and notes thereto, as well as other information contained in this proxy statement which could have a material adverse effect on our financial condition and results of operations.

         We acquired Generic Distributors on March 2, 1998. The acquisition affects the comparability of our financial statements, in that the results of Generic Distributors are included only after the acquisition date. The acquisition was accounted for a purchase. See Note 3 to our Financial Statements for the year ended December 31, 1999, entitled "Business Acquisitions."

RESULTS OF OPERATIONS

         AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999

         REVENUE: Revenues for the year ended December 31, 1999 were $29,139,553, compared to $24,980,294 for the year ended December 31, 1998. This increase of $4,159,259 is primarily the result of improved new product sales at our Able Laboratories.

         COST OF SALES: Cost of sales was approximately 84% of product sales for the year ended December 31, 1999 compared to 85% for the year ended December 31, 1998. The high percentage cost in 1999 and 1998 was due to low production and sales levels at Able, which did not support the fixed manufacturing costs of the Able facility. Cost of sales for Superior and GDI for 1999 and 1998 were 79% of product sales.

         RESEARCH AND DEVELOPMENT: Research and development expenses for the year ended December 31, 1999 were $1,713,416 or 5.9% of revenue compared to $814,108 or 3.3% of revenue for the year ended December 31, 1998. All of these expenses relate to research and biostudies conducted by Able Laboratories. The increase was primarily due to the larger number of biostudies undertaken during 1999.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses for the year ended December 31, 1999 were $8,912,374, compared to $10,912,589 for the year ended December 31, 1998. The decrease in expenses was primarily attributable to the cutbacks and reduction of staff at our headquarters and streamlining our administrative expenses.

         OTHER INCOME: Investment income was $23,011 for the year ended December 31, 1999 as compared to $174,188 for the year ended December 31, 1998. Interest and financing expenses of $2,425,730 for the year ended December 31, 1999, compared to $2,517,881 for the year ended December 31, 1998, relate primarily to private placements of debt financing and bank loans related to the Superior and GDI acquisitions.

         NET LOSS: We incurred a net loss of $10,065,098 in 1999, compared to a net loss of $13,495,868 for 1998. The change in net loss was primarily due to losses of $400,000 in 1999, and $2,500,000 in 1998, on impairment of Superior's customer lists, based on our projections of Superior's future cash flows. We plan to continue to monitor and evaluate the accuracy of these projections during 2000. If cash flows do not occur as projected, we may be required to recognize additional impairment losses.

         THREE MONTHS ENDED JUNE 30, 2000

         Revenues for the three-month period ended June 30, 2000, were $7,979,260 compared to $6,581,040 for the period ended June 30, 1999. The increase of $1,398,220 or 21% is primarily the result of improved sales due to the introduction of two new products at Able.

         Cost of sales was $6,048,339 or 76% of sales for the three-month period ended June 30, 2000, compared to $5,565,327 or 85% of sales for the period ending June 30, 1999. The Company improved its gross profit margin to 24% primarily due to the higher margins of the new products introduced by Able Laboratories. Management anticipates that the gross profit margin will continue to improve as additional new products are introduced during the latter part of fiscal 2000.

         Selling, general and administrative expenses for the three-month period ended June 30, 2000, were $2,436,784 compared to $2,365,505 for the three-month period ended June 30, 1999. Expenses for the period ended June 30, 2000, included additional professional fees and other expenses related to the Company's annual meeting.

         Research and development expenses for the three-month period ended June 30, 2000, were $759,840 compared to $322,282 for the three-month period ended June 30, 1999. All of these expenses relate to research which is currently being conducted at Able Laboratories to develop generic drugs. Management invested significant funds during the second quarter of 2000 into new products.

         Interest and other income was $757,382 for the three-month period ended June 30, 2000, compared to $447,232 for the three-month period ended June 30, 1999. Other income in 1999 consisted primarily of forgiveness of debt and other income in the corresponding three-month period of 2000 consisted of forgiveness of debt and termination of certain trade agreements. Interest and financing expenses increased by $147,713 to $524,685 for the three-month period ended June 30, 2000, from $376,972 for the three-month period ended June 30, 1999. This increase in interest expense is primarily attributable to a higher average balance on the Company's working capital line and the June 23, 1999 borrowing from the New Jersey Economic Development Authority. We also issued several warrants in connection with debt placements, the values of which are included in our financing costs.

         The Company incurred a net loss of $1,033,006 or $.02 per share for the quarter ended June 30, 2000, compared to a net loss of $1,601,814 or $.05 per share in the prior year. Overall the Company reduced its net loss by $569,000 while increasing its investment in research and development by $438,000.

         SIX MONTHS ENDED JUNE 30, 2000

         Revenues for the six-month period ended June 30, 2000, were $16,101,009 compared to $13,605,837 for the period ended June 30, 1999. The increase of $2,495,172 or 18% is primarily the result of sales of Able products.

         Cost of sales was $11,651,564 or 72% of sales for the six-month period ended June 30, 2000, compared to $11,181,983, or 82% of sales for the period ended June 30, 1999. The Company improved its gross profit margin to 28% due to the higher margins of new products manufactured at Able Laboratories.

         Research and development expenses were $1,067,589 for the six months ended June 30, 2000, compared to $498,636 for the six months ended June 30, 1999. This increase of $568,953 reflects the Company's investment in research and development for new products which are expected to be approved by the FDA in the latter part of fiscal 2000 and we anticipate that would result in new sales.

         Selling, general and administrative expenses for the six-month period ended June 30, 2000, were $4,760,822 compared to $4,356,322 for the six-month period ended June 30, 1999. The increase in expenses of $404,500 is primarily due to increases in sales, commissions and promotions, and bad debt expenses.

         We recorded an additional $400,000 of loss on impairment of Superior's customer lists in the first quarter of 1999 based on our revised projections of Superior's cash flows after reviewing Superior's performance during the first quarter of 1999.

         Investment and other income was $772,677 for the six months ended June 30, 2000, compared to $477,984 for the six-month period ended June 30, 1999. Other income in 1999 consisted primarily of forgiveness of debt and other income in the corresponding six-month period of 2000 consisted of forgiveness of debt and termination of certain trade agreements. Interest and financing expenses were $972,133 for the six-month period ended June 30, 2000, compared to $1,145,704 for the six-month period ended June 30, 1999. Interest expense was higher in 1999 due to first quarter 1999 interest expense on obligations which were settled in 1999. We also issued several warrants in connection with debt placements, the values of which are included in our financing costs.

         The Company incurred a net loss of $1,578,422 or $.03 per share for the six months ended June 30, 2000, compared to a net loss of $3,498,824 or $.10 per share in the prior year. Overall the Company reduced its net loss by $1,920,402 due to improved margins and a reduction of overall expenses.

LIQUIDITY AND CAPITAL RESOURCES

         As of June 30, 2000, we had working capital of $224,470, compared to a working capital deficit of $1,126,801 at December 31, 1999. Cash was $339,373 at June 30, 2000, compared to $310,549 at December 31, 1999. Working capital increased primarily as a result of conversions of debt to equity. We expect our cash needs for the next 12 months to be approximately $4,000,000. We expect to generate the needed cash through additional financing activities. If we are not able to raise the needed financing, we will be forced to curtail or suspend our research and development and other business activities. See "Certain Factors That May Affect Future Results."

         In November 1999, we secured a line of credit for working capital from BankBoston, N.A. (now Fleet Capital). Borrowings under the line are secured by substantially all the assets of the Company and its subsidiaries. Under this agreement, we can borrow up to 85% of our eligible accounts receivable and 60% of our eligible inventory. The bank has also extended a term loan secured by the equipment at Able. We use this line of credit primarily for our working capital needs.

         As of June 30, 2000, the Company was in default of certain loan covenants, as a result the Company and the bank have agreed to limit the borrowing on this line to $8.5 million. The Company has indicated to the bank that it will seek an alternate lender to maximize its borrowing on its assets. The Company expects to achieve this in the next several months.

         To date we have met substantially all of our capital requirements through the sale of securities and loans convertible into common stock. The negative impact of events in 1997, 1998 and 1999 has limited our ability to raise capital in a conventional sale of our securities. However, we continue to pursue additional sources of capital in order to fund the growth of Able's generic drug business and its product development efforts. If we are unable to obtain such additional financing, our ability to maintain our current level of operations would be materially and adversely affected and we would be required to reduce or eliminate certain expenditures, including research and development activities with respect to certain proposed products. We cannot give any assurance that we will raise the needed financing. If we cannot raise such financing, we will not have adequate working capital for our operations. Under such circumstances, we may have to seek protection of the bankruptcy courts.

         In October 2000, we entered into an agreement to sell our Superior Pharmaceutical Company subsidiary. In conjunction with this proposed transaction, we expect to receive a purchase price of $6,248,875 consisting of $4,000,000 in cash and the assumption of our 13.5% senior subordinated debt by the purchaser, RxBazaar.com, Inc. On closing of the transaction, RxBazaar.com is also required to settle the outstanding intercompany balances due to us in the amount of approximately $6,100,000. As of June 30, 2000 Superior owed approximately $4,141,000 of trade payables to Able Laboratories and $2,402,000 of intercompany advances to DynaGen. The total cash received at closing estimated at $10,543,000 as of June 30, 2000 will be used to payoff our Fleet Capital working capital line of credit ($8,106,827 at June 30, 2000) and our bank overdraft of $1,956,827. As a result our working capital as adjusted would have been approximately $840,000 and our cash balance would have been approximately $635,000. See "Pro Forma Financial Statements."

         We are also currently negotiating the sale of our Generic Distributors subsidiary for $1,400,000 in cash and the forgiveness of our intercompany payable to Generic Distributors. The estimated effect of this sale at June 30, 2000, would be an increase in our cash balance to approximately $1,959,000 and an increase in our working capital to approximately $1,041,000. See "Pro Forma Financial Statements."

         The payoff of our working capital line of credit and the assumption of our senior subordinated debt by RxBazaar.com would enable our Able Laboratories subsidiary to further maximize its borrowing ability on its accounts receivable, inventory and fixed assets, subject only to the existing security interest granted in connection with the New Jersey Economic Development Authority Bonds.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

         We do not provide forecasts of our future financial performance. However, from time to time, information we provide in statements made by our employees or officers may contain "forward-looking" information that involves risks and uncertainties. In particular, statements contained in this Proxy which are not historical facts constitute forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", "continue", and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. Various factors listed below, as well as any cautionary language in this Proxy, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements.

         Each forward-looking statement should be read in conjunction with the consolidated financial statements and notes thereto in this proxy statement and with the information contained therein, the factors set forth below, together with the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999, including, but not limited to, the section therein entitled "Certain Factors That May Affect Future Results."

         If the stockholders approve the sale of Superior, then we will face risks associated with focusing on a single segment of the generic drug business instead of the integrated manufacturing and distribution business we now operate. In selling Superior, we are disposing of the source of 74% of our revenue for 1999. Therefore, our business will depend completely on our ability to compete successfully as a developer and manufacturer of generic drugs.

         In addition to the above and risks and uncertainties posed generally by the generic drug industry, we face the following risks and uncertainties:

     o If we do not replace the existing Fleet Capital line of credit with a satisfactory replacement line then we will likely face significant disruption in our business;

     o our auditors have expressed doubt about our ability to continue as a going concern;

     o if we cannot raise significant additional funds, then we will have to substantially curtail our operations and investors could lose their investment;

     o if we continue to incur losses, then the value of our common stock will likely decline;

     o   we face intense competition from other manufacturers of generic drugs;

     o if the Boston Stock Exchange were to delist our common stock; we will have greater difficulty raising the capital we need to continue operations;

     o if our common stock becomes subject to penny stock rules, you may have greater difficulty selling your shares;

     o   we are obligated to issue a large number of shares of common stock;

     o the value of the common stock fluctuates widely and you could lose money on your investment in our stock;

     o   we may face product liability for which we are not adequately insured;
         and

     o intense regulation by government agencies may delay our efforts to commercialize our proposed drug products.

         Because of the foregoing and other factors, we may experience material fluctuations in our future operating results on a quarterly or annual basis which could materially adversely affect our business, financial condition, operating results and stock price.

                                  OTHER MATTERS

DISPOSITION OF GENERIC DISTRIBUTORS, INC.

         In connection with our strategy of focusing on our business of manufacturing generic drugs, we are also in negotiations to sell our Generic Distributors, Inc. subsidiary. This transaction is likely to occur before the sale of Superior.

         We consider Generic Distributors to be neither strategically important nor a cash contributor to our operations. On the contrary, Generic Distributors has experienced steady and continued losses during 1999 and 2000. Therefore, management's options are to either discontinue operations of Generic Distributors or seek a buyer. We are discussing with an independent third party a transaction in which we would sell the assets of Generic Distributors for cash. The buyer would also assume all current liabilities of Generic Distributors and employ most of its workforce. We believe this sale is in the company's best interest and we are actively pursuing completion of this transaction. We can give no assurance that we will be able to complete this sale and, if we do not, we will have no option but to discontinue the operations of Generic Distributors. Discontinuing operations at Generic Distributors would cause expenses relating to inventory liquidation and employee termination. We are not seeking stockholder approval for the disposition of Generic Distributors.

         After the sale of Superior, and assuming that the sale of Generic Distributors, Inc. goes forward as presently anticipated, then our business will consist of developing, making and selling generic drugs through our Able Laboratories, Inc. subsidiary.

CORPORATE NAME CHANGE

         At our annual meeting on May 31, 2000, stockholders approved a proposal to change our company name to "Able Laboratories Inc." We anticipate that we will effect this name change as soon as practicable after the sale of Superior. We want to change our name to help promote our Able brand in the generic drug market and to conform to our overall strategy of focusing on our core business of developing and making generic drugs.

                              STOCKHOLDER PROPOSALS

         It is contemplated that the next annual meeting of stockholders will be held on or about May 20, 2001. Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the next annual meeting of stockholders must be received at our principal executive offices not later than December 30, 2000. In addition, Section 3 of our by-laws requires that a stockholder who wishes to propose an item of business for consideration at the annual meeting must give us written notice of such item of business not less than 60 days nor more than 90 days before the date for such meeting describing any proposal to be brought before such meeting. The procedural requirements are fully set forth in Section 3 of our by-laws. In order to avoid controversy as to the date on which we received a proposal, we suggest that stockholders desiring to submit proposals do so by Certified Mail, Return Receipt Requested.

                                  MISCELLANEOUS

         The board of directors does not intend to present to the special meeting any business other than the proposals listed herein, and the board was not aware, a reasonable time before mailing this proxy statement to the stockholders, of any other business which may be properly presented for action at the special meeting. If any other business should come before the special meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

         We will mail, without charge, a copy of our Annual Report on Form 10-KSB for the year ended December 31, 1999 (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit any such written request to: Shareholder Relations, DynaGen, Inc., 1000 Winter Street, Suite 2700, Waltham, Massachusetts 02451.

                              FINANCIAL STATEMENTS



DYNAGEN, INC.:
Independent Auditors' Report...................................................................................................F-2
Consolidated Balance Sheets - December 31, 1999 and 1998.......................................................................F-3
Consolidated Statements of Loss - Years Ended December 31, 1999 and 1998.......................................................F-5
Consolidated Statements of Changes in Stockholders' Equity (Deficit) - Years Ended December 31, 1999 and 1998..................F-6
Consolidated Statements of Cash Flows - Years Ended December 31, 1999 and 1998.................................................F-7
Notes to Consolidated Financial Statements.....................................................................................F-9
Condensed Consolidated Balance Sheets (Unaudited) - June 30, 2000 and December 31, 1999........................................F-31
Condensed Consolidated Statements of Loss (Unaudited) - Three and Six Months Ended June 30, 2000 and 1999......................F-33
Condensed Consolidated Statements of Cash Flows (Unaudited) - Three and Six Months Ended June 30, 2000 and 1999................F-36
Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficit) - Six Months Ended June 30, 2000 and 1999.......F-35
Notes to Unaudited Condensed Consolidated Financial Statements.................................................................F-37



SUPERIOR PHARMACEUTICAL COMPANY
Balance Sheets (Unaudited) - June 30, 2000 and December 31, 1999...............................................................F-40
Statements of Operations (Unaudited) - Six Months Ended June 30, 2000 and Years Ended December 31, 1999 and 1998...............F-41



GENERIC DISTRIBUTORS, INC.
Balance Sheets (unaudited) - June 30, 2000 and December 31, 1999...............................................................F-42
Statements of Operations (unaudited) - Six Months Ended June 30, 2000, Year Ended December 31, 1999 and Ten Months
     Ended December 31, 1998...................................................................................................F-43



DYNAGEN, INC. UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Pro Forma Balance Sheet - June 30, 2000........................................................................................F-45
Pro Forma Statement of Loss - Year Ended December 31, 1999.....................................................................F-47
Pro Forma Statement of Loss - Six Months Ended June 30, 2000...................................................................F-47

                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors and Stockholders
DynaGen, Inc.
Waltham, Massachusetts

         We have audited the accompanying consolidated balance sheets of DynaGen, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of loss, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of DynaGen's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DynaGen, Inc. and subsidiaries as of December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations resulting in a working capital deficiency at December 31, 1999, and as discussed in Note 6 is in default on certain debt obligations. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  WOLF & COMPANY, P.C.

Boston, Massachusetts
February 11, 2000, except for Note 13 as to which the date is March 20, 2000

                                  DYNAGEN, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                  December 31,
                                                           -------------------------
                                                              1999          1998
                                                           -----------   -----------

                                     ASSETS

Current assets:
   Cash and cash equivalents                               $   310,549   $    97,045
   Accounts receivable, net of allowance for doubtful
   accounts of $270,025 and $68,133                          5,582,646     3,673,472
   Rebates receivable                                          262,380       398,724
   Inventory                                                 7,148,604     6,647,079
   Notes receivable                                             85,000       150,000
   Prepaid expenses and other current assets                   395,726       201,470
                                                           -----------   -----------
         Total current assets                               13,784,905    11,167,790
                                                           -----------   -----------
Property and equipment, net                                  3,852,842     1,685,010
                                                           -----------   -----------
Other assets:
   Customer lists, net of accumulated amortization           2,385,098     7,636,072
   Goodwill, net of accumulated amortization                      --         337,652
   Debt financing costs, net of accumulated amortization       885,988       277,325
   Deposits and other assets                                   320,794       341,601
                                                           -----------   -----------
   Total other assets                                        3,591,880     8,592,650
                                                           -----------   -----------
                                                           $21,229,627   $21,445,450
                                                           ===========   ===========

          See accompanying notes to consolidated financial statements.

                                  DYNAGEN, INC.
                    CONSOLIDATED BALANCE SHEETS - (CONTINUED)


                                                                                        December 31,
                                                                               ----------------------------
                                                                                   1999            1998
                                                                               ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Bank overdraft                                                              $       --      $    621,313
   Notes payable and current portion of long-term debt                            9,826,615      13,162,041
   Accounts payable and accrued expenses                                          5,070,285       3,805,209
   Settlement obligation, current portion                                            14,806            --
   Acquisition obligation                                                              --         4,083,000
                                                                               ------------    ------------
   Total current liabilities                                                     14,911,706      21,671,563
Warrant put liability                                                               984,769         858,435
Long term debt, less current portion                                              4,190,000       1,510,813
Settlement obligation, less current potion                                          467,589            --
                                                                               ------------    ------------
   Total liabilities                                                             20,554,064      24,040,811
                                                                               ------------    ------------
Commitments and contingencies Stockholders' equity (deficit):
   Preferred stock, $.01 par value, 10,000,000 shares authorized,
   55,924 and 52,152 shares of Series A through L outstanding,
   (liquidation value $6,468,214 and $5,212,977)                                        559             521
   Common stock, $.01 par value, 75,000,000 shares authorized,
      63,854,946 and 37,612,612 shares issued and outstanding                       638,549         376,126
   Additional paid-in capital                                                    58,341,326      47,181,545
   Accumulated deficit                                                          (58,304,871)    (50,153,553)
                                                                               ------------    ------------
   Total stockholders' equity (deficit)                                             675,563      (2,595,361)
                                                                               ------------    ------------
                                                                               $ 21,229,627    $ 21,445,450
                                                                               ============    ============

          See accompanying notes to consolidated financial statements.

                                  DYNAGEN, INC.
                         CONSOLIDATED STATEMENTS OF LOSS


                                            Years Ended December 31,
                                          ----------------------------
                                              1999            1998
                                          ------------    ------------
Sales, net                                $ 29,139,553    $ 24,980,294
Cost of sales                               24,377,890      21,283,289
                                          ------------    ------------
      Gross profit                           4,761,663       3,697,005
                                          ------------    ------------
Operating expenses:
  Selling, general and administrative        8,912,374      10,912,589
  Research and development                   1,713,416         814,108
  Loss on impairment of customer lists         400,000       2,500,000
                                          ------------    ------------
      Total operating expenses              11,025,790      14,226,697
                                          ------------    ------------
      Operating loss                        (6,264,127)    (10,529,692)
                                          ------------    ------------
Other income (expense):
  Investment income, net                        23,011         174,188
  Interest and financing expense            (2,425,730)     (2,517,881)
  Miscellaneous income                         515,528         261,376
                                          ------------    ------------
      Other income (expense), net           (1,887,191)     (2,082,317)
                                          ------------    ------------
      Net loss                              (8,151,318)    (12,612,009)
Less returns to preferred stockholders:
  Beneficial conversion feature              1,745,377         733,000
  Dividends paid and accrued                   168,403         150,859
                                          ------------    ------------
Net loss applicable to common stock       $(10,065,098)   $(13,495,868)
                                          ============    ============

Net loss per share-basic                  $      (0.20)   $      (0.67)
                                          ============    ============

Weighted average shares outstanding         51,221,275      20,059,286
                                          ============    ============

          See accompanying notes to consolidated financial statements.

                                  DYNAGEN, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                     Years Ended December 31, 1999 and 1998



                                               Preferred Stock                 Common Stock
                                        ----------------------------    ----------------------------
                                           Shares          Amount          Shares          Amount
                                        ------------    ------------    ------------    ------------
Balance at December 31,1997                   63,522    $        635       4,315,137    $     43,151
Exercise of stock options                       --              --            30,000             300
Stock issued for GDI acquisition              12,000             120            --              --
Shares issued in private placement            34,000             340            --              --
Delayed registration penalty                    --              --              --              --
Stock options and warrants issued for
   services                                     --              --              --              --
Conversion of debt                              --              --         8,281,362          82,814
Conversion of preferred stock                (57,370)           (574)     20,230,295         202,303
Conversion of related party loans               --              --         1,893,333          18,933
Common stock issued for interest                --              --           733,214           7,332
Common stock issued for services                --              --         1,829,271          18,293
Common stock issued for bonus                   --              --           300,000           3,000
Beneficial conversion feature of
   convertible note and debentures              --              --              --              --
Adjustment due to change in ownership
   of former subsidiary                         --              --              --              --
Net loss                                        --              --              --              --
                                        ------------    ------------    ------------    ------------

Balance at December 31, 1998                  52,152             521      37,612,612         376,126
Stock options and warrants exercised            --              --           363,172           3,632
Shares issued in private placements           33,000             330            --              --
Conversion of preferred stock                (39,228)           (392)     17,856,521         178,565
Conversion of debt                            10,000             100       3,407,641          34,076
Common stock issued for bonus                   --              --           125,000           1,250
Common stock issued for services                --              --         2,990,000          29,900
Common stock and warrants issued for
   Superior settlement                          --              --         1,500,000          15,000
Stock options and warrants issued for
   services                                     --              --              --              --
Net loss                                        --              --              --              --
                                        ------------    ------------    ------------    ------------
Balance at December 31, 1999                  55,924    $        559      63,854,946    $    638,549
                                        ============    ============    ============    ============






















                                          Paid In       Accumulated
                                          Capital         Deficit          Total
                                        ------------    ------------    ------------
Balance at December 31,1997             $ 40,122,386    $(37,541,544)   $  2,624,628
Exercise of stock options                      8,700            --             9,000
Stock issued for GDI acquisition           1,199,880            --         1,200,000
Shares issued in private placement         3,249,492            --         3,249,832
Delayed registration penalty                (175,000)           --          (175,000)
Stock options and warrants issued for
   services                                  303,996            --           303,996
Conversion of debt                         1,077,186            --         1,160,000
Conversion of preferred stock               (201,729)           --              --
Conversion of related party loans            276,067            --           295,000
Common stock issued for interest             169,407            --           176,739
Common stock issued for services             576,672            --           594,965
Common stock issued for bonus                128,400            --           131,400
Beneficial conversion feature of
   convertible note and debentures           175,000            --           175,000
Adjustment due to change in ownership
   of former subsidiary                      271,088            --           271,088
Net loss                                        --       (12,612,009)    (12,612,009)
                                        ------------    ------------    ------------

Balance at December 31, 1998              47,181,545     (50,153,553)     (2,595,361)
Stock options and warrants exercised          (3,532)           --               100
Shares issued in private placements        5,684,655            --         5,684,985
Conversion of preferred stock               (178,173)           --              --
Conversion of debt                         1,766,709            --         1,800,885
Common stock issued for bonus                 27,500            --            28,750
Common stock issued for services           1,069,350            --         1,099,250
Common stock and warrants issued for
   Superior settlement                     1,982,000            --         1,997,000
Stock options and warrants issued for
   services                                  811,272            --           811,272
Net loss                                        --        (8,151,318)     (8,151,318)
                                        ------------    ------------    ------------
Balance at December 31, 1999            $ 58,341,326    $(58,304,871)   $    675,563
                                        ============    ============    ============

          See accompanying notes to consolidated financial statements.

                                  DYNAGEN, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              Years Ended December 31,
                                                            ----------------------------
                                                                1999            1998
                                                            ------------    ------------
Cash flows from operating activities:
  Net loss                                                  $ (8,151,318)   $(12,612,009)
  Adjustments to reconcile net loss to net cash used
    for operating activities:
    Loss on impairment of customer lists                         400,000       2,500,000
    Beneficial conversion feature of convertible note               --           175,000
    Stock, stock options and warrants issued for services      1,939,272       1,030,161
    Depreciation and amortization                              1,784,440       3,438,497
    Adjustment due to change in ownership
      of former subsidiary                                          --           271,088
    Stock issued for interest obligation                            --           176,739
    Write-off of patent costs                                       --           224,984
 (Increase) decrease in operating assets:
    Accounts receivable                                       (1,909,174)        198,561
    Rebates receivable                                           136,344         315,252
    Inventory                                                   (501,525)      3,516,029
    Prepaid expenses and other current assets                   (194,256)        (45,518)
    Deposits and other assets                                       (933)         50,636
  Increase (decrease) in operating liabilities:
    Accounts payable and accrued expenses                      1,629,786      (3,008,549)
                                                            ------------    ------------
          Net cash used for operating activities              (4,867,364)     (3,769,129)
                                                            ------------    ------------
Cash flows from investing activities:
  Purchase of wholly-owned subsidiary                               --        (1,296,205)
  Purchase of property and equipment                          (2,586,232)       (192,005)
 (Increase) decrease in notes receivable                          65,000         (40,000)
                                                            ------------    ------------
          Net cash used for investing activities              (2,521,232)     (1,528,210)
                                                            ------------    ------------
Cash flows from financing activities:
Net proceeds from stock warrants and options                         100           9,000
  Net proceeds from private stock placements                   5,684,985       3,249,832
  Net proceeds from debt placements                            4,321,740       3,557,000
  Debt financing costs paid                                     (723,212)           --
  Payment of debt obligations                                 (2,443,104)       (335,748)
  Repayments on settlement obligations                           (57,388)           --
  Net change in lines of credit                                3,125,122      (2,029,606)
  Net change in accounts receivable factoring                   (184,830)        184,830
  Increase (decrease) in bank overdraft                         (621,313)        478,697
  Payment of Superior notes payable                           (1,500,000)       (416,666)
                                                            ------------    ------------
  Net cash provided by financing activities                    7,602,100       4,697,339
                                                            ------------    ------------

                                   (continued)


          See accompanying notes to consolidated financial statements.


Net change in cash and cash equivalents                          213,504        (600,000)
Cash and cash equivalents at beginning of year                    97,045         697,045
                                                            ------------    ------------
Cash and cash equivalents at end of year                    $    310,549    $     97,045
                                                            ============    ============

See accompanying notes to consolidated financial statements.



Supplemental cash flow information:
  Interest paid                                             $  1,890,770    $  1,279,820
  Conversion of debt and accrued interest into common stock    1,050,885       1,160,000
  Conversion of related party loans into common stock               --           295,000
  Debt issued for delayed registration penalty                      --           175,000
  Common stock and warrants issued for Superior settlement     1,997,000            --
  Conversion of debt into preferred stock                        750,000            --



SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:

On March 2, 1998, the Company purchased the net assets of Generic Distributors
Limited Partnership for $2,350,000. In connection with the acquisition, non-cash financing activities, liabilities assumed and customer lists were as follows:

  Fair value of assets acquired                             $  2,375,274
  Cash paid                                                   (1,200,000)
  Preferred stock issued                                      (1,150,000)
  Liabilities assumed                                           (658,274)
                                                            ------------
  Customer lists (exclusive of other acquisition
    costs of $96,205)                                       $    633,000
                                                            ============


Additional cash flow information is included in Notes 3 and 6.

          See accompanying notes to consolidated financial statements.

                                  DYNAGEN, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of DynaGen, Inc. (the "Company") and its wholly-owned subsidiaries, Able Laboratories, Inc. ("Able"), which is engaged in the manufacture of generic pharmaceuticals, Superior Pharmaceutical Company ("Superior") and Generic Distributors Inc. ("GDI") both of which are engaged in the distribution of generic pharmaceuticals and Apex Pharmaceuticals, Inc. which is developing therapeutic products. The consolidated financial statements no longer include the accounts of BioTrack, Inc. as described below. All significant intercompany balances and transactions have been eliminated in consolidation.

         During 1998, the Company sold 300,000 shares of its BioTrack subsidiary's common stock, recognizing a gain of $150,000, which is included in investment income. In April 1998, BioTrack redeemed 3,930,000 shares of its common stock held by the Company for a $1,000,000 promissory note. This note receivable has not been recognized in the accompanying financial statements because of the uncertainty and risks inherent in technology start-up companies. As a result of the ownership changes in BioTrack described above, the Company adjusted its investment in BioTrack in 1998 by $271,088 which was added to additional paid-in capital. The Company's ownership interest in BioTrack at December 31, 1998 was approximately 26% and this interest at December 31, 1999 was approximately 17%. Accordingly, BioTrack's financial statements are not included in the accompanying consolidated financial statements. The Company's remaining investment in BioTrack was written off in 1998. In February 1999, the Company granted options to various individuals, including each of its directors, to purchase an aggregate 1,045,000 shares at $.50 per share of the BioTrack stock owned by the Company. The options expire in February 2004.

USE OF ESTIMATES

         In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the carrying values of rebates receivable and intangible assets, the valuation of equity instruments issued by the Company and the amount of obligations due as a result of defaults on certain debt obligations. Actual results could differ from those estimates.

RECLASSIFICATIONS

         Certain amounts have been reclassified in the 1998 consolidated financial statements to conform to the 1999 presentation.

CASH EQUIVALENTS

         Cash equivalents include interest-bearing deposits with original maturities of three months or less.

REBATES RECEIVABLE

         Rebates receivable represent incentives provided by pharmaceutical suppliers based on purchases. Management has estimated its rebates based upon agreements and purchases during the year. Actual rebates could be different due to market volatility and whether the Company continues to use these suppliers.

INVENTORY

         Inventory is valued at the lower of average cost or market on a first-in first-out (FIFO) method.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation expense is provided over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful life of the asset or the life of the related lease term.

CUSTOMER LISTS

         Customer lists are amortized over estimated lives of five years.

PATENTS, TRADEMARKS AND DEFERRED DEBT FINANCING COSTS

         Patent and trademark costs, included in deposits and other assets, are amortized over a five-year period on a straight-line basis commencing on the earlier of the date placed in service or the date the patent or trademark is granted. Debt financing costs are being amortized on a straight-line basis over the term of the debt. The related amortization expense for the years ended December 31, 1999 and 1998 was $136,289 and $99,627, respectively.

         In December 1998, patents and trademarks with a net carrying value of $224,984 were written off as management is no longer actively marketing the underlying products.

REVENUE RECOGNITION

         Revenues from product sales are recognized when products are shipped.

ADVERTISING COSTS

         Advertising costs are charged to expense when incurred.

INCOME TAXES

         Deferred tax assets and liabilities are recorded for temporary differences between the financial statement and tax bases of assets and liabilities using the currently enacted income tax rates expected to be in effect when the taxes are actually paid or recovered. A deferred tax asset is also recorded for net operating loss, capital loss and tax credit carry forwards to the extent their realization is more likely than not. The deferred tax expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans generally have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to remain with the accounting prescribed in Opinion No. 25 and as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after July 1, 1995.

EARNINGS PER SHARE

         Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

         For all periods presented, options, warrants, put warrants, convertible debt and convertible preferred stock were anti-dilutive and excluded from the diluted earnings per share computations.

         The loss applicable to common stockholders has been increased by the stated dividends on the convertible preferred stock and the amortization of discounts on convertible preferred stock due to beneficial conversion features.

COMPREHENSIVE INCOME

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no other items of comprehensive income during 1999 and 1998.

SEGMENT INFORMATION

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

2.       GOING CONCERN

         The Company has incurred recurring losses from operations resulting in an accumulated deficit of $58,304,871 and a working capital deficiency of $1,126,801 at December 31, 1999. The Company is also in default on certain debt obligations, as discussed in Note 6. These circumstances raise substantial doubt about the Company's ability to continue as a going concern.

MANAGEMENT PLANS

         The following represents management's plans to improve the financial condition of the Company including curing certain financial covenants defaults and obtaining waivers wherever applicable. These plans are targeted to the specific areas listed below.

BANKBOSTON WORKING CAPITAL LOAN

         In November 1999 the Company received a working capital loan from BankBoston. The loan agreement requires the Company to achieve certain financial performance. As of December 31, 1999, the Company had not met some of the conditions and is therefore in default of certain loan covenants. Specifically, the Company has failed to meet the tangible net worth and operating cash to debt service ratios.

         Management has plans to raise additional equity to increase its stockholders' equity which is expected to cure the tangible net worth covenant. With the improvement in sales and further reduction in expenses due to the consolidation of certain general and administrative functions the Company also expects to improve its financial condition so that it can meet the covenant requirements.

BRIDGE LOANS AND UNSECURED SUBORDINATED DEBT

         During 1998 and 1999 the Company received approximately $1.0 million from certain officers, directors, consultants and unaffiliated third parties. The Company is in default of certain terms related to these borrowings.

         Management is negotiating with the unaffiliated third parties to convert the debt to equity. The officers, directors and consultants have agreed to continue to forbear from exercising their rights under the loan documents.

ADDITIONAL CAPITAL

         To date, the Company has met substantially all of its capital requirements through the sale of securities and loans convertible into common stock. The Company had three separate lenders for each of its three subsidiaries and could not consolidate its cash flows. With the completion of the BankBoston working capital line, the Company has consolidated its borrowing. This allows the Company to allocate its capital resources as needed. Management expects the capital needs for the year 2000 to be approximately $4.0 million and is currently negotiating with investors for a portion of this investment with the balance to be obtained at a future date. The Company has received initial interest from an investor and will continue to seek additional sources of capital.

         The Company has also been working with its trade creditors to reduce its obligations. Several creditors have accepted payment plans, which include periodic payments, discounts of amounts outstanding, and acceptance of shares of common stock.

3.       BUSINESS ACQUISITIONS

         SUPERIOR PHARMACEUTICAL COMPANY

         On June 18, 1997, the Company acquired all of the outstanding stock of Superior Pharmaceutical Company ("Superior"). The Company paid the shareholders of Superior $6,250,000 in cash, $4,600,000 in three year secured promissory notes, as adjusted and 166,667 shares of DynaGen's common stock with a guaranteed value of $5,000,000. DynaGen was obligated to issue to the shareholders up to an additional 1,666,667 shares of its common stock on June 18, 1998 if its common stock was not trading at an average of at least $30.00 per share and pay to the former Superior stockholders the difference between $5,000,000 and the current aggregate market value of the shares issued. The Company recorded a $4,083,000 acquisition obligation at December 31, 1997 based on the difference between the current estimated fair value of the 1,833,334 shares of common stock issued and issuable and the guaranteed value of $5,000,000.

         On July 31, 1998 DynaGen entered into a contingent settlement agreement to reduce the remaining purchase price to approximately $4,000,000. During 1998, the Company issued the former shareholders of Superior 416,167 shares of common stock in connection with a forbearance agreement which has expired. The shares were valued at $143,700 and charged to expense.

         On December 17, 1998, the former Superior stockholders commenced a civil action against the Company. In May, 1999, we settled all issues between us and the former Superior stockholders by:

         -  paying $1,500,000 in cash;

         -  issuing 1,500,000 shares of common stock;

         - issuing warrants to purchase 1,000,000 shares of common stock at a price of $0.86 per share expiring March 31, 2009;

         - issuing warrants to purchase 300,000 shares of common stock at a price of $.01 per share expiring March 31, 2009; and

         - modifying the commercial lease agreement between Superior and a company controlled by the former stockholders.

         The Superior acquisition has been accounted for as a purchase. The results of operations of Superior have been included in the Company's consolidated financial statements since the date of acquisition. The purchase price allocation as adjusted, has been based on the estimated fair values at the date of acquisition. The Company initially allocated $13,612,000 of the purchase price to customer lists based on an independent appraisal, which was being amortized on a straight-line basis over five years. In addition the Company initially recorded goodwill of $386,219, which was being amortized over 15 years.

         In the fourth quarter of 1998, the Company recorded a $2,500,000 loss on impairment of the Superior customer lists based on the Company's projection of future discounted cash flows of Superior. In the first quarter of 1999, the Company recorded an additional $400,000 loss on impairment based on a revised projection of the future discounted cash flows.

         Under the settlement the Company valued the modification of its lease agreement for additional rent, using discounted cash flows, at $539,783, to be amortized over 15 years. The Company wrote off all of its remaining obligations to the Superior shareholders. This transaction resulted in a reduction of $3,756,162 in the customer list. In addition, the goodwill balance of $329,047 was adjusted due to the settlement of the purchase price.

         Amortization of customer lists amounted to $948,972 and $2,722,400 for the years ended December 31, 1999 and 1998 respectively. Amortization of goodwill amounted to $8,605 and $25,816 for the years ended December 31, 1999 and 1998 respectively.

GENERIC DISTRIBUTORS, INC.

         On March 2, 1998, the Company through its subsidiary, Generic Distributors, Incorporated ("GDI"), completed the acquisition of substantially all of the assets and liabilities of Generic Distributors Limited Partnership ("GDLP"), of Monroe, LA. In connection with the acquisition, the Company paid the limited partnership $1,200,000 in cash, 10,500 shares of Series E Convertible Preferred Stock valued at $1,050,000 and 1,500 shares of Series F Convertible Preferred Stock valued at $100,000, for a total purchase price of $2,350,000. The Series E Preferred Stock is convertible into the Company's common shares at the then prevailing market prices. The Series F Preferred Stock is convertible into $100,000 in value of the Company's common stock at the then prevailing market prices. In addition, the Company entered into employment and consulting agreements with the sellers.

         The GDI acquisition has been accounted for as a purchase. The results of operations of GDI have been included in the Company's consolidated financial statements since the date of acquisition. The purchase price allocation was based on the estimated fair values at the date of acquisition. The company allocated $729,205 of the purchase price to customer lists, based on an independent appraisal, which is being amortized on a straight line basis over five years. Amortization of customer lists amounted to $145,840 and $121,533 for the years ended December 31, 1999 and 1998, respectively.

         Unaudited pro forma consolidated operating results for the Company, assuming the acquisition of GDI had been made as of the beginning of the fiscal year ended December 31, 1998 are as follows:

Revenues                                                    $ 26,160,317
                                                            ============
Net loss                                                    $(12,621,376)
                                                            ============
Net loss per share - basic                                  $      (0.67)
                                                            ============

         The unaudited pro forma information is not necessarily indicative either of the actual results of operations that would have occurred had the purchase of GDI been made as of the beginning of the fiscal year ended December 31, 1998 or of future results of operations of the combined companies.

4.       INVENTORY

         Inventory consists of the following:

                                                   December 31,
                                           -----------------------------
                                               1999             1998
                                           ------------     ------------
         Raw materials                     $    752,627     $    401,531
         Work-in-progress                        35,345           66,372
         Finished goods                       6,360,632        6,179,176
                                           ------------     ------------
                                           $  7,148,604     $  6,647,079
                                           ============     ============

5.       PROPERTY AND EQUIPMENT

                                                   December 31,                  Estimated
                                           -----------------------------          Useful
                                               1999             1998               Lives
                                           ------------     ------------        -----------
         Machinery and equipment           $  2,811,296     $  1,270,477          7 years
         Furniture, fixtures and computers    1,146,223        1,171,638         2-7 years
         Leasehold improvements               1,266,846          375,058          2 years
                                           ------------     ------------
                                              5,224,365        2,817,173
         Less accumulated depreciation
         and amortization                    (1,371,523)      (1,132,163)
                                           ------------     ------------
                                           $  3,852,842     $  1,685,010
                                           ============     ============

         Depreciation and amortization expense for the years ended December 31, 1999 and 1998 was $418,400 and $361,280, respectively.

6.       DEBT

         Notes payable consist of the following:

                                                            December 31,
                                                  -------------------------------
                                                     1999                1998
                                                  -----------         -----------
         Convertible note payable                 $      --           $   155,000
         Bridge loans                               1,006,389             725,000
         Accounts receivable factoring                   --               184,830
         Machinery & equipment financing              150,000             586,333
         7% convertible debenture                        --               250,000
         8% convertible debenture (see note 10)          --               328,500
         9% convertible debenture                     980,000                --
         Secured debt - Fleet Bank                       --             1,171,420
         Loan payable-- Huntington                       --             4,505,104
         Notes payable - Superior acquisition            --             3,766,667
         NJEDA bonds                                2,000,000                --
         Working capital loan - BankBoston          7,630,226                --
         Senior subordinated debt                   2,250,000           3,000,000
                                                  -----------         -----------
              Total                                14,016,615          14,672,854

         Less current portion                       9,826,615          13,162,041
                                                  -----------         -----------

              Long-term debt                      $ 4,190,000         $ 1,510,813
                                                  ===========         ===========

CONVERTIBLE NOTE PAYABLE

         On February 7, 1996, the Company issued a $2,000,000 convertible note payable in connection with a private placement. The note matured on February 7, 1998 and bears interest at 8% per annum, with interest payable quarterly in cash or the Company's common stock. The note is convertible into shares of common stock at any time at the option of the investor at a rate of 67% of the five-day average of the closing bid price per share of the Company's common stock. The value of the beneficial conversion feature at the date of issuance, based on the market value of the Company's common stock was approximately $985,000. This discount has been charged as additional interest expense and added to paid-in capital in the year ended June 30, 1996. In the year ended December 31, 1998, $380,000 of the note payable was converted for 5,452,535 shares of common stock leaving a balance of $155,000 on December 31, 1998. On January 13, 1999, the $155,000 balance of the convertible note and accrued interest of $14,914 were converted into 1,163,571 shares of common stock.

         Interest expense on the convertible note payable for the years ended December 31, 1999 and 1998 was $917 and $47,952, respectively. Amortization expense on deferred debt financing costs for the year ended December 31, 1998 was $3,060.

BRIDGE LOANS

         On December 19, 1997 the Company sold a subordinated note in the principal amount of $155,000 to a lender with an interest rate of 7% per annum. This unsecured note was payable in full with interest on January 18, 1998. In connection with this bridge loan, DynaGen agreed to issue 15,000 shares of common stock to the investor as additional consideration for the loan. This note and accrued interest of $5,924 was converted into 1,040,949 shares of common stock on March 25, 1998.

         On October 3, 1997, the Company received $250,000 in a subordinated note from an employee at an interest rate of 18% per annum due on November 30, 1997. The due date on this note was extended to June 30, 1999. This investor also received 20,000 shares of BioTrack common stock valued at $1,000 as additional consideration for the loan. During 1998, $75,000 was paid back to the employee and during 1999, the balance of $175,000 was converted to 500,000 shares of common stock. In 1999, this employee advanced $75,000 under a 10% note of which $40,000 was paid off leaving a balance of $35,000 payable to him on December 31, 1999.

         During 1999, the Chief Executive Officer periodically advanced personal funds to the Company towards working capital requirements as needed. On December 31, 1999, the Company had a balance payable of $120,000 to this executive. Additionally, the Chief Executive Officer and the Executive Vice President pledged 164,025 shares and 135,125 shares, respectively, of their DynaGen common stock to secure a note payable of the Company. These shares were subsequently sold by the creditor and a payable of $53,043 and $43,697 was recorded to these executives for the pledge of their personal shares of the Company.

         Four investors loaned $175,000 to BioTrack in December 1997 at 10% interest per annum due on February 12, 1998. In February 1998, $75,000 of these short-term loans were repaid in full with interest. These investors also purchased 35,000 shares of BioTrack common stock for $1,750. During 1998, the Company sold its majority interest in BioTrack and these loans are no longer included in the Company's consolidated financial statements.

         In October 1997, Apex Pharmaceuticals Inc. received a $50,000 bridge loan at an interest rate of 12% per annum from a consultant. The term of the loan was renegotiated and $35,000 was paid off during 1999. On December 31, 1999, there was a balance of $15,000 included in notes payable.

         In November 1998, the Company received $500,000 from an unaffiliated investor at an interest rate of 12% due on March 20, 1999, to be repaid from the proceeds of any senior debt financing. A warrant to purchase one million shares of common stock at $.05 per share expiring on November 20, 2000, valued at $97,490, was also issued in connection with this loan. During 1999, $400,000 was repaid towards the loan, leaving a balance of $100,000 on December 31, 1999. The Company issued a warrant to purchase 200,000 shares of common stock at an exercise price of $0.40 per share for an extension of this loan. The warrant was valued at $17,438 and charged to expense. Interest accrued on this debt was $4,767 on December 31, 1998 and $61,283 on December 31, 1999.

         On January 26, 1999, the Company received $500,000 from an accredited investor by executing a 10% Promissory Note to be repaid on April 15, 1999. The terms of the note required an increased interest rate from 12% to 18% if the note was not paid on the due date. This note was partially paid during 1999 and the balance on December 31, 1999 was $139,649. Two executives of the Company pledged their shares of DynaGen common stock common to repay this loan (see above). Two warrants to purchase a total of 535,500 shares of common stock at an exercise price of $0.05 per share were issued in connection with this note.

         In January and February 1999, the Company sold to unaffiliated accredited investors unsecured 12% promissory notes due in ninety days in the aggregate principal amount of $400,000. The Company issued five year warrants to purchase a total of 240,000 shares of Common Stock at an exercise price of $0.25 per share to the investors and a warrant to purchase 32,500 shares of Common Stock at an exercise price of $0.02 per share to the placement agent in connection with this investment. These notes are past due. The Company had accrued interest payable on December 31, 1999 of $41,625 relating to these notes. The Company charged $12,253 to expense in connection with the issuance of these warrants.

         In August 1999, the Company received $100,000 from an accredited investor by executing a 10% promissory note to be repaid on demand. Interest accrued as of December 31, 1999 for this note was $3,333.

ACCOUNTS RECEIVABLE FACTORING

         In July 1998, Able entered into a short-term financing agreement with Porter Capital ("Porter") whereby Able financed its outstanding accounts receivable through Porter. In October 1998, Able replaced its existing short-term financing agreement with Porter by entering into a short-term financing agreement with K&L Financial, Inc. ("K&L"). K&L advanced funds equal to 80% of invoice value upon receipt of invoices from Able. Upon payment in full from Able's customers, K&L remitted the balance due Able less K&L's net charge of 1% for each 10 days outstanding. The balance due K&L for accounts receivable factoring at December 31, 1998 was $184,830. This agreement has expired. Interest for the years ended December 31, 1999 and 1998 for accounts receivable factoring was $49,761 and $81,178, respectively.

MACHINERY & EQUIPMENT FINANCING

         In July 1998, Able entered into a machinery and equipment financing agreement with Porter and the spouse of the Chief Executive Officer of the Company whereby Able borrowed $300,000 at an annual interest rate of 15%. In October 1998, the Company paid off Porter's $150,000 share of this loan. The balance of $150,000 due to the executive's spouse is included in notes payable on December 31, 1999. Interest expense under this agreement for the years ended December 31, 1999 and 1998 was $22,500 and $12,250, respectively.

         In October 1998, Able borrowed $462,000 under a machinery and equipment financing agreement with Triple L, Ltd. for a period of 3 years at an effective interest rate of 21%. This agreement was terminated in November, 1999 when a new working capital line with BankBoston was completed. Interest expense for the year ended December 31, 1999 was $81,893. The balance at December 31, 1998 was $436,333 and interest for the year ended December 31, 1998 was $13,004.

CONVERTIBLE DEBENTURES

         In April and May 1998, the Company sold two 5% convertible debentures in the aggregate amount of $450,000 to an unaffiliated investor. In June 1998, these notes were amended and made convertible into common stock at a 20% discount to the average market price of the common stock based on the closing bid for five days preceding the date of the conversion. The Company issued 1,363,636 shares in connection with this conversion in August 1998 and recorded $112,500 of interest expense for the beneficial conversion feature.

         In September 1998, the Company received $250,000 from an investor in the form of a convertible debenture bearing interest at 7% per annum. This debenture is convertible into common stock at 80% of the average trading price of the common stock for five trading days immediately preceding the conversion date. During 1999, this debenture was converted into 491,426 shares of common stock. The beneficial conversion discount of $62,500 was fully amortized in 1998. Interest accrued on the debenture at December 31, 1998 was $4,375.

         In 1999, the Company received $980,000 by issuing 9% Convertible Subordinated Debentures. The debentures mature in thirteen months from date of issuance and carry a quarterly interest payment of 9% per annum. The principal and interest accrued shall be automatically converted into shares of Common Stock on the maturity date. The debentures are convertible into 4.9% of the shares of Common Stock of DynaGen that are issued and outstanding on the date of conversion. During 1999, the Company recorded interest expense of $41,629 related to these 9% convertible debentures.

SECURED DEBT - FLEET BANK

         In March 1998, the Company received $1,200,000 in a five-year term loan from Fleet Bank to finance the acquisition of GDI. The loan carried an interest rate of LIBOR plus 3%, payable in quarterly installments of $42,860 plus interest and matured on April 26, 2003. The Fleet Bank also established a revolving line of credit for working capital in the amount of $300,000 with interest at LIBOR plus 2 1/2%. The loans were secured by all of the assets of GDI and Able and a pledge by the Company of all of the common stock of Able and GDI. During 1999, the company repaid the loan from proceeds of its new working capital loan. Interest expense for the years ended December 31, 1999 and 1998 was $85,391 and $85,272 respectively.

LOAN PAYABLE - HUNTINGTON NATIONAL BANK

         Superior had a secured revolving line of credit of $4,800,000 from a bank with interest at prime plus 2% (9.75% at December 31, 1998) that matured on January 31, 1999. Advances under the line of credit were subject to a borrowing base consisting of the sum of (i) 80% of Superior's eligible accounts receivable, plus (ii) 60% of Superior's eligible inventory.

         The advances under the line were secured by a first-lien security interest in all of the assets of Superior and were guaranteed by DynaGen. Superior could not make distributions to the Company, other than distributions to pay principal and interest on the notes payable to the former Superior stockholders, without the prior written consent of the bank. In the event of a default Superior could not make any distributions to the Company. Superior was not in compliance with various loan covenants at December 31, 1998 and had not received a waiver from the bank. During 1999, the Company repaid the loan from the proceeds of its new working capital loan.

NOTES PAYABLE - SUPERIOR ACQUISITION

         In connection with the acquisition of Superior, the Company issued $4,600,000 (as adjusted) in secured promissory notes payable to the former Superior stockholders. The notes were payable in quarterly installments of principal of $416,667 plus interest over three years at an interest rate of 9.5% and were secured by a pledge of the Superior common stock. During the year ended December 31, 1998, the Company made principal payments of $416,666. The Company classified the notes payable as a current liability on December 31, 1998 due to its default under certain loan covenants. This note and accrued interest were settled in 1999 (see note 3).

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY BONDS

         On June 23, 1999, Able Laboratories, Inc., completed the Industrial Development Revenue Bond offering issued by the New Jersey Economic Development Authority ("NJEDA"). The bonds consist of series 1999A $1,700,000, 8% non-taxable and series 1999B $300,000, 8.25% taxable. Series 1999A bonds will mature in 15 years and series 1999B bonds will mature in 4 years. The total cost of the bond issued was $216,140 and the net proceeds are being used for the acquisition, installation and commissioning of equipment and machinery. The bond cost is being amortized over 15 years. Amortization expense for the year ended December 31, 1999 was $7,142. At

December 31, 1999, maturities of the bonds are as follows: $60,000 in 2000, $70,000 in 2001, $80,000 in 2002, $90,000 in 2003, $95,000 in 2004 and
$1,605,000 in years 2005 through 2014.

         In connection with these bonds, the Company has entered into various agreements with the NJEDA and the bondholders, including an escrow agreement pursuant to which the Company has deposited into escrow amounts intended to cover the Company's obligations under the bond documents for periods of between two and six months. The bonds are primarily secured by the equipment and fixtures financed with the proceeds of the bonds.

         The interest expense relating to these bonds for the year ended December 31, 1999 was $37,318.

WORKING CAPITAL LOAN - BANK BOSTON

         On November 30, 1999, we completed a loan transaction with BankBoston, N.A. The loan agreement provides us with a revolving line of credit in the maximum amount of $14,000,000, secured by a first lien on substantially all of our assets. The total amount available for borrowing under the loan agreement is based on 85% of eligible accounts receivable and 60% of eligible inventory. We have borrowed $7,630,226 under this credit arrangement. With money borrowed under the BankBoston loan transaction, we repaid Superior's secured loan from Huntington Bank, GDI's secured loan from Fleet Bank and Able's obligations under an accounts receivable factoring and equipment financing arrangement. In connection with the BankBoston loan, we renegotiated certain provisions of our existing subordinated loan arrangement. The interest rate for this revolving loan ( plus margin) was 9.75% at December 31, 1999.

         The Company issued a warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.38, in connection with this loan. The value of the warrant was charged to deferred debt financing cost in January 2000. The interest expense for the year ended December 31, 1999 was $56,582 and related bank fees was $6,437. The Company was in default at December 31, 1999 with respect to certain financial covenants.

SENIOR SUBORDINATED DEBT AND WARRANT PUT LIABILITY

         In June 1997, DynaGen obtained senior subordinated debt financing of $3,000,000 from two private investors bearing interest at 13.5% payable in monthly installments. The principal is payable upon maturity at the end of five years. The loan was secured by a first-lien security interest on the assets of DynaGen, a second-lien security interest on the assets of Superior and a second-lien interest in the pledge of the Superior common stock and a guarantee of payment by Superior. In November 1999, the senior subordinated debt holders agreed to subordinate their debt to BankBoston.

         In June 1997, DynaGen also issued to the investors warrants to purchase 40,000 shares of common stock of DynaGen at an exercise price of $.10 per share exercisable for five years. These warrants are subject to put features under certain circumstances. Proceeds of $702,000 from this financing were allocated to the warrants, based on their estimated fair value. This amount is reflected in the accompanying financial statements as a warrant put liability because the warrants give the holders the choice of a cash settlement under certain conditions. The put allows the holders to sell two-thirds of the warrants to the Company after three years for $667,000 and all of the warrants after five years for $1,500,000 unless the market value of the shares issuable pursuant to the warrant is equal to or greater than the put value. The Company is accruing the put value of the warrants to their redemption amounts over their respective terms. The warrants contain a provision which allows the warrant holder to substitute their warrants for warrants issued by Superior, unless the market value of the shares issuable pursuant to the original warrants is equal to or greater than the put value. The substitute warrants allow the warrant holders to purchase 15% of Superior's common stock at an exercise price of $.01 per share.

         The remaining proceeds from this offering of $2,298,000 were allocated to the subordinated debt. The debt discount of $702,000 was being amortized, using the interest method, over the term of the debt. At December 31, 1997, the Company amortized the entire debt discount as the Company was in default under the terms of the debt agreement and the debt had been classified as a current liability.

         In 1999, as a result of securing a new working capital loan the Company exchanged $750,000 of this senior debt for 10,000 shares of Series L Preferred Stock. The Series L Preferred Stock is convertible into common stock at an average of closing bid prices of Common Stock for three days immediately preceding the conversion date. The Series L Preferred Stock has a stated dividend of 13.5% per annum. When the proceeds of the conversion of Series L Preferred Stock reach $750,000 plus accrued dividends, the balance of the Series L Preferred Stock will be canceled. The Company issued 400,000 warrants to purchase Common Stock at an exercise price of $0.38 per share and 168,750 warrants to purchase Common Stock at an exercise price of $0.01 per share in connection with the negotiations of terms of the loan with senior lenders. The value of these warrants totaling $122,344 was charged to expense for the year ended December 31,1999. Interest expense for the years ended December 31, 1999 and 1998 was $396,562 and $405,000, respectively.

7.       INCOME TAXES

         There was no provision for income taxes for the years ended December 31, 1999 and 1998, due to the Company's net operating losses. The difference between the statutory Federal income tax rate of 34% and the Company's effective tax rate is primarily due to net operating losses incurred by the Company and the valuation reserve against the Company's deferred tax asset.

         The components of the net deferred tax asset are as follows:

                                                      December 31,
                                            --------------------------------
                                                1999                1998
                                            ------------        ------------
         Deferred tax asset:
         Federal                            $ 15,221,000        $ 13,819,000
         State                                 2,745,000           2,986,000
                                            ------------        ------------
                                              17,966,000          16,805,000
         Valuation reserve                   (17,966,000)        (16,805,000)
                                            ------------        ------------
         Net deferred tax asset             $       --          $       --
                                            ============        ============


The following differences give rise to deferred income taxes:

                                                      December 31,
                                            --------------------------------
                                                1999                1998
                                            ------------        ------------
         Net operating loss carry forward   $ 16,084,000        $ 15,324,000
         Research tax credit carry forward       640,000             620,000
         Other                                 1,242,000             861,000
                                            ------------        ------------
                                              17,966,000          16,805,000
         Valuation reserve                   (17,966,000)        (16,805,000)
                                            ------------        ------------
         Net deferred tax asset             $       --          $       --
                                            ============        ============

         The increases in the valuation reserve are due to the Company's net operating losses.

         As of December 31, 1999, the Company has Federal and state net operating loss carry forwards of approximately $42,700,000 and $25,000,000, respectively. Federal and state net operating loss carry forwards expire in varying amounts beginning in 2003 and 2000, respectively. In addition, the Company has Federal and state research tax credit carry forwards of approximately $590,000 and $74,000, respectively, available to reduce future tax liabilities. The Federal and state research tax credit carry forwards expire in varying amounts beginning in 2003 and 2006, respectively.

         Use of net operating loss and tax credit carry forwards is subject to annual limitations based on ownership changes in the Company's common stock as defined by the Internal Revenue Code.

8.       RELATED PARTY TRANSACTIONS

         RECEIVABLES

         In October 1996, the Company granted a $250,000 line-of-credit to each of two officer/directors which bear interest at 6.07% per annum and which matured on October 4, 1998. These lines-of-credit are secured by common stock of the Company held by the officer/directors. At December 31, 1997, borrowings of $110,000 were outstanding under the lines-of-credit. In December 1998, a $55,000 note together with accumulated interest of $6,955 was written off leaving an outstanding balance of $55,000.

         The Company recognized interest income on notes receivable of $3,338 and $6,400 during the years ended December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, accrued interest receivable of $10,850 and $7,512, respectively, is included in other current assets.

         In September 1998, the Company loaned $250,000 to its affiliate, BioTrack, Inc. under notes receivable which bear an interest rate of 7% per annum due on March 31, 1999. On December 31, 1999 and December 31, 1998, the outstanding balance on this note was $30,000 and $95,000, respectively. No interest income has been recognized on this note receivable as of December 31, 1999. The Company charged BioTrack $60,000 in management fees for both 1999 and 1998. At December 31, 1999, accounts receivable includes $120,000 due from BioTrack.

         CONSULTING FEES

         In January 1998, the Company entered into a consulting agreement with one of its directors for corporate development and financial planning. In 1998, the Company accrued $90,000 towards these consulting fees all of which was included in accounts payable on December 31, 1998. During 1999, the Company recorded $90,000 in forgiveness of debt related to the agreement.

         ACCOUNTS PAYABLE

         On November 3, 1998, an officer/director of the Company advanced $50,000 to meet short-term working capital requirements. The entire amount was outstanding as of December 31, 1998. This amount was repaid during 1999.

         OTHER

         In February 1998, the Company sold 100,000 shares of BioTrack, Inc., its subsidiary at the time, to the spouse of one of its directors for $50,000.

9.       COMMITMENTS AND CONTINGENCIES

         LEASE AGREEMENTS

         The Company leases offices and warehouse facilities under operating leases expiring in various years through 2015 that require the Company to pay certain costs such as maintenance and insurance. The main facility at Superior is rented from a related party. The related party rent was $340,000 and $300,000 for 1999 and 1998, respectively.

         The following is a schedule of future minimum lease payments for all operating leases (with initial or remaining terms in excess of one year) as of December 31, 1999:

Years Ending December 31,                           Amount
-------------------------                        -----------
2000                                             $   753,230
2001                                                 690,218
2002                                                 683,580
2003                                                 683,580
2004                                                 683,580
Thereafter                                         8,087,395
                                                 -----------
Total minimum future lease payments              $11,581,583
                                                 ===========

         Rent expense, net of subleases for the years ended December 31, 1999 and 1998 was $703,681 and $960,827, respectively.

         EMPLOYMENT AGREEMENTS

         As of December 31, 1999, the Company has employment agreements with certain of its officers that provide for minimum annual salaries, reimbursement of business related expenses and participation in other employee benefit programs. The agreements also include confidentiality, non-disclosure, severance, automatic renewal and non-competition provisions. Salary levels are subject to periodic review by the Board of Directors.

         CONTINGENCIES

         Legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's financial position or results of operations.

10.      PREFERRED STOCK, COMMON STOCK, OPTIONS AND WARRANTS

         PREFERRED STOCK

         A summary of preferred stock outstanding is as follows:

                                                       December 31, 1999         December 31, 1998
                                                    -----------------------   -----------------------
                                                                Liquidation               Liquidation
                                                    Par Value      Value      Par Value      Value
                                                    ----------   ----------   ----------   ----------
Preferred stock, $.01 par value, 10,000,000
   shares authorized:
Series A convertible, 50,000 shares authorized,
   0 and 1,520 shares issued and outstanding        $     --     $     --       $     15   $  152,000
Series B convertible, 12,515 shares authorized,
   2,300 and 7,500 shares issued and outstanding            23      229,310           75      747,750
Series C convertible 7,500 shares authorized,
   0 and 2,882 shares issued and outstanding              --           --             29      288,227
Series D convertible, 60,000 shares authorized,
   0 and 5,000 shares issued and outstanding              --           --             50      500,000
Series E convertible, 10,500 shares authorized,
   10,500 shares issued and outstanding                    105    1,050,000          105    1,050,000
Series F convertible, 5,000 shares authorized,
   1,500 shares issued and outstanding                      15      150,000           15      150,000
Series G convertible, 10,000 shares authorized,
   0 and 5,500 shares issued and outstanding              --           --             55      550,000
Series H convertible, 20,000 shares authorized,
   650 and 17,750 shares issued and outstanding              6       65,000          177    1,775,000
Series I Convertible, 3,000 shares authorized,
   974 and 0 shares issued and outstanding                  10      973,904         --           --

Series J Convertible, 10,000 shares authorized,
   10,000 and 0 shares issued and outstanding              100    1,000,000         --           --
Series K Convertible, 20,000 shares authorized,
   20,000 and 0 shares issued and outstanding              200    2,000,000         --           --
Series L Convertible, 10,000 shares authorized,
   10,000 and 0 shares issued and outstanding              100    1,000,000         --           --
                                                    ----------   ----------   ----------   ----------
                                                    $      559   $6,486,214   $      521   $5,212,977
                                                    ==========   ==========   ==========   ==========


         During 1997, the Company sold 48,450 shares of Series A Preferred Stock for $4,845,000 and issued two year warrants to purchase 38,760 shares of Common Stock at $3.87 per share. No value was assigned to the warrants. The Series A Preferred Stock has a stated dividend of $5.00 per share per annum. DynaGen registered the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants. The warrants expired during 1999. The holders of Series A Preferred Stock have certain rights of first refusal on future equity financings.

         The Series A Preferred Stock may be converted into common stock at a conversion price equal to the lesser of 120% of the average closing bid price, as defined (the Series A Effective Price) or discounted percentages of the Series A Effective Price decreasing from 80% to 74% over time. During 1998, 35,487 shares of Series A Preferred with accumulated dividends were converted into 9,903,733 shares of common stock. During 1999, 1,520 shares of the Series A Preferred Stock were converted into 350,000 shares of Common Stock.

         The Series B Preferred Stock has a stated dividend of $7.00 per share per annum. Upon liquidation, the Series B Preferred Stock ranks junior to the Series A Preferred Stock. DynaGen registered the shares of common stock issuable upon conversion of the Series B Preferred Stock.

         The Series B preferred stock may be converted into Common Stock at a conversion price equal to the lesser of 125% of the average closing bid price, as defined (the "Series B Effective Price") or discounted percentages of the Series B Effective Price decreasing from 80% to 75% over time. Any outstanding shares of the Series B Preferred Stock will be automatically converted to common stock two years from the issue date. During 1998, 5,015 shares of Series B Preferred Stock with accumulated dividends were converted into 1,649,864 shares of common stock. During 1999, 5,200 shares of Series B with accumulated dividends were converted to 1,888,639 shares of Common Stock.

         On August 21, 1997, the Company sold 7,500 shares of Series C Preferred Stock for $750,000 and issued a common stock purchase warrant to purchase 25,000 shares of common stock to a private investor. No value was assigned to the warrants. The exercise price of the warrants is $7.4609 per share. The Series C Preferred Stock may be converted into common stock at a conversion price equal to the lesser of 125% of the five day average of the closing bid price of the common stock or discounted percentages, ranging from 80% to 74% over time, of the current five day average closing bid price of the common stock. The Series C Preferred Stock has a stated dividend of $7.00 per share per annum. During 1998, 4,618 shares of Series C Preferred Stock with accumulated dividends were converted into 5,569,341 shares of common stock and during 1999 the balance of 2,882 shares was converted into 2,145,219 shares of Common Stock.

         Effective December 31, 1997, the Company issued an 8% Debenture due April 19, 2009 for $328,500 to settle certain penalties related to delayed registration of the Series C Preferred Stock. The Debenture is repayable solely in common stock and may be converted at the average trading value of common stock, for the five trading days preceding the conversion date. In 1999, this debenture was converted into 952,644 shares of Common Stock.

         In March 1998, the Company sold 15,000 shares of Series D convertible Preferred Stock for $1,500,000 and also issued a warrant to purchase a number of shares of common stock equal to 1% of the issued and outstanding common stock on the date of exercise of the warrant for $150,000 expiring March 2001. The Series D Preferred Stock does not carry any dividend and may be converted into common stock at any time. The conversion price shall be equal to 85% of the average closing bid price of the common stock for five trading days prior to the conversion. In June 1998, 10,000 shares of Series D were converted into 2,678,570 shares of common stock. During 1999, the balance of 5,000 shares of Series D was converted into 1,955,999 shares of Common Stock.

         In connection with the Series D, two investors received 8% convertible debentures in the aggregate original principal amount of $175,000 as delayed registration penalties. These debentures were convertible into common stock at the market price of the common stock on the date of the conversion. In June 1998, the investors converted these debentures into 424,242 shares of common stock.

         In March 1998, the Company issued 10,500 shares of Series E Convertible Preferred Stock and 5,000 shares of Series F Convertible Preferred Stock in connection with its acquisition of GDI. (Note 2.) The Series E and F Preferred Shares are convertible into common stock at the prevailing market prices on the date of conversion.

         In 1997, the Company issued 6,500 shares of Series G Preferred stock in settlement of $650,000 of accrued expenses. These shares may be converted into common stock at the market price. In 1998, 1,000 shares of Series G Preferred Stock were converted into 50,000 shares of common stock. The balance of 5,500 shares were converted into 300,000 shares of Common Stock in 1999.

         In June and July 1998, the Company sold 19,000 shares of Series H Preferred Stock and received aggregate proceeds of $1,900,000 from the sale. The Series H Preferred Stock may be converted after a twelve month holding period into shares of common stock based on 67% the average closing bid price for the preceding five days. In August 1998, the Company allowed one investor to convert 1,250 shares of Series H, at 80% of the average closing bid price for the preceding five days, into 378,787 shares of common stock. During 1999, 17,100 shares were further converted into 4,807,104 shares of Common Stock.

         In May and June 1999, the Company received $3,000,000 from the issuance of 3,000 shares of Series I to various unaffiliated investors. Shares of Series I are convertible into Common Stock at 80% of the average of the closing bid price of Common stock for the three (3) selected, closing bids of past five (5) trading days immediately preceding any conversion date. The Company issued 165,652 Common Stock warrants at an exercise price of $0.91 per share and 34,722 Common Stock warrants at an exercise price of $0.396 per share as placement fees in connection with this financing. During 1999, 2,026 shares of Preferred Series I were converted and 6,409,560 shares of common stock were issued. The company has registered the shares of Common Stock issuable upon conversion of Series I Preferred Stock.

         In July 1999, the Company received $1,000,000 from the issuance of 10,000 shares of Series J Preferred Stock to a single unaffiliated investor. Shares of Series J Preferred Stock are convertible into Common Stock at 80% of the average closing bid price of Common Stock for the five trading days immediately preceding the conversion notice from the investor. The conversion can take place on the earlier of (1) 90 days from original issue date of the Series J Preferred Stock; or (2) the date on which a registration statement is declared effective by the Securities and Exchange Commission.

         In August, September and November, 1999, the Company received $2,000,000 from the issuance of 20,000 shares of Series K Preferred Stock to various unaffiliated investors. Holders of the Series K Preferred Stock have the right to convert during any five trading day period up to 20% of their holdings, into Common Stock of the Company at 80% of the three day average quoted price for three days immediately proceeding the conversion notice from the holder. The discount at 80% to the market price increases to 75%, and then to 70%, if the investor retains his investment in the Series K Preferred Stock for longer periods.

         In November 1999, the Company issued 10,000 shares of Series L Preferred Stock in exchange for the cancellation of $750,000 of senior subordinated debt. The Series L Preferred Stock is convertible into common stock having a value upon conversion of $750,000 plus dividends accruing at the rate of 13.5% per annum. See Note 6.

         Certain series of the convertible preferred stock have conversion features that were "in the money" at the date of issue ("beneficial conversion feature"). These securities may be convertible into common stock at the discount percentages specified above. The beneficial conversion features were recognized and measured in the financial statements by allocating a portion of the proceeds equal to the intrinsic value of the conversion feature to additional paid-in capital. The intrinsic value was calculated at the date of issue of the convertible preferred stock as the difference between the conversion price and the face value of the common stock into which the securities are convertible, multiplied by the number of shares into which the security is convertible. A summary of the amounts allocated to the beneficial conversion feature is as follows:

                                                 Years Ended December 31
                                                 -----------------------
         Convertible Preferred Stock                1999         1998
         ---------------------------             ----------   ----------
         Series D                                $     --     $  265,000
         Series H                                   245,377      468,000
         Series I                                   750,000         --
         Series J                                   250,000         --
         Series K                                   500,000         --
                                                 ----------   ----------
                                                 $1,745,377   $  733,000
                                                 ==========   ==========

         The discount resulting from the allocation of proceeds to the beneficial conversion feature is analogous to a dividend and has been recognized as a return to the preferred shareholders from the date of issuance through the date the security is first convertible. The discounts for 1999 and 1998 were amortized by a charge against additional paid-in capital because the Company had no accumulated earnings at those dates. The amortization of the discount has been reflected as a return to the preferred shareholders in the calculation of basic earnings per share.

         COMMON STOCK

         In April 1998, the Company issued 1,893,333 shares of common stock with a market value of $295,000 to various family members of several officer/directors, including 400,000 shares to an officer/director, in payment of $295,000 of loans.

         STOCK OPTION PLANS

         The Company adopted the 1989 Stock Option Plan (the "1989 Plan") and reserved 60,000 shares of common stock for issuance to employees, officers, directors and consultants. Under the 1989 Plan, the Board of Directors will grant options and establish the terms of the options in accordance with plan provisions. The 1989 Plan options are exercisable for a period of ten years from the date of issuance. The following table summarizes the activity of options granted under the 1989 plan:

                                                        Year Ended December 31,
                                               -----------------------------------------
                                                      1999                  1998
                                               -------------------   -------------------
                                                          Weighted              Weighted
                                                          Average               Average
                                                          Exercise              Exercise
                                                Shares     Price      Shares     Price
                                               --------   --------   --------   --------
Outstanding at beginning of year                  8,700   $   9.18     20,800   $   8.80
Canceled                                         (2,500)      7.50    (12,100)      7.50
                                               --------              --------
Outstanding at end of year                        6,200       9.90      8,700       9.18
                                               ========              ========
Exercisable at end of year                        6,200       9.90      8,700       9.18
                                               ========              ========
Reserved for future grants at end of year        14,600                12,100
                                               ========              ========

         Information pertaining to options outstanding under the 1989 Plan at December 31, 1999 is as follows:

                        Options Outstanding                       Options Exercisable
                     -------------------------                 -------------------------
                                    Weighted
                                     Average      Weighted                    Weighted
                        Number      Remaining      Average        Number       Average
Exercise Prices      Outstanding      Life     Exercise Price  Exercisable  Exercise Price
---------------      -----------   -----------   -----------   -----------   -----------
$7.50-$8.50             6,000       2.2 Years      $ 8.30         6,000         $ 8.30
$58.70                    200       1.6 Years       58.70           200          58.70
                     -----------                               -----------
                        6,200       2.0 Years      $ 9.90         6,200         $ 9.90
                     ===========                               ===========

         The Company adopted the 1991 Stock Plan (the "1991 Plan") and reserved 260,000 shares of common stock for issuance to employees, officers, directors and consultants. Under the 1991 Plan, the Board of Directors may grant options, stock awards and purchase rights, and establish the terms of the grant in accordance with the provisions of the plan. The 1991 Plan options are exercisable for a period of seven years from the date of issuance and certain options contain a net exercise provision. As of December 31, 1999, no stock awards or purchase rights have been granted under the 1991 Plan. The following table summarizes the activity of options granted under the 1991 Plan:

                                                                Years Ended December 31,
                                                 -----------------------------------------------------
                                                           1999                        1998
                                                 -------------------------   -------------------------
                                                                 Weighted                    Weighted
                                                                 Average                     Average
                                                                 Exercise                    Exercise
                                                    Shares        Price         Shares        Price
                                                 -----------   -----------   -----------   -----------
Outstanding at beginning of year                      47,100      $4.70           78,246      $8.70
Granted                                                 --          --            50,000       0.30
Canceled                                             (22,300)      7.90          (31,146)      7.54
Exercised                                              3,500       0.10          (50,000)      0.30
                                                 -----------                 -----------
Outstanding at end of year                            21,300       2.40           47,100       4.70
                                                 ===========                 ===========
Exercisable at end of year                            21,300       2.40           36,710       4.20
                                                 ===========                 ===========
Reserved for future grants at end of year            168,530                     146,230
                                                 ===========                 ===========
Weighted average fair value of options
 granted during the year                                            --                        $0.49

         Information pertaining to options outstanding under the 1991 Plan at December 31, 1999 is as follows:

                        Options Outstanding                       Options Exercisable
                     -------------------------                 -------------------------
                                    Weighted
                                     Average      Weighted                    Weighted
                        Number      Remaining      Average        Number       Average
Exercise Prices      Outstanding      Life     Exercise Price  Exercisable  Exercise Price
---------------      -----------   -----------   -----------   -----------   -----------
$.10                      12,000    4.0 Years       $0.10           12,000      $0.10
$5.00 - $7.50              9,300    3.5 Years        5.30            9,300       5.30
                     -----------                               -----------
                          21,300                     2.40           21,300       2.40
                     ===========                               ===========

         The Company adopted the 1998 Stock Option Plan (the "1998 Plan") and reserved 2,500,000 shares of common stock for issuance to employees, officers, directors and consultants. Under the 1998 Plan, the Board of Directors may grant options, and establish the terms of the grant in accordance with the provisions of the plan. The 1998 Plan options are exercisable for a period of up to ten years from the date of issuance and certain options contain a net exercise provision. The following table summarizes the activity of options granted under the 1998 Plan:

                                                                Years Ended December 31,
                                                 -----------------------------------------------------
                                                           1999                        1998
                                                 -------------------------   -------------------------
                                                                 Weighted                    Weighted
                                                                 Average                     Average
                                                                 Exercise                    Exercise
                                                    Shares        Price         Shares        Price
                                                 -----------   -----------   -----------   -----------
Outstanding at beginning of year                   1,150,000      $0.13             --        $ --
Granted                                              245,000       0.17        3,350,000       0.31
Canceled                                                --          --        (2,200,000)      0.41
Exercised                                            (25,000)      0.20             --          --
Outstanding at end of year                         1,370,000       0.13        1,150,000       0.13
                                                 -----------                 -----------
Exercisable at end of year                         1,370,000       0.13             --
                                                 ===========                 ===========
Reserved for future grants at end of year          1,105,000                   1,350,000
                                                 ===========                 ===========
Weighted average fair value of options
 granted during the year                                          $0.10                       $0.12

         Information pertaining to options outstanding under the 1998 plan at December 31, 1999 is as follows:

                                           Options Outstanding and Exercisable
                           -------------------------------------------------------------------
                                                      Weighted Average        Weighted Average
Exercise Prices            Number Outstanding          Remaining Life          Exercise Prices
---------------            ------------------          --------------          ---------------
$0.01                             40,000                   7 years                 $ 0.01
$0.10 - 0.20                   1,330,000                 6.6 years
                               ---------
                               1,370,000                                             0.14
                               =========

         CONSULTANT STOCK PLAN

         The Company adopted the Consultant Stock Plan in June 1998 which provides for stock grants for services rendered to the Company. The Company reserved 2,500,000 shares of common stock for issuance and registered the shares. During 1999 and 1998, the Company issued 240,000 and 1,386,500 shares of common stock under this Plan. The Company recorded expenses in 1999 and 1998 based on the fair value of the common stock issued.

         OTHER STOCK OPTIONS AND WARRANTS

         On September 6, 1990, the Company's Board of Directors granted non-qualified stock options to purchase 45,000 shares of common stock at a price of $8.75 per share through September 2000, all of which are currently exercisable by a former director of the Company.

         On November 20, 1995, the Company entered into a one-year investment banking agreement with the underwriter of the Company's prior public offerings. As compensation for services, the Company granted a warrant to purchase 40,000 shares of common stock at an exercise price of $25 per share. The warrant is exercisable through November 20, 2000. The shares underlying the warrant were registered on a Form S-3 registration statement declared effective on March 29, 1996.

         On July 24, 1996, the Company's Board of Directors granted non-qualified stock options to two directors of the Company to purchase an aggregate of 66,000 shares of common stock at an exercise price of $19.40 per share. These options are exercisable by the directors until July 24, 2003. On October 28, 1996, the Company's Board of Directors granted a non-qualified stock option to a director of the Company to purchase 33,000 shares of common stock at an exercise price of $13.10 per share. This option is exercisable by the director until October 28, 2003.

         On December 10, 1996, the Company granted warrants to purchase an aggregate of 10,000 shares of common stock at an exercise price of $14.40 per share. These warrants are exercisable through December 31, 2003.

         On August 28, 1997, the Company issued a warrant expiring on July 31, 2004, to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share as consideration of investment banking services rendered to the Company by an investment banker.

         On June 1, 1998, the Company granted the Chairman and Chief Executive Officer of the Company, a non-qualified stock option expiring June 1, 2005, to purchase up to 2,000,000 shares of common stock at a price of $0.33 per share. This option was canceled on November 19, 1998 and repriced at $0.125.

         On June 30, 1998, the Company issued a warrant expiring June 30, 2001, to purchase up to 350,000 shares of Common Stock at an exercise price of $.01 per share to an unaffiliated individual in consideration of investment banking services rendered. The Company valued this warrant at $140,000 and charged it to expense in 1998. These warrants were exercised during 1999 and 344,480 shares were issued to the individual in a cashless exercise.

         On August 1, 1998, the Company issued a warrant to purchase up to 200,000 shares of Common Stock at a purchase price of $.15 per share to an unaffiliated company in connection with investment banking services rendered. This warrant expired on December 31, 1998 without being exercised. The $4,000 value of this warrant was charged to expense in 1998. On the same date, the Company issued a warrant expiring June 30, 1999 to purchase up to 750,000 shares of Common Stock at a purchase price of $.15 per share to an unaffiliated company in consideration of services rendered. This warrant was valued at $25,000 and charged to expense in 1998.

         On August 18, 1998, the Company issued a warrant to purchase up to 37,500 shares of Common Stock at a purchase price of $.40 per share, to the spouse of the Chairman and Chief Executive Officer for making a loan of $150,000 to the Company at 15% interest. On the same date, the Company issued a warrant to purchase up to 37,500 shares of Common Stock at a purchase price of $0.40 per share to an unaffiliated company, in consideration of making a loan of $150,000 at 15% interest. These warrants expire on August 18, 2001. The warrants were valued at $12,400 which was charged to expense in 1998.

         On August 26, 1998, the Company issued a warrant expiring December 31, 1999 to purchase 150,000 shares of common stock at a purchase price of $.50 per share to a former director of the Company, in settlement of amounts owed. This warrant was valued at $13,500 which was charged to expense in 1998.

         On December 29, 1998, the Company issued a warrant to purchase 1,200,000 shares of common stock at $.375 per share through December 29, 2003 in consideration of future services to be rendered by an investment banker. These warrants were valued at $4,664 and charged to expense in 1999.

         On January 7, 1999 the Company issued a warrant to purchase 45,000 shares of Common Stock at an exercise price of $0.25 per share, in connection with the purchase by an accredited investor of units each consisting of a $25,000 12% unsecured promissory note and a warrant to purchase 15,000 shares of Common Stock. The value of these warrants, $2,153, and charged to expense in 1999.

         On January 26, 1999, the Company issued a warrant to purchase 35,500 shares of Common Stock at an exercise price of $0.05 per share, a Warrant to purchase 2,000 shares of Common Stock at an exercise price of $0.30 per share, and a Warrant to purchase 500,000 shares of Common Stock at an exercise price of $0.05 per share. These three warrants were issued in connection with a 10% unsecured promissory note for $500,000 executed by the Company on January 27, 1999. The value of these warrants, $117,344 was charged to expense in 1999.

         In February 1999, the Company granted a total of 1,500,000 non qualified stock options at an exercise price of $.01 per share to three directors which vested during 1999 in twelve equal installments. These stock options expire in five years. These options were valued at $330,000 and charged to expense in 1999.

         On February 26, 1999, the Company issued several warrants totaling a purchase of 195,000 shares of Common Stock at an exercise price of $0.25 per share in connection with the sale to accredited investors of units each consisting of a $25,000 12% unsecured promissory note and a warrant to purchase 15,000 shares of Common Stock. The Company valued these warrants at $10,100 and charged this amount to expense.

         During the first quarter of 1999 the Company issued approximately 5,330,000 non-qualified stock options to various employees at Able Laboratories. The stock options were issued at an exercise price of $0.25 per share and are exercisable for a period of ten years. The vesting period of these options is between twelve and thirty-six months. The fair value of these options was $0.12 per share on the date of the grant.

         In May and June 1999, the Company issued 165,652 warrants at an exercise price of $.91 per share and 34,722 warrants at an exercise price of $0.396 per share in connection with the issuance of its Series I Preferred Stock to various unaffiliated investors. The value of these warrants, $56,978, was charged to additional paid-in capital.

         On May 27, 1999, the Company issued to the former shareholders of Superior a warrant to purchase 1,000,000 shares at an exercise price of $0.86 per share valued at $650,000 and a warrant to purchase 300,000 shares at an exercise price of $0.01 per share valued at $222,000 as part of the settlement of all its acquisition obligations of Superior.

         In August 1999, the Company issued two warrants to purchase 168,750 shares of Common Stock at an exercise price of $.01 per share to the senior lenders in connection with negotiating terms of the senior subordinated debt. The warrants were valued at $69,331 and charged to expense in 1999.

         In September 1999, the Company granted 9,750,000 non-statutory stock options to four directors at an exercise price of $0.25 per share which vest in three installments in September 1999, January 2000 and April 2000. These stock options expire in ten years. The Company also granted a non-statutory stock option to purchase 500,000 shares of Common Stock at an exercise price of $0.25 per share to a director, which becomes exercisable upon fulfillment of certain terms and conditions. The fair value of these warrants was $0.13 per share on the date of the grant.

         In November 1999, the Company issued 200,000 warrants at an exercisable price of $0.40 per share that expire during the third quarter of 2001. These warrants were issued in connection with extension of a $500,00 note which was due in March 1999 and were valued at $17,438 and charged to expense during 1999.

         In November 1999, the Company issued four warrants to purchase 500,000 shares of Common Stock at an exercise price of $0.38 per share in connection with a new line of credit with BankBoston. The Company also issued three warrants to purchase 400,000 shares of Common Stock at an exercise price of $.01 per share in connection with this refinancing. The value of all these warrants totaling $188,562 was capitalized as debt financing cost.

STOCK-BASED COMPENSATION

         At December 31, 1999, the Company has three stock-based compensation plans and stock options issued outside of the plans, which are described above. The Company applies APB Opinion No. 25 and related Interpretations in accounting for stock options issued to employees and directors. Had compensation cost for the Company's stock options issued to employees and directors been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company's net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

                                      Years Ended December 31,
                                  -------------------------------
                                      1999               1998
                                  ------------       ------------
         Net loss:
         As reported              $ (8,151,318)      $(12,612,009)
         Pro forma                  (8,781,397)       (13,119,784)
         Net loss per share:
         As reported              $      (0.20)      $      (0.67)
         Pro forma                $      (0.21)      $      (0.70)


         Common stock equivalents have been excluded from all calculations of net loss per share because the effect of including them would be anti-dilutive.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1999 and 1998, respectively; dividend yield of 0%; risk-free interest rates of 5%; expected volatility of 87% and 263%; and expected lives of 0.5 years.

COMMON STOCK RESERVED

         The Company has reserved common stock at December 31, 1999 as follows:

                                                   Number of Shares
                                                     ------------
         Stock option plans                             2,685,630
         Preferred stock conversion                    15,456,159
         Other stock options and warrants              25,261,267
         Consultants Stock Plan                           873,500
                                                     ------------
         Convertible Debt                               3,128,892
                Total                                  47,405,448
                                                     ============

         At December 31, 1999 the Company has 75,000,000 shares of authorized common stock of which 63,854,946 shares are outstanding. The Company only has 11,145,054 shares available which is less than the total common stock reserved. The number of shares of common stock reserved in connection with the convertible debt and convertible preferred stock is subject to adjustment (see Notes 6 and 10.) The Company also has an outstanding warrant which allows the holder to purchase shares equal to 1% of the outstanding stock on the date of exercise of the warrant (see Note 10.)

11.      REVENUES AND SEGMENT INFORMATION

         The Company operates in one principal business segment, the manufacturing and distribution of generic pharmaceuticals which accounts for over 90% of the Company's consolidated assets, revenues and operating losses. There were no major customers for the years ended December 31, 1999 and 1998.

         LICENSE FEES

         In July 1998, the Company and MOVA Laboratories, Inc. entered into a licensing, manufacturing, supply, and distribution agreement. Under the terms of the agreement, the Company will continue development and seek FDA new drug application approval to commercialize a branded pharmaceutical product. At December 31, 1999, the Company has received $100,000 which was recorded as deferred revenue included in accounts payable and accrued expenses, as this money was refundable under certain conditions. During 1999, the Company recognized the revenue associated with this agreement.

12.      EMPLOYEE BENEFIT PLAN

         The Company has a Section 401(k) Profit Sharing Plan (the "401(k) Plan") for all employees. Employees who have attained the age of 21 may elect to reduce their current compensation, subject to certain limitations, and have that amount contributed to the 401(k) Plan. The Company matches up to 25% of employee contributions not to exceed 6% of employee compensation, subject to certain limitations. Employee contributions to the 401(k) Plan are fully vested at all times and all Company contributions become vested over a period of five years.

         For the year ended December 31, 1999, the Company matched $29,606 and contributed $0 in profit sharing. For the year ended December 31, 1998, Superior matched $11,353 and contributed $25,000 in profit sharing.

13.      SUBSEQUENT EVENTS

         During February 2000, the Company issued 197,500 warrants to purchase common stock at an exercise price of $0.25 to various individuals in connection with consulting services.

         During January 2000, 572 shares of Series I Preferred Stock were converted into 2,695,752 shares of common stock. During February 2000, 800 shares of Series B Preferred Stock were converted into 267,447 shares of common stock.

         In February 2000, the Company issued 668,750 shares of common stock upon exercise of stock options and warrants.

         In February 2000, the Company issued 40,000 shares of common stock under the consultants plan in connection with services rendered.

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         At December 31, 1999 and 1998, the Company's financial instruments include notes receivable (see Note 8) and debt obligations (see Note 6). The carrying value of the notes receivable approximate their fair value as these instruments bear interest and mature in less than one year. The fair value of the outstanding balance of the convertible note payable is approximately $231,000 at December 31, 1998, respectively, based on the fair value of the common stock issuable on conversion of the note. The fair value of the 7% convertible debenture at December 31, 1998 is $312,500 based on the fair value of the common stock issuable on conversion of the debt. The fair value of the 9% convertible debentures at December 31, 1999 is $1,063,825 based on the fair value of the common stock issuable upon conversion. The carrying value of other debt obligations approximate fair values based on their maturities and interest rates.

                                  DYNAGEN, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                     ASSETS

                                                      June 30,         December 31,
                                                        2000              1999
                                                     -----------       -----------
Current assets:
     Cash and cash equivalents                       $   339,373       $   310,549
     Accounts receivable, net of
         allowance for doubtful accounts of
         $162,371 and $270,025                         6,176,302         5,582,646
     Rebates receivable                                  297,050           262,380
     Inventory                                         8,953,070         7,148,604
     Notes receivable                                    110,000            85,000
     Prepaid expenses and other current assets           692,230           395,726
                                                     -----------       -----------
         Total current assets                         16,568,025        13,784,905
                                                     -----------       -----------

Property and equipment, net                            3,808,286         3,852,842
                                                     -----------       -----------

Other assets:

     Customer lists, net of accumulated
         amortization                                  1,927,525         2,385,098
     Deferred debt financing costs, net
         of accumulated amortization                     747,041           885,988
     Deposits and other assets                           204,016           320,794
                                                     -----------       -----------

         Total other assets                            2,878,582         3,591,880
                                                     -----------       -----------
                                                     $23,254,893       $21,229,627
                                                     ===========       ===========
















     See accompanying notes to unaudited consolidated financial statements.

                                  DYNAGEN, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                             June 30,       December 31,
                                                               2000             1999
                                                           ------------     ------------
Current liabilities:
     Bank overdraft                                        $  1,956,827     $       --
     Notes payable and current portion of long-term debt      9,467,567        9,826,615
     Accounts payable and accrued expenses                    4,235,971        5,070,285
     Warrant put liability, current portion                     667,667             --
     Settlement obligation, current portion                      15,523           14,806
                                                           ------------     ------------
     Total current liabilities                               16,343,555       14,911,706
     Warrant put liability, less current portion                382,265          984,769
     Long term debt, less current portion                     4,128,875        4,190,000
     Settlement obligation, less current portion                459,645          467,589
                                                           ------------     ------------
         Total liabilities                                   21,314,340       20,554,064
                                                           ------------     ------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.01 par value, 10,000,000
         shares authorized, 53,454 and 55,924 shares
         of Series A through L outstanding,
        (liquidation value $5,619,357 and $6,468,214)               534              559
     Common stock, $.01 par value, 125,000,000 shares
         authorized, 74,251,545 and 63,854,946 shares
         issued and outstanding                                 742,515          638,549
     Additional paid-in capital                              61,080,797       58,341,326
     Accumulated deficit                                    (59,883,293)     (58,304,871)
                                                           ------------     ------------
         Total stockholders' equity                           1,940,553          675,563
                                                           ------------     ------------
                                                           $ 23,254,893     $ 21,229,627
                                                           ============     ============













     See accompanying notes to unaudited consolidated financial statements.

                                  DYNAGEN, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF LOSS
                                   (Unaudited)


                                                    Three Months Ended,
                                             ----------------------------------
                                               June 30,              June 30,
                                                 2000                  1999
                                             ------------          ------------
Sales, net                                   $  7,979,260          $  6,581,040
Cost of sales                                   6,048,339             5,565,327
                                             ------------          ------------
       Gross profit                             1,930,921             1,015,713
                                             ------------          ------------
Operating expenses:
  Selling, general and administrative           2,436,784             2,365,505
  Research and development                        759,840               322,282
                                             ------------          ------------
       Total operating expenses                 3,196,624             2,687,787
                                             ------------          ------------
       Operating loss                          (1,265,703)           (1,672,074)
                                             ------------          ------------
Other income (expense):
  Investment income, net                            7,707                 2,162
  Interest and financing expense                 (524,685)             (376,972)
  Miscellaneous income                            749,675               445,070
                                             ------------          ------------
       Other income (expense), net                232,697                70,260
                                             ------------          ------------
       Net loss                                (1,033,006)           (1,601,814)
Less returns to preferred stockholders:

  Beneficial conversion feature                   291,667               803,727
  Dividends paid and accrued                       34,812                31,992
                                             ------------          ------------
Net loss applicable to common stock          $ (1,359,485)         $ (2,437,533)
                                             ============          ============

Net loss per share-basic                     $      (0.02)         $      (0.05)
                                             ============          ============

Weighted average shares outstanding            71,301,787            48,664,848
                                             ============          ============












     See accompanying notes to unaudited consolidated financial statements.

                                  DYNAGEN, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF LOSS
                                   (Unaudited)



                                                     Six Months Ended,
                                             ----------------------------------
                                               June 30,              June 30,
                                                 2000                  1999
                                             ------------          ------------
Sales, net                                   $ 16,101,009          $ 13,605,837
Cost of sales                                  11,651,564            11,181,983
                                             ------------          ------------
       Gross profit                             4,449,445             2,423,854
                                             ------------          ------------
Operating expenses:
  Selling, general and administrative           4,760,822             4,356,322
  Research and development                      1,067,589               498,636
  Loss on impairment of customer lists               --                 400,000
                                             ------------          ------------
       Total operating expenses                 5,828,411             5,254,958
                                             ------------          ------------
       Operating loss                          (1,378,966)           (2,831,104)
                                             ------------          ------------
Other income (expense):

  Investment income, net                           11,579                 8,193
  Interest and financing expense                 (972,133)           (1,145,704)
  Miscellaneous income                            761,098               469,791
                                             ------------          ------------
       Other income (expense), net               (199,456)             (667,720)
                                             ------------          ------------
       Net loss                                (1,578,422)           (3,498,824)
Less returns to preferred stockholders:
  Beneficial conversion feature                   291,667               995,377
  Dividends paid and accrued                       72,840                48,115
                                             ------------          ------------
Net loss applicable to common stock          $ (1,942,929)         $ (4,542,316)
                                             ============          ============

Net loss per share-basic                     $      (0.03)         $      (0.10)
                                             ============          ============

Weighted average shares outstanding            68,806,766            44,303,126
                                             ============          ============












     See accompanying notes to unaudited consolidated financial statements.

                                  DYNAGEN, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)
                     SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                   (Unaudited)


                                   Preferred Stock                Common Stock
                             ---------------------------   ---------------------------    Additional     Accumulated
                                Shares         Amount         Shares         Amount     Paid-In Capital    Deficit         Total
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Balance at December 31, 1998       52,152   $        521     37,612,612   $    376,126   $ 47,181,545   $(50,153,553)  $ (2,595,361)
Stock options and warrants
  exercised                          --             --          345,488          3,455         (3,355)          --              100
Shares issued in private
  placement                         3,000             30           --             --        2,999,970           --        3,000,000
Conversion of preferred
  stock                           (33,027)          (330)    10,258,055        102,581       (102,251)          --             --
Conversion of debt                   --             --        3,407,641         34,076      1,016,810           --        1,050,886
Stock issued for bonus               --             --          125,000          1,250         27,500           --           28,750
Stock issued for services            --             --        2,790,000         27,900        837,935           --          865,835
Stock and warrants issued
  for Superior Settlement            --             --        1,500,000         15,000      1,982,000           --        1,997,000
Comprehensive Income:
  Net loss                           --             --             --             --             --       (3,498,824)    (3,498,824)
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------

Balance at June 30, 1999           22,125   $        221     56,038,796   $    560,388   $ 53,940,154   $(53,652,377)  $    848,386
                             ============   ============   ============   ============   ============   ============   ============

Balance at December 31, 1999       55,924   $        559     63,854,946   $    638,549   $ 58,341,326   $(58,304,871)  $    675,563

Conversion of preferred
  stock                            (7,470)           (75)     4,650,490         46,505        (46,430)          --             --
Shares issued in private
  placement                         5,000             50           --             --          449,950           --          450,000
Conversion of debt                   --             --        3,854,909         38,549      1,533,539           --        1,572,088
Stock and stock warrants
  issued for services                --             --        1,151,000         11,510        765,264           --          776,774
Stock options and warrants
  exercised                          --             --          740,200          7,402         37,148           --           44,550
Comprehensive Income:
  Net loss                           --             --             --             --             --       (1,578,422)    (1,578,422)
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
Balance at June 30, 2000           53,454   $        534     74,251,545   $    742,515   $ 61,080,797   $(59,883,293)  $  1,940,553
                             ============   ============   ============   ============   ============   ============   ============










     See accompanying notes to unaudited consolidated financial statements.

                                  DYNAGEN, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                     Six Months Ended
                                                              ------------------------------
                                                               June 30,           June 30,
                                                                 2000               1999
                                                              -----------        -----------
Cash flows from operating activities:
  Net loss                                                    $(1,578,422)       $(3,498,824)
  Adjustments to reconcile net loss to net cash used
    for operating activities:
  Stock, stock options and warrants issued for services           776,774            894,585
  Loss on impairment of customer lists                               --              400,000
  Depreciation and amortization                                   874,600            938,366
(Increase) decrease in operating assets:
  Accounts receivable                                            (593,656)          (123,848)
  Rebates receivable                                              (34,670)            39,504
  Inventory                                                    (1,804,466)        (1,475,156)
  Prepaid expenses and other current assets                      (296,504)          (701,416)
  Deposits and other assets                                       105,908           (513,970)
Increase (decrease) in operating liabilities:
  Accounts payable and accrued expenses                          (642,226)           750,322
  Deferred revenue                                                   --             (100,000)
                                                              -----------        -----------
  Net cash used for operating activities                       (3,192,662)        (3,390,437)
                                                              -----------        -----------
Cash flows from investing activities:
  Cash paid in Superior Settlement                                   --           (1,500,000)
  Purchase of property and equipment                             (157,491)        (1,397,046)
  (Increase) decrease in notes receivable                         (25,000)              --
                                                              -----------        -----------
  Net cash provided by (used for) investing activities           (182,491)        (2,897,046)
                                                              -----------        -----------
Cash flows from financing activities:
  Net proceeds from stock warrants and options                     44,550                100
  Net proceeds from private stock placement                       450,000          3,000,000
  Net proceeds from debt placements                               840,000          4,705,000
  Payment of debt obligations                                    (356,774)          (430,720)
  Repayments of settlement obligation                              (7,227)              --
  Net change in line of credit                                    476,601           (214,105)
  Net change in accounts receivable factoring                        --             (117,515)
  Increase in bank overdraft                                    1,956,827            645,962
                                                              -----------        -----------
  Net cash provided by financing activities                     3,403,977          7,588,722
                                                              -----------        -----------

  Net change in cash and cash equivalents                          28,824          1,301,239

  Cash and cash equivalents at beginning of period                310,549             97,045
                                                              -----------        -----------
  Cash and cash equivalents at end of period                  $   339,373        $ 1,398,284
                                                              ===========        ===========
Supplemental cash flow information:
  Interest paid                                                   643,357        $   651,504
  Common stock issued for note payable and accrued interest     1,572,088          1,050,886

     See accompanying notes to unaudited consolidated financial statements.

                                  DYNAGEN, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation

         The consolidated financial statements include the accounts of DynaGen, Inc. (the "Company") and its wholly-owned subsidiaries, Able Laboratories, Inc. ("Able"), which is engaged in the manufacture of generic pharmaceuticals, Superior Pharmaceutical Company ("Superior") and Generic Distributors Inc. ("GDI"), both of which are engaged in the distribution of generic pharmaceuticals, and Apex Pharmaceuticals, Inc. which is developing therapeutic products. All significant intercompany balances and transactions have been eliminated in consolidation.

         The results of operations for the periods reported are not necessarily indicative of those that may be expected for a full year. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair statement of operating results for the interim periods presented have been made.

         The financial information included in this report has been prepared in conformance with the accounting policies reflected in the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 filed with Securities and Exchange Commission.

Use of Estimates

         In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the carrying values of rebates receivable and intangible assets, the valuation of equity instruments issued by the Company and the amount of obligations due as a result of defaults on certain debt obligations. Actual results could differ materially from those estimates.

Earnings Per Share

         Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

         For all periods presented, options, warrants, put warrants, convertible debt and convertible preferred stock were anti-dilutive and excluded from the diluted earnings per share computations.

         The loss applicable to common stockholders has been increased by the stated dividends on the convertible preferred stock and the amortization of discounts on convertible preferred stock due to beneficial conversion features.

2.       INVENTORY

         Inventory consists of the following:

                                                         June 30,   December 31,
                                                           2000         1999
                                                        ----------   ----------
         Raw materials                                  $1,092,502   $  752,627
         Work-in-progress                                   42,629       35,345
         Finished goods                                  7,817,939    6,360,632
                                                        ----------   ----------
                                                        $8,953,070   $7,148,604
                                                        ==========   ==========

3.      PROPERTY AND EQUIPMENT
                                                         June 30,   December 31,
                                                           2000         1999
                                                        ----------   ----------
         Machinery and equipment                        $2,848,856   $2,811,296
         Furniture, fixtures, and computers              1,151,115    1,146,223
         Leasehold improvements                          1,381,885    1,266,846
                                                        ----------   ----------
                                                         5,381,856    5,224,365
         Less accumulated depreciation and amortization (1,573,570)  (1,371,523)
                                                        ----------   ----------
                                                        $3,808,286   $3,852,842
                                                        ==========   ==========

4        DEBT

         Notes payable consist of the following:
                                                         June 30,   December 31,
                                                           2000         1999
                                                        ----------   ----------
         Bridge loans                                   $1,150,740   $1,006,389
         Machinery & equipment financing                   150,000      150,000
         9% convertible debenture                             --        980,000
         NJEDA bonds                                     1,940,000    2,000,000
         Working capital loan - BankBoston               8,106,827    7,630,226
         Senior subordinated debt                        2,248,875    2,250,000
                                                        ----------   ----------
         Total                                          13,596,442   14,016,615
         Less current portion                            9,467,567    9,826,615
                                                        ----------   ----------
         Long-term debt                                 $4,128,875   $4,190,000
                                                        ==========   ==========


         As of June 30, 2000, the Company was in default of certain loan covenants, as a result the Company and the bank have agreed to limit the borrowing on this line to $8.5 million. The Company has indicated to the bank that it will seek an alternate lender to maximize its borrowing on its assets.

5.       PREFERRED STOCK

         During April and May 2000, the Company received $500,000 through the sale of 500 shares of its Series J Preferred Stock. The shares of Series J Preferred Stock are convertible into common stock at 80% of the average closing bid price of the common stock for the five trading days immediately preceding the conversion notice from the investor. The conversion can take place on the earlier of (1) 90 days from the original issue date, or (2) the date on which a registration statement is declared effective by the Securities and Exchange Commission.

6.       SUBSEQUENT EVENTS

         During July 2000, the Company received net proceeds of $1,220,000 from the sale of preferred stock to a single investor. In addition, the Company converted a $750,000 bridge loan received during the second quarter from the same investor, into preferred stock. As a result of the two transactions, the Company issued 26,500 shares of Series M Convertible Preferred Stock at $100 per share. The Series M Preferred Stock carries a dividend of 4% and is convertible into common stock at a conversion price equal to 80% of the average of the three lowest prices per share during the five consecutive trading days prior to conversion.

                         SUPERIOR PHARMACEUTICAL COMPANY
                                 BALANCE SHEETS
                                   (Unaudited)

                                                    JUNE 30,      DECEMBER 31,
                                                      2000            1999
                                                  ------------    ------------
                                     ASSETS
CURRENT ASSETS:
   Cash                                           $    184,274    $     73,817
   Accounts receivable                               5,155,700       4,311,905
   Estimated rebates                                   297,050         262,380
   Inventory                                         7,277,096       7,467,842
   Other current assets                                  9,815          30,894
                                                  ------------    ------------

         Total current assets                       12,923,935      12,146,838
                                                  ------------    ------------

Property and equipment                                 924,590         884,555
   Less accumulated depreciation                      (673,803)       (622,918)
                                                  ------------    ------------
   Net property and equipment                          250,787         261,637
                                                  ------------    ------------

         Total assets                             $ 13,174,722    $ 12,408,475
                                                  ============    ============


                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Intercompany payable to DynaGen                $  2,401,932    $  3,865,885
   Accounts payable and accrued expenses             6,101,710       4,351,659
                                                  ------------    ------------
         Total current liabilities                   8,503,642       8,217,544
                                                  ------------    ------------
Stockholder's equity:
   Common stock                                              1               1
   Additional paid-in capital                        1,750,999       1,750,999
   Retained earnings                                 2,920,080       2,439,931
                                                  ------------    ------------

         Total stockholder's equity                  4,671,080       4,190,931
                                                  ------------    ------------

Total liabilities and equity                      $ 13,174,722    $ 12,408,475
                                                  ============    ============

                         SUPERIOR PHARMACEUTICAL COMPANY
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                   SIX MONTHS         YEAR ENDED         YEAR ENDED
                                                     ENDED           DECEMBER 31,       DECEMBER 31,
                                                 JUNE 30, 2000           1999               1998
                                                  ------------       ------------       ------------
Sales, net                                        $ 13,110,082       $ 21,476,606       $ 19,624,192
Cost of sales                                       10,585,551         16,909,637         15,649,520
                                                  ------------       ------------       ------------

   Gross profit                                      2,524,531          4,566,969          3,974,672

Selling, general and administrative expenses         2,044,679          3,768,664          4,039,074
                                                  ------------       ------------       ------------

   Operating profit (loss)                             479,852            798,305            (64,402)
                                                  ------------       ------------       ------------
Other income (expense):
   Miscellaneous income (expense)                          580             (3,163)            18,313
   Interest expense                                       (283)          (420,861)          (405,067)
                                                  ------------       ------------       ------------

   Other income (expense), net                             297           (424,024)          (386,754)
                                                  ------------       ------------       ------------

   Net income                                     $    480,149       $    374,281       $   (451,156)
                                                  ============       ============       ============

                           GENERIC DISTRIBUTORS, INC.
                                 BALANCE SHEETS
                                   (Unaudited)


                                                    JUNE 30,         DECEMBER 31,
                                                      2000               1999
                                                  ------------       ------------

                                     ASSETS
CURRENT ASSETS:
   Cash                                           $     75,960       $    140,642
   Accounts receivable                                 710,219            725,792
   Intercompany receivable from DynaGen                371,995            451,102
   Inventory                                           939,111            868,932
   Other current assets                                 26,738             35,484
                                                  ------------       ------------

         Total current assets                        2,124,023          2,221,952
                                                  ------------       ------------

Property and equipment                                 152,025            152,025
   Less accumulated depreciation                       (72,301)           (63,090)
                                                  ------------       ------------
   Net property and equipment                           79,724             88,935
                                                  ------------       ------------
Deposits                                                 4,038              4,038
                                                  ------------       ------------

         Total assets                             $  2,207,785       $  2,314,925
                                                  ============       ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Accounts payable and accrued expenses          $    553,590       $    539,929
                                                  ------------       ------------

         Total current liabilities                $    553,590       $    539,929
                                                  ------------       ------------
Stockholder's equity:
   Common stock                                              1                  1
   Additional paid-in capital                        1,716,999          1,716,999
   Retained earnings (deficit)                         (62,805)            57,996
                                                  ------------       ------------

         Total stockholder's equity                  1,654,195          1,774,996
                                                  ------------       ------------

Total liabilities and equity                      $  2,207,785       $  2,314,925
                                                  ============       ============

                           GENERIC DISTRIBUTORS, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                              SIX MONTHS ENDED    YEAR ENDED    TEN MONTHS ENDED
                                                   JUNE 30,       DECEMBER 31,     DECEMBER 31,
                                                    2000             1999             1998
                                                 -----------      -----------      -----------

Product sales                                    $ 2,471,763      $ 5,618,282      $ 5,361,457
Cost of sales                                      2,033,180        4,540,526        4,202,153
                                                 -----------      -----------      -----------
   Gross profit                                      438,583        1,077,756        1,159,304


Selling, general and administrative expenses         562,455        1,102,429          931,485
                                                 -----------      -----------      -----------

   Operating profit (loss)                          (123,872)         (24,673)         227,819
                                                 -----------      -----------      -----------

Other income (expense):
   Miscellaneous income                                3,071           16,629            8,946
   Interest expense                                     --            (85,391)         (85,334)
                                                 -----------      -----------      -----------

   Other income (expense), net                         3,071          (68,762)         (76,388)
                                                 -----------      -----------      -----------

   Net income (loss)                             $  (120,801)     $   (93,435)     $   151,431
                                                 ===========      ===========      ===========

                                  DYNAGEN, INC.
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The following unaudited pro forma financial statements of DynaGen, Inc. for the year ended December 31, 1999 and as of and for the six months ended June 30, 2000 were prepared by DynaGen, Inc. to illustrate the estimated effects of the merger proposal and the proposed sale of Generic Distributors, Inc. principally:

         o The effect of the sale of Superior for $6,248,875 in cash consideration including the assumption of the senior subordinated debt and the settlement of approximately $6,500,000 of intercompany obligations outstanding as of June 30, 2000.

         o    The payoff of our working capital line of credit.

         o The effect on our statements of loss for the elimination of Superior's historical operations.

         o The effect of the proposed sale of Generic Distributors for estimated cash consideration of $1,400,000 and the forgiveness of our intercompany payable to Generic Distributors.

         o The effect on our statements of loss for the elimination of Generic Distributors' historical operations.

         Further information and description is provided in the notes to these unaudited pro forma financial statements. To the extent these events are not reflected in the historical statements of loss of DynaGen, Inc., the unaudited pro forma statements of loss assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical consolidated balance sheet, the unaudited pro forma balance sheet assumes that these transactions occurred as of June 30, 2000.

         DynaGen believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the contemplated merger and the proposed sale of Generic Distributors. The pro forma financial statements do not purport to represent what the results of operations or financial position of DynaGen would actually have been if the merger and the sale had in fact occurred on such dates or to project the results of operations or financial position of DynaGen for any future period or date. These statements should be read in connection with, and are qualified by reference to, the consolidated financial statements of DynaGen, Inc. and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            DYNAGEN, INC.
                                                       PRO FORMA BALANCE SHEET

                                                             (Unaudited)
ASSETS
                                                                               JUNE 30, 2000
                                        --------------------------------------------------------------------------------------------
                                                                         PAYOFF OF
                                          DYNAGEN          SALE OF        LINE OF                     SALE OF GENERIC
                                        CONSOLIDATED     SUPERIOR(1)      CREDIT(2)      PRO FORMA    DISTRIBUTORS(3)    PRO FORMA
                                        ------------    ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS:
   Cash and cash equivalents            $    339,373    $ 10,359,036    $(10,063,654)   $    634,755    $  1,324,040    $  1,958,795
   Accounts receivable                     6,176,302      (5,155,700)           --         1,020,602        (710,219)        310,383
   Rebates receivable                        297,050        (297,050)           --              --              --              --
   Inventory                               8,953,070      (6,257,173)           --         2,695,897        (939,111)      1,756,786
   Notes receivable                          110,000            --              --           110,000            --           110,000
   Prepaid expenses and other current
     assets                                  692,230          (9,814)           --           682,416         (26,738)        655,678
                                        ------------    ------------    ------------    ------------    ------------    ------------

         Total current assets             16,568,025      (1,360,701)    (10,063,654)      5,143,670        (352,028)      4,791,642
                                        ------------    ------------    ------------    ------------    ------------    ------------
Property and equipment, net                3,808,286        (250,787)           --         3,557,499         (79,724)      3,477,775
                                        ------------    ------------    ------------    ------------    ------------    ------------
OTHER ASSETS:
   Customer lists, net of accumulated
     amortization                          1,927,525      (1,538,612)           --           388,913        (388,913)           --
   Deferred debt financing costs, net
     of accumulated amortization             747,041            --          (339,878)        407,163            --           407,163
   Deposits and other assets                 204,016            --              --           204,016          (4,038)        199,978
                                        ------------    ------------    ------------    ------------    ------------    ------------
         Total other assets                2,878,582      (1,538,612)       (339,878)      1,000,092        (392,951)        607,141
                                        ------------    ------------    ------------    ------------    ------------    ------------
                                        $ 23,254,893    $ (3,150,100)   $(10,403,532)   $  9,701,261    $   (824,703)   $  8,876,558
                                        ============    ============    ============    ============    ============    ============

                                      SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS.

                                                                F-45

                                                            DYNAGEN, INC.
                                                       PRO FORMA BALANCE SHEET
                                                             (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                 JUNE 30, 2000
                                         ---------------------------------------------------------------------------------------
                                                                         PAYOFF OF                 SALE OF GENERIC
                                           DYNAGEN         SALE OF        LINE OF                    DISTRIBUTORS
                                         CONSOLIDATED    SUPERIOR(1)     CREDIT(2)     PRO FORMA         (3)         PRO FORMA
                                         ------------   ------------   ------------   ------------   ------------   ------------
CURRENT LIABILITIES:
   Bank overdraft                        $  1,956,827   $       --     $ (1,956,827)  $       --     $       --     $       --
   Notes payable and current portion
     of long-term debt                      9,467,567           --       (8,106,827)     1,360,740           --        1,360,740
   Accounts payable and accrued
     expenses                               4,235,971     (1,960,331)          --        2,275,640       (553,590)     1,722,050
   Warrant put liability, current
     portion                                  667,667           --             --          667,667           --          667,667
   Settlement obligation, current
     portion                                   15,523        (15,523)          --             --             --             --
                                         ------------   ------------   ------------   ------------   ------------   ------------
         Total current liabilities         16,343,555     (1,975,854)   (10,063,654)     4,304,047       (553,590)     3,750,457
   Warrant put liability, less current
     portion                                  382,265           --             --          382,265           --          382,265
   Long-term debt, less current portion     4,128,875     (2,248,875)          --        1,880,000           --        1,880,000
   Settlement obligation, less current
     portion                                  459,645       (459,645)          --             --             --             --
                                         ------------   ------------   ------------   ------------   ------------   ------------
         Total liabilities                 21,314,340     (4,684,374)   (10,063,654)     6,566,312       (553,590)     6,012,722
                                         ------------   ------------   ------------   ------------   ------------   ------------
STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value,
     10,000,000 shares authorized,
     53,454 and 55,924 shares of
     Series A through L outstanding
     (liquidation value $5,619,357
     and $6,468,214)                              534           --             --              534           --              534
   Common stock, $.01 par value,
     125,000,000 shares authorized,
     74,251,545 and 63,854,946 shares
     issued and outstanding                   742,515           --             --          742,515           --          742,515
   Additional paid-in capital              61,080,797           --             --       61,080,797           --       61,080,797
   Accumulated deficit                    (59,883,293)     1,534,274       (339,878)   (58,688,897)      (271,113)   (58,960,010)
                                         ------------   ------------   ------------   ------------   ------------   ------------
         Total stockholders' equity         1,940,553      1,534,274       (339,878)     3,134,949       (271,113)     2,863,836
                                         ------------   ------------   ------------   ------------   ------------   ------------
                                         $ 23,254,893   $ (3,150,100)  $(10,403,532)  $  9,701,261   $   (824,703)  $  8,876,558
                                         ============   ============   ============   ============   ============   ============

                                      SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS.

                                                                F-46

                                                            DYNAGEN, INC.
                                                     PRO FORMA STATEMENT OF LOSS
                                                             (unaudited)

                                                               YEAR ENDED DECEMBER 31, 1999
                           -------------------------------------------------------------------------------------------------------
                                                                                       ELIMINATION
                                          ELIMINATION                                   OF GENERIC
                             DYNAGEN          OF         PRO FORMA                     DISTRIBUTORS   PRO FORMA
                           CONSOLIDATED   SUPERIOR(1)   ADJUSTMENTS       PRO FORMA        (5)       ADJUSTMENTS        PRO FORMA
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Sales, net                 $ 29,139,553   $21,476,606   $ 3,326,141(2)   $ 10,989,088   $5,618,282   $       --        $ 5,370,806
Cost of sales                24,377,890    16,909,637     1,104,879(2)      8,573,132    4,540,526           --          4,032,606
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
   Gross profit               4,761,663     4,566,969     2,221,262         2,415,956    1,077,756           --          1,338,200
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Operating expenses:
   Selling, general
     and administrative       8,912,374     3,768,664      (957,577)(3)     4,186,133    1,102,429       (145,840)(6)    2,937,864
   Research
     and development          1,713,416          --            --           1,713,416         --             --          1,713,416
   Loss on impairment
     of customer lists          400,000          --        (400,000)(3)          --           --             --               --
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Total operating
       expenses              11,025,790     3,768,664    (1,357,577)        5,899,549    1,102,429       (145,840)       4,651,280
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Operating loss          (6,264,127)      798,305     3,578,839        (3,483,593)     (24,673)       145,840       (3,313,080)
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Other income (expense):
   Investment income, net        23,011          --            --              23,011        7,788           --             15,223
   Interest and financing
     expense                 (2,425,730)     (420,861)         --          (2,004,869)     (85,391)          --         (1,919,478)
   Miscellaneous income
     (expense)                  515,528        (3,163)         --             518,691        8,841           --            509,850
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Other income
       (expense), net        (1,887,191)     (424,024)         --          (1,463,167)     (68,762)          --         (1,394,405)
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Net loss                (8,151,318)      374,281     3,578,839        (4,946,760)     (93,435)       145,840       (4,707,485)
Less returns to
  preferred stockholders:
   Beneficial conversion
     feature                  1,745,377          --            --           1,745,377         --             --          1,745,377
   Dividends paid and
     accrued                    168,403          --            --             168,403         --             --            168,403
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Net loss applicable
  to common stock          $(10,065,098)  $   374,281   $ 3,578,839      $ (6,860,540)  $  (93,435)  $    145,840      $(6,621,265)
                           ============   ===========   ===========      ============   ==========   ============      ===========

Net loss per
  share-basic              $      (0.20)                                 $      (0.13)                                 $     (0.13)
                           ============                                  ============                                  ===========
Weighted average
  shares outstanding         51,221,275                                    51,221,275                                   51,221,275
                           ============                                  ============                                  ===========


                                      SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS.

                                                                F-47

                                                            DYNAGEN, INC.
                                                     PRO FORMA STATEMENT OF LOSS
                                                             (unaudited)

                                                             SIX MONTHS ENDED JUNE 30, 2000
                           -------------------------------------------------------------------------------------------------------
                                                                                       ELIMINATION
                                          ELIMINATION                                   OF GENERIC
                             DYNAGEN          OF         PRO FORMA                     DISTRIBUTORS   PRO FORMA
                           CONSOLIDATED   SUPERIOR(1)   ADJUSTMENTS       PRO FORMA        (5)       ADJUSTMENTS        PRO FORMA
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------

Sales, net                 $ 16,101,009   $13,110,082   $ 2,183,943(2)   $  5,174,870   $2,471,763   $       --        $ 2,703,107
Cost of sales                11,651,564    10,585,551     3,385,282(2)      4,451,295    2,033,180           --          2,418,115
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
   Gross profit               4,449,445     2,524,531    (1,201,339)          723,575      438,583           --            284,992
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Operating expenses:
   Selling, general
     and administrative       4,760,822     2,044,679      (384,654)(3)     2,331,489      562,455        (72,920)(6)    1,696,114
   Research
     and development          1,067,589          --            --           1,067,589         --             --          1,067,589
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Total operating
       expenses               5,828,411     2,044,679      (384,654)        3,399,078      562,455        (72,920)       2,763,703
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Operating loss          (1,378,966)      479,852      (816,685)       (2,675,503)    (123,872)        72,920       (2,478,711)
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Other income (expense):
   Investment income, net        11,579          --            --              11,579         --             --             11,579
   Interest and financing
     expense                   (972,133)         (283)     (282,000)(4)      (689,850)        --           51,000(7)      (638,850)
   Miscellaneous income         761,098           580          --             760,518        3,071           --            757,447
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Other income
       (expense), net          (199,456)          297      (282,000)           82,247        3,071         51,000          130,176
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
     Net loss                (1,578,422)      480,149      (534,685)       (2,593,256)    (120,801)       123,920       (2,348,535)
Less returns to
  preferred stockholders:
   Beneficial conversion
     feature                    291,667          --            --             291,667         --             --            291,667
   Dividends paid and
     accrued                     72,840          --            --              72,840         --             --             72,840
                           ------------   -----------   -----------      ------------   ----------   ------------      -----------
Net loss applicable
  to common stock          $ (1,942,929)  $   480,149   $  (534,685)     $ (2,957,763)  $ (120,801)  $    123,920      $(2,713,042)
                           ============   ===========   ===========      ============   ==========   ============      ===========


Net loss per
  share-basic              $      (0.03)                                 $      (0.04)                                 $     (0.04)
                           ============                                  ============                                  ===========
Weighted average
  shares outstanding         68,806,766                                    68,806,766                                   68,806,766
                           ============                                  ============                                  ===========

                                      SEE ACCOMPANYING NOTES TO PRO FORMA FINANCIAL STATEMENTS.

                                                                F-48

                                  DYNAGEN, INC.
                        NOTES TO PRO FORMA BALANCE SHEET
                                  JUNE 30, 2000
                                   (Unaudited)

1.       Sale of Superior
         Reflects the elimination of all of Superior's assets and liabilities included in the DynaGen consolidated balance sheet; the receipt of the $4,000,000 cash portion of the merger consideration; the receipt of $6,543,310 in settlement of intercompany obligations existing at June 30, 2000; the assumption of $2,248,875 of subordinated debt and the settlement obligation of $475,168 by RxBazaar.com; and the write-off of customer lists associated with Superior.
2.       Payoff of Line of Credit
         Reflects the payoff of DynaGen's existing line of credit and bank overdraft with BankBoston and the write-off of the deferred financing costs associated with the line of credit.
3.       Sale of Generic Distributors
         Reflects the elimination of all of Generic Distributors' assets and liabilities included in the DynaGen consolidated balance sheet; the receipt of an estimated $1,400,000 in cash consideration for the sale and the forgiveness of our intercompany payable to Generic Distributors.

                      NOTES TO PRO FORMA STATEMENTS OF LOSS
                        YEAR ENDED DECEMBER 31, 1999 AND
                         SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

         (1) To eliminate the historical results of operations reflected in the financial statements of Superior.
         (2) To reflect sales of Able Laboratories to Superior and associated costs which were previously eliminated in consolidation.
         (3) To eliminate amortization expense and impairment loss on customer lists and goodwill of Superior reflected in DynaGen's historical financial statements.
         (4) To eliminate interest expense on the working capital line of credit allocated to Superior.
         (5) To eliminate the historical results of operations reflected in the financial statements of Generic Distributors.
         (6) To eliminate amortization expense on customer lists of Generic Distributors reflected in DynaGen's historical financial statements.
         (7) To eliminate interest expense on the working capital line of credit allocated to Generic Distributors.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER




================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               RXBAZAAR.COM, INC.,

                         RXBAZAAR.COM ACQUISITION CORP.,

                         SUPERIOR PHARMACEUTICAL COMPANY

                                       and

                                  DYNAGEN, INC.


                          Dated as of October 20, 2000




================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I - THE MERGER.........................................................1

   SECTION 1.1.  The Merger....................................................1

   SECTION 1.2.  Effective Time................................................1

   SECTION 1.3.  Effect of the Merger..........................................2

   SECTION 1.4.  Certificate of Incorporation; By-Laws.........................2

   SECTION 1.5.  Directors and Officers........................................2

   SECTION 1.6.  [Reserved]....................................................2

   SECTION 1.7.  Taking of Necessary Action; Further Action....................2

ARTICLE II - CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES................2

   SECTION 2.1.  Definitions...................................................2

   SECTION 2.2.  Merger Consideration; Conversion or Cancellation of Company
                 Common Stock..................................................3

   SECTION 2.3.  Exchange of Certificates......................................3

   SECTION 2.4.  Stock Transfer Books..........................................3

   SECTION 2.5.  Lost, Stolen or Destroyed Certificates........................3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER................4

   SECTION 3.1.  Corporate Existence and Power.................................4

   SECTION 3.2.  Corporate Authorization.......................................4

   SECTION 3.3.  Governmental Authorization....................................4

   SECTION 3.4.  Non-Contravention.............................................5

   SECTION 3.5.  Capitalization................................................5

   SECTION 3.6.  Subsidiaries..................................................5

   SECTION 3.7.  Financial Statements..........................................5

   SECTION 3.8.  Absence of Undisclosed Liabilities............................6

   SECTION 3.9.  Title and Condition of Assets.................................6

   SECTION 3.10.  Real Property................................................7

   SECTION 3.11.  Condition of Tangible Assets.................................7

   SECTION 3.12.  Subsequent Events............................................7

   SECTION 3.13.  Legal Proceedings............................................8

   SECTION 3.14.  Material Contracts...........................................9

   SECTION 3.15.  Employees...................................................10

   SECTION 3.16.  Transactions with Affiliates................................11

   SECTION 3.17.  Insurance Coverage..........................................11

   SECTION 3.18.  Compliance with Laws........................................11

   SECTION 3.19.  Accounts Receivable; Inventories............................11

   SECTION 3.20.  Finders' Fees...............................................12

   SECTION 3.21.  Employee Benefit Plans......................................12

   SECTION 3.22.  Taxes.......................................................13

   SECTION 3.23.  Environmental Matters.......................................14

   SECTION 3.24.  Intellectual Property.......................................14

   SECTION 3.25.  [Reserved]..................................................15

   SECTION 3.26.  Certain FDA Matters.........................................15

   SECTION 3.27.  Title.......................................................15

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.................15

   SECTION 4.1.  Corporate Existence and Power................................16

   SECTION 4.2.  Corporate Authorization......................................16

   SECTION 4.3.  Governmental Authorization...................................16

   SECTION 4.4.  Non-Contravention............................................16

   SECTION 4.5.  Capitalization...............................................16

   SECTION 4.6.  Legal Proceedings............................................17

   SECTION 4.7.  Compliance with Laws.........................................17

   SECTION 4.8.  Board Recommendation.........................................17

   SECTION 4.9.  Finders' Fees................................................17

   SECTION 4.10.  [Reserved]..................................................17

   SECTION 4.11.  Interim Operations of Sub...................................17

ARTICLE V - COVENANTS OF ALL PARTIES..........................................17

   SECTION 5.1.  Cooperation..................................................17

   SECTION 5.2.  Other Required Information...................................18

   SECTION 5.3.  Confidentiality..............................................18

   SECTION 5.4.  Public Announcements.........................................18

   SECTION 5.5.  Miscellaneous Agreements and Consents........................19

   SECTION 5.6.  Best Efforts and Further Assurances..........................19

ARTICLE VI - COVENANTS OF THE STOCKHOLDER AND THE COMPANY.....................19

   SECTION 6.1.  Preservation of Business Organization........................19

   SECTION 6.2.  Carry on in Regular Course...................................19

   SECTION 6.3.  Consents.....................................................20

   SECTION 6.4.  Stockholders Meetings........................................20

   SECTION 6.5.  Access.......................................................20

   SECTION 6.6.  Documents and Information to be Furnished....................20

   SECTION 6.7.  Notices of Certain Events....................................20

   SECTION 6.8.  Accuracy of Representations and Warranties...................20

   SECTION 6.9.  No Solicitation..............................................21

   SECTION 6.10.  Non-Disturbance Agreement...................................21

   SECTION 6.11.  Section 338(h)(10) Election.................................21

   SECTION 6.12.  Acquisition Proposals.......................................21

ARTICLE VII - COVENANTS OF PARENT AND SUB.....................................23

   SECTION 7.1.  Preservation of Business Organization........................23

   SECTION 7.2.  Consents.....................................................23

   SECTION 7.3.  Notices of Certain Events....................................23

   SECTION 7.4.  Accuracy of Representations and Warranties...................23

   SECTION 7.5.  Documents and Information to be Furnished....................24

   SECTION 7.6.  Indemnification..............................................24

   SECTION 7.7.  Non-Solicitation.............................................24

   SECTION 7.8.  Compliance with Lease Terms..................................24

ARTICLE VIII - CONDITIONS OF CLOSING..........................................24

   SECTION 8.1.  Conditions to Obligations of Parent, Sub, Stockholder and the
                 Company......................................................24

   SECTION 8.2.  Additional Conditions Applicable to Parent and Sub...........25

   SECTION 8.3.  Additional Conditions Applicable to the Stockholder and the
                 Company......................................................26

ARTICLE IX - TERMINATION......................................................27

   SECTION 9.1.  Termination..................................................27

   SECTION 9.2.  Survival Upon Termination....................................28

   SECTION 9.3.  Effect of Termination........................................28

   SECTION 9.4.  Certain Remedies Upon Termination............................28

ARTICLE X -- SURVIVAL; INDEMNIFICATION........................................28

   SECTION 10.1.  Survival....................................................28

   SECTION 10.2.  Mutual Indemnification......................................28

   SECTION 10.3.  Third Person Claims.........................................29

   SECTION 10.4.  Limitations on Indemnification..............................30

   SECTION 10.5.  [Reserved.].................................................30

   SECTION 10.6.  Resolutions of Conflicts; Arbitration.......................30

   SECTION 10.7.  Remedies....................................................31

ARTICLE XI - MISCELLANEOUS....................................................31

   SECTION 11.1.  Specific Performance........................................31

   SECTION 11.2.  Expenses....................................................31

   SECTION 11.3.  Further Assurances..........................................31

   SECTION 11.4.  Parties in Interest.........................................32

   SECTION 11.5.  Entire Agreement............................................32

   SECTION 11.6  Amendment or Modification....................................32

   SECTION 11.7.  Waiver......................................................32

   SECTION 11.8.  Assignability...............................................32

   SECTION 11.9.  Headings and Interpretation.................................32

   SECTION 11.10.  Notices....................................................33

   SECTION 11.11.  Law Governing..............................................33

   SECTION 11.12.  Invalidity of Provisions...................................34

   SECTION 11.13.  Counterparts...............................................34

                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger dated as of October 20, 2000 (this "AGREEMENT") by and among RxBazaar.com, Inc., a Delaware corporation ("PARENT"); RxBazaar.com Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("SUB"); Dynagen, Inc., a Delaware corporation ("STOCKHOLDER"); and Superior Pharmaceutical Company, an Ohio corporation and a direct wholly-owned subsidiary of the Stockholder (the "Company").

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Parent, Sub, Stockholder and the Company have each determined that it is advisable and in the best interests of each company and its respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such combination, the respective Boards of Directors of Parent, Sub, the Company and Stockholder have each approved the merger (the "MERGER") of Sub with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE Law") and the Ohio General Corporation Law ("OHIO LAW") upon the terms and conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended and the parties elect that the Merger be treated as a transaction under the provisions of Section 338(h)(10) of the Code;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and Ohio Law, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be Superior Pharmaceutical Company.

         SECTION 1.2. EFFECTIVE TIME. Unless this Agreement shall have earlier terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable (and in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof, at the offices of Foley Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio, in such form as required by Delaware Law and Ohio Law (the date and time of such filings being the "EFFECTIVE TIME").

         SECTION 1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger and applicable provisions of Ohio Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.4. CERTIFICATE OF INCORPORATION; BY-LAWS. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation and the Regulations of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Regulations of the Surviving Corporation.

         SECTION 1.5. DIRECTORS AND OFFICERS. Effective as of the Closing, Parent shall appoint a total of three (3) directors to the board of directors of the Surviving Corporation to hold office for one year and until their successors shall have been duly elected and qualified. Parent shall select the directors in its sole discretion.

         SECTION 1.6. [RESERVED.]

         SECTION 1.7. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Sub, the Company and Stockholder will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company and Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.1.  DEFINITIONS.

                  "COMPANY COMMON STOCK" shall mean the Common Stock, no par value, of the Company.

                  "MERGER CONSIDERATION" shall mean (i) $4,000,000 in cash, (ii) the assumption of the senior subordinated debt of the Stockholder payable to Finova Mezzanine Capital, Inc. ("FINOVA") and Argosy Partners ("ARGOSY") in the amount of $2,248,875, and (iii) the settlement of all outstanding intercompany payables and receivables between the Company and the Stockholder.

                  "OUTSTANDING SHARES" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

         SECTION 2.2. MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY COMMON STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the Stockholder, the Outstanding Shares shall be converted into the right to receive the Merger Consideration.

                  (b) At the Effective Time, each share of Sub Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become one (1) share of Common Stock of the Surviving Corporation.

         SECTION 2.3. EXCHANGE OF CERTIFICATES. (a) Upon surrender by Stockholder of certificates that immediately prior to the Effective Time represented all Outstanding Shares of Company Common Stock ("Certificates") to the Parent, Stockholder shall be entitled to receive in exchange therefor the Merger Consideration provided for in Section 2.2(a), and the Certificates so surrendered shall forthwith be canceled.

                  (b) All Merger Consideration issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (c) Neither Parent, Sub nor the Company shall be liable to Stockholder for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law. From and after the Effective Time, and until surrendered in accordance with the provisions of Section 2.3, each Certificate representing Outstanding Shares shall represent, for all purposes, only the right to receive the Merger Consideration.

                  (d) Parent shall be entitled to deduct and withhold from the consideration otherwise payable to Stockholder such amounts as Parent is required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Parent.

         SECTION 2.4. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company or the Surviving Company. On or after the Effective Time, any Certificates presented to the Parent for any reason shall be converted into the Merger Consideration.

         SECTION 2.5. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Parent shall make payment in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, for the pro rata amount of the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of any such lost, stolen or destroyed Certificate or Certificates having an aggregate value of $100,000 or more to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER


         The Stockholder hereby represents and warrants to each of Parent and Sub that except as set forth in the written disclosure schedule delivered by the Company to Parent and attached hereto (the "COMPANY DISCLOSURE SCHEDULE"):

         SECTION 3.1. CORPORATE EXISTENCE AND POWER. Each of Stockholder and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, in the case of Stockholder, and the laws of the state of Ohio, in the case of the Company, and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. Stockholder has heretofore delivered to Parent and Sub true and complete copies of the Company's Articles of Incorporation and Code of Regulations, as amended to date and as currently in effect. For purposes of this Agreement, a "MATERIAL ADVERSE CHANGE" or a "MATERIAL ADVERSE EFFECT" shall mean, with respect to Parent on the one hand and the Company or Stockholder on the other hand, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, prospects or financial condition of such party and its subsidiaries, taken as a whole, or is reasonably likely to delay substantially or prevent the consummation of the transactions contemplated hereby.

         SECTION 3.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of the Company and Stockholder of this Agreement and the consummation by the Company and Stockholder of the Merger are within Stockholder and the Company's corporate power and authority and, subject to the approval of the Merger by each of the Company's stockholder and the Stockholder's stockholders (collectively the "STOCKHOLDER APPROVALS"), have been duly authorized by all necessary corporate action of the Company and the Stockholder. This Agreement has been duly authorized, executed and delivered by each of Stockholder and the Company and constitutes a valid and binding obligation of each of the Company and Stockholder, enforceable against each of Stockholder and the Company in accordance with its terms, subject to Stockholder Approvals.

         SECTION 3.3. GOVERNMENTAL AUTHORIZATION. Except as set forth on
Schedule 3.3, the execution, delivery and performance by each of Stockholder and the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by each of Stockholder and the Company, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory authority (each, a "GOVERNMENTAL AUTHORITY"), other than (i) routine filings with the Secretary of State of Ohio and the Secretary of State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and (iii) such filings or notifications which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company or Stockholder from performing its obligations under this Agreement in any material respect.

         SECTION 3.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company and Stockholder of this Agreement and the consummation by the Company and the Stockholder of the Merger and other transactions contemplated by this Agreement, do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the Articles of Incorporation or Code of Regulations of the Company or the Certificate of Incorporation or By-Laws of Stockholder, (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to the Company or Stockholder, (iii) except as set forth on Schedule 3.4, require any consent, approval or other action by any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust or other entity or organization, including a Governmental Authority (a "PERSON"), contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or Stockholder or to a loss of any benefit to which the Company or Stockholder is entitled under any material provision of (A) any agreement binding upon the Company or Stockholder, or (B) assuming compliance with the matters referred to in Section 3.3, any material license, franchise, permit or other similar authorization held by the Company or Stockholder, or (iv) create or result in any mortgage, lien, pledge, claim, charge, security interest, easement, assessment, restrictive covenant, reservation, restriction or encumbrance of any kind ("Lien") on any asset of the Company or Stockholder, except in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Material Adverse Effect on the Company or Stockholder.

         SECTION 3.5. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 750 shares of Company Common Stock, no par value, of which 100 shares are issued and outstanding as of the date hereof. Stockholder owns all of the Outstanding Shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other rights of any stockholder of the Company or any other Person. Except as set forth in Schedule 3.5, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from the Company, or agreements, commitments or obligations of the Company or Stockholder to issue or sell, any capital stock or securities convertible into or exchangeable for capital stock of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SECURITIES"). Except as set forth in Schedule 3.5 or as contemplated by this Agreement, there are no outstanding obligations of the Company or Stockholder to sell, issue or deliver, or to repurchase, redeem or otherwise acquire, any of the Company Securities. Schedule 3.5 sets forth a complete and correct list (including number of shares and exercise price) of all Company Securities described in clauses (i) and (ii) of the definition of Company Securities.

         SECTION 3.6. SUBSIDIARIES. The Company does not hold or own, directly or indirectly, any equity or ownership interest in any corporation, association, partnership, joint venture or other Person.

         SECTION 3.7. FINANCIAL STATEMENTS. Attached hereto as Schedule 3.7 are the following financial statements of the Company (collectively, the "FINANCIAL STATEMENTS"):

                  (i) the unaudited balance sheet as of December 31, 1998 and the related unaudited statements of earnings, retained earnings and cash flows for the year ended December 31, 1998;

                 (ii) the unaudited balance sheet as of December 31, 1999 and the related unaudited statements of earnings, retained earnings and cash flows for the year ended December 31, 1999; and

                (iii) the unaudited balance sheet as of August 31, 2000 (the "BALANCE SHEET") and the related unaudited statements of earnings, retained earnings and cash flows for the eighth-month period ended August 31, 2000.

Each of the Financial Statements has been prepared in accordance with GAAP (other than the omission of footnotes in the case of unaudited Financial Statements) applied on a consistent basis and fairly presents the financial position of the Company as of its date or the results of operations or changes in financial position of the Company for the periods then ended. Except as may be set forth in the Financial Statements, all of the revenues and expenses of the Company reflected in the Financial Statements were derived or incurred in the ordinary course of business of the Company. The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail and in all material respects, the transactions of the Company, and the Company's books of account have been maintained in accordance with GAAP applied on a consistent basis. All accounts, notes and other receivables of the Company are valid and enforceable, are not subject to any valid defense, set off, counterclaim or claim for returns or refunds, and are collectible in full in accordance with their terms in the ordinary course of business of the Company, except to the extent of any reserves therefor reflected on the Balance Sheet or taken in the ordinary course of business consistent with past practice which, in the aggregate, are not materially adverse to the Company.

         SECTION 3.8. ABSENCE OF UNDISCLOSED LIABILITIES. To the best knowledge of Stockholder, the Company has no liabilities or obligations which are, or reasonably could be expected to be, in the aggregate, material to the business, assets, results of operation, prospects or financial condition of the Company, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Balance Sheet, (b) disclosed in this Agreement or in Schedule 3.8 or (c) incurred in the ordinary course of business consistent with past practice since August 31, 2000 (the "BALANCE SHEET DATE"). For the purposes of this Agreement, the phrase "LIABILITIES OR OBLIGATIONS" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         SECTION 3.9. TITLE AND CONDITION OF ASSETS. Except as set forth in
Schedule 3.9, the assets and properties owned, leased or subleased by the Company constitute, and on the Closing Date will constitute, all of the assets and properties used or held for use in the conduct of the business of the Company, and are, and on the Closing Date will be, generally adequate to conduct the business of the Company as currently conducted. The Company has, and on the Closing Date will have record and marketable title to, or valid leasehold interests in, all of its assets and properties, whether real, personal or mixed, tangible or intangible, and whether now owned, leased or subleased or acquired after the date of this Agreement, including all assets and properties identified on the Balance Sheet, except for assets and properties sold since the Balance Sheet Date in the ordinary course of business consistent with past practices and as permitted by this Agreement. Except as disclosed in the Financial Statements or in Schedule 3.9, none of such assets and properties is, or on the Closing Date will be, subject to any Liens, except for (i) Liens incurred in the ordinary course of business which are not yet due and payable, and (ii) Liens which do not materially detract from the value of or interfere with the present use of the property affected thereby and which do not, individually or in the aggregate, have a Material Adverse Effect on the Company (the "PERMITTED LIENS").

         SECTION 3.10. REAL PROPERTY. Set forth on Schedule 3.10 is an accurate and complete list and summary description of all real property currently owned or leased by the Company and, except as set forth on Schedule 3.10, none of the described leases require any consent to the transactions contemplated by this Agreement. Stockholder has previously delivered to Parent and Sub accurate and complete copies of all leases listed and described on Schedule 3.10. The Company has possession of each of the aforementioned properties and, to the knowledge of Stockholder, no event has occurred which, with the lapse of time or notice or both, could reasonably be expected to result in a material default under any of the described leases. All rents or other material payment obligations which have become due in respect of each of such leased properties have been paid, the Company has complied in all material respects with its obligations under the said leases and the Company has not received any notice of any breach of its obligations under any covenants, agreements, statutory requirements, planning consents, by-laws, orders and regulations affecting any of such properties (whether owned or leased), their use and any business of the Company there carried on.

         SECTION 3.11. CONDITION OF TANGIBLE ASSETS. Except as set forth on
Schedule 3.11, all material tangible property, including the real property and structures thereon, of the Company is in good operating condition, reasonable wear and tear excepted, and the operation and use of such property in the business of the Company conforms in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

         SECTION 3.12. SUBSEQUENT EVENTS. Except as disclosed in Schedule 3.12, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practices and the Company has not:

                  (a) incurred any Material Adverse Change;

                  (b) amended or otherwise changed its Articles of Incorporation or Code of Regulations in any manner which would reasonably be expected to result in a Material Adverse Change;

                  (c) declared, set aside or paid any dividend or other distribution with respect to any of the Company Securities, or repurchased, redeemed or otherwise acquired any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, the Company (including the Company Securities) or issued or sold any Company Securities;

                  (d) amended the term of any outstanding security of the Company;

                  (e) incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or warrants or other rights to acquire any debt securities of the Company, guaranteed any debt securities of another Person, entered into any "keep well" or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, except for the endorsement of checks in the normal course of business, and the extension of credit to the Company by suppliers in the normal course of business;

                  (f) created or assumed or permitted to exist any Lien on any asset, other than Permitted Liens;

                  (g) made any loan or capital contribution to or investment in any Person;

                  (h) entered into any lease or acquisition of any capital asset or made any other investment for aggregate consideration in excess of $10,000;

                  (i) sold, leased, pledged, transferred or otherwise disposed of any capital asset with an aggregate fair market value in excess of $10,000;

                  (j) entered into any agreement or transaction, or made any commitment, relating to its assets or business (including the acquisition or disposition of any assets or business) or relinquished any contract or other right, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                  (k) changed any method or practice of financial or tax accounting or any method of maintaining books and records;

                  (l) (i) granted any severance or termination pay to any director or officer of the Company or, except in the ordinary course of business consistent with past practice, to any employee of the Company, (ii) entered into any employment, severance, consulting, deferred compensation or other similar agreement (or any amendment to any agreement) with any director or officer of the Company or, except in the ordinary course of business consistent with past practice, with any employee of the Company, (iii) changed any benefits payable under existing severance or termination pay policies or employment, severance, consulting or other similar agreements, or (iv) changed the compensation, bonus or other benefits payable to directors, officers or employees of the Company other than periodic increases in the ordinary course of business consistent with past practice;

                  (m) paid, discharged, settled or satisfied any claim, Lien or liability, other than those (i) which were reflected or reserved against in the Balance Sheet and in the ordinary course of business consistent with past practice, or (ii) which were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

                  (n) written down the value of any inventory or written off as uncollectible any notes, accounts or other receivables or any portion thereof other than in the ordinary course of business consistent with past practice;

                  (o) entered into any transaction with any affiliates of the Company, other than in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Company and upon terms that were no less favorable to the Company than it could have obtained in a comparable transaction with a Person who was not an affiliate;

                  (p) entered into any agreement, undertaking or commitment to do any of the foregoing; or

                  (q) suffered any damage, destruction or other casualty loss not covered by insurance affecting the business or assets of the Company which has had or would reasonably be expected to result in or have a Material Adverse Effect on the Company.

         SECTION 3.13. LEGAL PROCEEDINGS. Except as set forth on Schedule 3.13, there is no action, suit, litigation, governmental investigation or other proceeding pending or, to the knowledge of Stockholder, threatened against or relating to the Company, Stockholder or any of their respective properties or businesses, or the transactions contemplated by the Agreement which could reasonably be expected to have a Material Adverse Effect and, to the knowledge of Stockholder, no basis for any such action exists.

         SECTION 3.14. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.14 or any other Schedule to this Agreement, the Company is not a party to or subject to:

                  (i)      any collective bargaining agreement;

                  (ii) any agreements that contain any material unpaid severance liabilities or obligations;

                  (iii) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization not terminable by the Company on 90 days' notice without liability except to the extent applicable local law and/or general principles of wrongful termination law may limit the Company's ability to terminate such agreements, contracts or commitments;

                  (v) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (vi)     any fidelity or surety bond or completion bond;

                  (vii) any lease of personal property having a remaining value individually in excess of $10,000;

                  (viii)   any agreement of indemnification or guaranty;

                  (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person;

                  (x) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $10,000;

                  (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

                  (xiii) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $50,000 or more;

                  (xiv) any distribution, joint marketing, supply or development agreement; or

                  (xv) any other agreement, contract or commitment which involves payment by the Company of $25,000 or more and is not cancelable without penalty within thirty
                           (30) days.

        Neither the Company nor Stockholder has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any other agreement, contract or commitment in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek damages from the Company or Stockholder that could reasonably be expected to have a Material Adverse Effect on the Company or on the transactions contemplated hereby. Each agreement, contract or commitment set forth in any of the schedules is in full force and effect and, except as otherwise disclosed in such schedule, to the knowledge of Stockholder, each such agreement, contract or commitment is not subject to any material default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals as are required in connection with the Merger under any of the Company's material agreements.

                (b) There is no contract, agreement, commitment or obligation to which the Company is a party or is bound that, at the time it was entered into or made was, or is currently, known or expected by Stockholder to result in any material loss to the Company upon completion or performance thereof, or any bid, offer or proposal which, if accepted would result in such a contract, agreement, commitment or obligation.

                (c) Except as disclosed in Schedule 3.14, the Company is not a party to any agreement with any of its securityholders or optionholders, or any affiliate thereof, nor is any securityholder or optionholder of the Company a party to any agreement with any other such securityholder or optionholder relating to the Company or any of its securities.

        SECTION 3.15. EMPLOYEES. Schedule 3.15 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of the Company (the "EMPLOYEES") and the location at which such Employees regularly perform services for the Company and (b) the wage rates for non-salaried Employees of the Company (by classification). Any agreements, commitments or understandings between the Company and any Employee concerning such Employee's future salary, compensation or terms of employment are described in Schedule 3.15. Except as set forth on Schedule 3.15, none of such Employees has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. There is no unfair labor practice complaint pending or, to the knowledge of Stockholder, threatened against the Company before the National Labor Relations Board.

         SECTION 3.16. TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 3.16, there are no agreements or other continuing transactions between the Company, on the one hand, and any affiliate of the Company, any of the stockholders of the Company, any affiliate of any stockholder of the Company, or any member of any such stockholder's family, on the other hand. Except as set forth in Schedule 3.16, to the knowledge of Stockholder, none of the officers or directors of the Company (a) has any material direct or indirect interest in any entity which does business with the Company or any property, asset or right which is used by the Company; or (b) has any contractual relationship with the Company.

         SECTION 3.17. INSURANCE COVERAGE. Stockholder has furnished to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (including without limitation any policies pertaining to product liability). There is no claim by the Company or Stockholder pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.

         SECTION 3.18. COMPLIANCE WITH LAWS. Neither Stockholder nor the Company is in violation of any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.19. ACCOUNTS RECEIVABLE; INVENTORIES. (a) Except as set forth on Schedule 3.19(a), the accounts receivable of the Company, including the accounts receivable reflected on the Balance Sheet and accounts receivable acquired by the Company between the Balance Sheet Date and the Closing Date, are valid and existing and represent bona fide claims against debtors for sales and other charges, and were acquired in the ordinary course of business and have been collected, or are expected to be collected in the ordinary course of business within a period not exceeding ninety (90) days from invoice date, in full and in accordance with their terms at their recorded amounts, subject only to the reserve for receivables as reflected on the face of the Balance Sheet, and (subject to the aforesaid reserves) are subject to no refunds, discounts (except for normal cash and immaterial trade discounts) or other adjustments and, to the best knowledge of Stockholder, to no defenses, rights of setoff, counterclaims, encumbrances or conditions affecting any thereof. The accounts receivable have been accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP, and the amount reserved for doubtful accounts and allowances disclosed in the Balance Sheet or accrued on such books is consistent with past practices.

              (b) Schedule 3.19(b) sets forth a detailed list of all inventory of the Company. All of the inventories that are reflected in Schedule 3.19(b)
(i) were purchased or acquired in the ordinary course of the Company's business and in a manner consistent with the regular inventory practices of the Company,
(ii) have been or will be used or sold in the ordinary course of business and in a manner consistent with its regular inventory practices, (iii) are not in excess of the Company's reasonable requirements, and (iv) are or will be reflected in the Company's financial statements in accordance with GAAP consistently applied. Since the Balance Sheet Date, due provision was made on the books of the Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

              (c) Except as disclosed on Schedule 3.19(b), the inventory does not consist of any damaged or obsolete inventory or inventory not fit for use in the ordinary course of business, including without limitation (i) raw materials or work-in-process that are not used in current formulations of the Company's products, (ii) any raw materials or work-in-process that, according to the production schedule of the business, would not reasonably be expected to be used within six months after the Closing Date or, if earlier, the end of such raw material's or work-in-process' useful life, (iii) any finished goods that represent products returned prior to April 1, 2000, (iv) any finished goods for which no sales are forecast in the Company's sales plan, (v) any finished goods not salable in the ordinary course of business at the Company's published prices without additional manufacturing or packaging cost, (vi) any finished goods that are "remnant", and (vii) any raw materials, work-in-process or finished goods that, as a result of any judgment, order, decree or settlement relating to product labeling or otherwise, may not be used in current product formulation. All inventory has been stored, shipped and otherwise handled in compliance in all material respects with all applicable federal and state law, rules and regulations (including, without limitation those promulgated by the U.S. Food and Drug Administration ("FDA")).

         SECTION 3.20. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or Stockholder who might be entitled to any fee or commission from Parent or any of its subsidiaries or the Company or Stockholder upon consummation of the Merger.

         SECTION 3.21. EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule
3.21 neither the Company nor any Person that together with the Company would be treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE") has established or maintains or is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans (individually, a "PLAN" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, and the Code, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company has resulted in, nor does Stockholder have knowledge of a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. At the Effective Time, the fair market value of the assets of any Plan which is subject to Title IV of ERISA will exceed the present value of all benefits accrued under such Title IV Plan, determined on a termination basis using assumptions established by the Pension Benefit Guaranty Commission as in effect on that date. Neither the Company nor any ERISA Affiliate has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA, or (ii) incurred, or reasonably expects to incur prior to the Effective Time, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Plan covered or previously covered by Title IV or ERISA that could become a liability of the Parent or Sub or any of their ERISA Affiliates after the Effective Time. The Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

         SECTION 3.22. TAXES. (a) The term "TAXES" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, or other taxes, fees, assessments or other charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term "RETURNS" as used herein, means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and "RETURN" means any one of the foregoing returns. All citations to the Code, or the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

                  (b) The Company has filed all Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Returns), including, without limitation, all Taxes that the Company is obligated to withhold for amounts owing to employees, creditors and third parties. All such Returns were complete and correct in all material respects. All Taxes with respect to which the Company has become obligated have been paid and adequate reserves have been established for all Taxes accrued but not yet payable (including any Taxes arising out of the transactions contemplated by this Agreement). To the knowledge of Stockholder, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of the Company. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the financial statements of the Company, or are annexed hereto in Schedule 3.22. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, (i) in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exception in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) in any payment which would not be deductible under Sections 162 and 404 of the Code. The Company has not agreed to make any adjustment under
Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method or otherwise, and the Company will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. The Company does not own any interest in any entity which is characterized as a partnership for federal, state, local, foreign or other Tax purposes. The Company is not and has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii). The Company has not participated in or cooperated with any international boycott, within the meaning of Section 999 of the Code.

                  (c) Set forth on Schedule 3.22 is a complete and accurate description of the Company's (i) tax basis in its assets, (ii) tax elections,
(iii) methods of accounting, and (iv) agreements with respect to Taxes.

                  (d) The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. The Company is a corporation taxed under Subchapter C of Chapter 1 of the Code. Neither the Company nor any predecessor has ever (i) been a party to any merger or consolidation nor acquired substantially all of the assets of any Person (other than the purchase of the Company by Stockholder on June 18, 1997), (ii) adopted a plan of liquidation, or (iii) made any election under Section 936 or 992 of the Code. There will be no tax imposed by Section 1374 of the Code and any corresponding provisions of the laws of the State of Ohio or any other applicable Governmental Authority in connection with the Merger.

                  (e) The Stockholder hereby individually represents that it has timely filed all Returns with respect to Taxes required to be paid by a Stockholder attributable to items of income, gain, deductions, losses and credits of the Company, and has timely paid all such Taxes (whether or not shown on such Returns); there has not been any audit of any Return filed by such Stockholder, or to Stockholder's knowledge, any previous shareholder of the Company, with respect to, or which may relate to, items of income, gain, deduction, loss or credit of the Company; no such audit of any such Stockholder is in progress and such Stockholder has not been notified by any Governmental Authority that any such audit is contemplated or pending.

         SECTION 3.23. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.23, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material

Adverse Effect, the Company: (i) has obtained all approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its agents ("ENVIRONMENTAL LAWS"); (ii) are in compliance in all material respects with all terms and conditions of such required approvals, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, Stockholder is not aware and neither Stockholder nor the Company has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of their respective agents) thereunder.

      SECTION 3.24. INTELLECTUAL PROPERTY. Schedule 3.24 lists all Intellectual Property Rights owned and/or used by the Company in the conduct of its business. The Company owns or has a valid license to use from third parties such Intellectual Property Rights. To the best knowledge of the Stockholder, the Company's Intellectual Property Rights do not violate, infringe upon or misappropriate the Intellectual Property Rights of any Person where such violation or infringement would have a Material Adverse Effect. "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by the Company and used or held for use by the Company.

      SECTION 3.25  [RESERVED.]

      SECTION 3.26. CERTAIN FDA MATTERS. (a) Neither the Company nor Stockholder has made any untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a fact required to be disclosed to FDA, or committed any act, made any statement, or failed to make any statement that could provide a basis for FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991).

              (b) Stockholder has provided to Parent for review, all correspondence to or from FDA, the U.S. Drug Enforcement Agency ("DEA") and any other state agency regulating the affairs of the Company (the "LOCAL AGENCIES"), minutes of meetings with FDA, the DEA and any Local Agency, any existing written reports of phone conversations, visits or other contracts with FDA, the DEA, and any Local Agency, notices of inspectional observations, establishment inspection reports, and all other documents in its possession concerning communications to or from FDA, the DEA and any Local Agency, (including without limitation any Form 482's issued by the FDA), or prepared by FDA, the DEA and any Local Agency which bear in any way on the Company's compliance with FDA, DEA and state regulatory requirements.

              (c) Stockholder has provided to Parent for review all documents reflecting conclusions, opinions, or suggestions of Company or Stockholder officers, employees, or agents, in-house or outside attorneys, or outside consultants, which bear in any way on the Company's compliance with FDA, DEA and state regulatory requirements.

              (d) Stockholder is not aware of any information, whether or not in written form, that it has not provided in the course of the review, which bears in any way on the Company's compliance with FDA, DEA and state regulatory requirements.

      SECTION 3.27. TITLE. Except as set forth on Schedule 3.27, Stockholder hereby represents and warrants that it is the sole record and beneficial owner of, and has good, valid and marketable title to, all of the Outstanding Shares, free and clear of any and all liens, security interests, pledges, encumbrances, claims, equities, defects in title, rights and other restrictions of any nature on transfer or voting held by any third party (collectively "ENCUMBRANCES"). Stockholder represents and warrants that the performance by it of its obligations hereunder will be effective to transfer good, valid and marketable title to the shares to be sold by it hereunder, free and clear of any and all Encumbrances, other than those that may be imposed under federal or state securities laws, and that the consummation of the transactions herein contemplated will not result in a breach or default of the terms and provisions of any stockholder agreement, stock pledge, guaranty, loan or other agreement to which Stockholder is a party, or of any order, rule or regulation of any court, regulation body or administrative agency applicable to Stockholder.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby jointly and severally represent and warrant to the Company and the Stockholder as follows:

         SECTION 4.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and Sub has heretofore made available to Stockholder true and complete copies its Certificate of Incorporation and By-Laws, as amended to date and as currently in effect.

         SECTION 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement are within the corporate power and authority of Parent and Sub and have been duly authorized by all necessary corporate action.

         SECTION 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with a Governmental Authority, other than (i) routine filings with the Secretary of State of Delaware and the Secretary of State of Ohio necessary to consummate the Merger, and (ii) such filings or notifications that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Sub from performing its obligations under this Agreement in any material respect.

         SECTION 4.4. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and other transactions contemplated by this Agreement do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Parent or any of its subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Parent or any of its subsidiaries or any of their respective properties, (iii) require any consent, approval or other action by any Person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its subsidiaries or to a loss of any benefit to which Parent or any of its subsidiaries is entitled, under any material provision of (A) any agreement binding upon Parent or any of its subsidiaries, or (B) assuming compliance with the matters referred to in Section 4.3, any license, franchise, permit or other similar authorization held by Parent or any of its subsidiaries, or (iv) create or result in any Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Material Adverse Effect on Parent.

         SECTION 4.5. CAPITALIZATION. The authorized capital stock of Parent is
(i) 1,000,000 shares of preferred stock, par value $.001 per share, although no shares of preferred stock were issued and outstanding or held in the treasury of Parent as of the date hereof, and (ii) 50,000,000 shares of Common Stock, of which 20,600,834 shares are issued and outstanding and no shares are held in the treasury of Parent. There are reserved for issuance pursuant to Parent's various stock plans and option agreements (the "PARENT PLANS") an aggregate of up to 3,500,000 shares of Common Stock, of which options to purchase 392,000 have been granted or are currently outstanding. Except as provided in the immediately preceding sentence of this Section 4.5, there are no outstanding options, warrants, calls, rights, commitments or agreements to which Parent is a party or by which Parent is bound obligating Parent to (x) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or (y) grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (b) The authorized capital stock of Sub consists of 100 shares of Common Stock, par value $.01 per share, all of which shares are issued and outstanding and owned of record by Parent. All issued and outstanding shares of Common Stock, par value $.01 per share, of Sub are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Sub or any other Person.

         SECTION 4.6. LEGAL PROCEEDINGS. There is no action, suit, investigation or other proceeding pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its subsidiaries or any of their respective properties or businesses, or the transactions contemplated by this Agreement which may have a Material Adverse Effect, and, to the knowledge of the Parent, no basis for any action exists.

         SECTION 4.7. COMPLIANCE WITH LAWS. Neither Parent nor any of its subsidiaries has violated, or is in violation of, any applicable laws, regulations and ordinances relating to its business and operations, or any judgment, order or injunction, and to Parent's knowledge, there is no pending inspection or investigation relating to any violation thereof, except for violations which have not had, and (if determined adversely to Parent and its subsidiaries) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         SECTION 4.8. BOARD RECOMMENDATION. The Board of Directors of each of Parent and Sub, at a meeting duly called and held, has by the vote of those directors present determined that this Agreement and the transactions contemplated hereby, including the Merger and the other agreements and arrangements contemplated hereby and thereby, taken together, are fair to and in the best interests of the stockholders of Parent and Sub and has approved the same.

         SECTION 4.9. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Sub who might be entitled to any fee or commission from the Parent or any of its subsidiaries upon consummation of the Merger and the other transactions contemplated hereby.

         SECTION 4.10.  [RESERVED.]

         SECTION 4.11. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                    ARTICLE V

                            COVENANTS OF ALL PARTIES

         Each of the parties hereto hereby covenants and agrees with the other parties as follows:

         SECTION 5.1. COOPERATION. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the respective corporate purposes of Parent, Sub, the Company or Stockholder.

         SECTION 5.2. OTHER REQUIRED INFORMATION. It shall furnish to the other parties hereto any application or statement, and all information concerning itself and its Affiliates as is required to be set forth in any application or statement to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement. "AFFILIATE" means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

         SECTION 5.3. CONFIDENTIALITY. (a) All information furnished by one party (the "DISCLOSING PARTY") to any other party (the "RECEIVING PARTY") in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the receiving party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby), except to the extent that such information (i) is or becomes generally available to the public other than as a direct or indirect result of disclosure by the receiving party (or any of its directors, officers, employees, agents, advisors or Affiliates (the "AGENTS")), (ii) was within the possession of the receiving party prior to its being furnished to the receiving party by or on behalf of the disclosing party (provided that the source of such information is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information), (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Agents (provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information), or (iv) is required to be disclosed in any document filed with the SEC or any other Governmental Authority.

                  (b) If the receiving party or any of its Agents is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information, the receiving party shall use all reasonable efforts to provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Agents are nonetheless, based on the advice of counsel, required to disclose confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the receiving party or its Agents may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises the receiving party is legally required to be disclosed. The receiving party shall exercise its best efforts to preserve the confidentiality of the confidential information, including by cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information by such tribunal.

                  (c) If the transactions contemplated by this Agreement shall fail to be consummated, the receiving party shall promptly cause all copies of documents or extracts thereof containing information and data as to the disclosing party to be returned to the disclosing party.

         SECTION 5.4. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and Stockholder and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except upon the advice of counsel that such a release is required by or is appropriate under applicable law, policy or regulation of the SEC, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

         SECTION 5.5. MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions provided in this Agreement, each party shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall, and shall cause each of its Affiliates to, use their respective reasonable efforts to obtain consents of all third parties and Governmental Authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

         SECTION 5.6. BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Subject to its further rights under this Agreement, each party shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

                                   ARTICLE VI

                  COVENANTS OF THE STOCKHOLDER AND THE COMPANY

         The Stockholder and the Company hereby covenant and agrees with Parent and Sub that, from and after the date hereof to the Closing Date (except as to Section 6.11 which covenant shall survive after the Closing Date):

         SECTION 6.1. PRESERVATION OF BUSINESS ORGANIZATION. The Company and Stockholder shall use all reasonable efforts to preserve without material impairment and the Company's business organization and goodwill as to suppliers, distributors, clients and others having business relations with the Company.

         SECTION 6.2. CARRY ON IN REGULAR COURSE. The Company and Stockholder shall carry on the business of the Company in the ordinary and usual course in a manner consistent with its past practices. Notwithstanding the foregoing, neither the Company nor Stockholder shall, directly or indirectly, do, or propose to do or make any commitment or obligation, with respect to (i) any act or activity referenced in Section 3.12(a) - (q), or (ii) enter into any agreement, undertaking or commitment to do any of the foregoing without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, or except as specifically provided for in Section 6.2(b).

         (b) Between the date hereof and the Closing, the Company may make contributions to the 401(k) accounts of the Company's employees consistent with its 401(k) plan and past practice. In no event shall the Company pay out any extraordinary or additional bonuses nor shall the Company incur any indebtedness, other than indebtedness incurred in the ordinary course of business.

         SECTION 6.3. CONSENTS. Stockholder and the Company shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents or instruments as may be required so that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement or commitment to which the Company is a party or its assets are bound.

         SECTION 6.4. STOCKHOLDERS MEETINGS. Each of the Stockholder and the Company shall, as soon as practicable, duly call, give notice of, convene and hold a stockholders meeting for purposes of approving this Agreement, the Merger and the transactions contemplated hereby and thereby, or, if permitted under Ohio Law, as to Stockholder, Stockholder shall approve this Agreement and the Merger by unanimous written consent.

         SECTION 6.5. ACCESS. The Company and the Stockholder shall (i) permit officers, employees, agents, attorneys and accountants and other Persons designated by Parent full access (after reasonable notice to Stockholder) during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports and surveys of Governmental Authorities (including the IRS) and other records of the Company, and (ii) furnish to such designees of Parent such financial and operating data and other information relating to the assets and business of the Company as such designees may reasonably request. Unless prohibited by law or contract, such designees of Parent shall be furnished with accurate and complete copies of such contracts, commitments and other books and records and all other information with respect to the assets and business of the Company as such designees may reasonably request. The Company and the Stockholder shall cause its respective employees, accountants, attorneys, financial advisors and other agents or representatives to cooperate with Parent in its due diligence investigation. From the date hereof until the Effective Time, Parent and Stockholder shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

         SECTION 6.6. DOCUMENTS AND INFORMATION TO BE FURNISHED. Prior to the Closing, the Stockholder shall deliver to Parent promptly after such documents are available the Company's unaudited monthly financial reports and all other documents, financial statements, budgets, proxy or information statements, reports, correspondence, notices and other items the Company delivers, or is required to deliver, to any of its stockholders or directors.

         SECTION 6.7. NOTICES OF CERTAIN EVENTS. Stockholder and the Company shall promptly notify Parent of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent has not otherwise been disclosed to Parent pursuant to this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any action, suit, claim, investigation or proceeding commenced relating to or involving or otherwise affecting the Company or Stockholder that, if it had existed on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relates to the consummation of the transactions contemplated by this Agreement; or (iv) any matter arising or discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company or Stockholder.

         SECTION 6.8. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Neither the Stockholder nor the Company shall take or agree or commit to take any action (or omit to take any action) that would make any representation and warranty of the Stockholder in this Agreement inaccurate in any material respect as of the Closing Date.

         SECTION 6.9. NO SOLICITATION. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and the Stockholder shall not, and will instruct its respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in discussions with, provide information to, or approve transactions with, any Person or group concerning any merger, purchase or sale of business combination assets, sale of shares of capital stock (or securities convertible or exchangeable or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar business combination involving the Company (all such transactions being referred to herein as "ACQUISITION PROPOSALS"). The Company and Stockholder will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Stockholder and the Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable, notify Parent of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 6.9, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and Stockholder will not, and will instruct their respective directors, officers, employees, investment bankers, agents and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group.

         SECTION 6.10. NON-DISTURBANCE AGREEMENT. Each of the Company and Stockholder shall use its best efforts to obtain and deliver to Parent an agreement from each holder of any mortgage or deed of trust affecting the properties in which the Company has a leasehold interest, which provides that if such holder forecloses such mortgage or deed of trust (or takes a deed in lieu of foreclosure or otherwise succeeds to the rights of the landlord thereunder) or otherwise exercises its rights, such holder shall (i) not disturb the Surviving Corporation's occupancy under its Lease, (ii) shall not join the Surviving Corporation in any foreclosure actions, and (iii) shall be bound by the obligations of the landlord under the Lease between the Surviving Corporation and the landlord, in each case for so long as the Surviving Corporation continues to honor and fulfill in all material respects its obligations under the Lease.

         SECTION 6.11. SECTION 338(H)(10) ELECTION. At the Parent's option, the Stockholder will join with Parent and Sub in making an election under Code 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company Common Stock hereunder (a "SECTION 338(H)(10) ELECTION"). The Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its tax returns to the extent required by applicable law. The Stockholder shall also pay any tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to,
(i) any tax imposed under Code Section 1374, (ii) any tax imposed under Reg. 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign tax imposed on the Company's gain, and the Stockholder shall indemnify Parent, Sub and the Company against any adverse consequences arising out of any failure to pay any such taxes.

         SECTION 6.12. ACQUISITION PROPOSALS. (a) Neither the Company nor the Stockholder shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or the Stockholder authorize or permit any of its or their officers, directors, employees, agents, representatives, advisors or subsidiaries to (i) solicit, initiate or take any action knowingly to facilitate or encourage the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (A) any acquisition or purchase of any of the assets of the Company or of any class of equity securities of the Company, (B) any tender offer (including a self tender offer) or exchange offers, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or (D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (individually, "TRANSACTION PROPOSAL"; collectively, "TRANSACTION PROPOSALS"), or agree to or endorse any Transaction Proposal, or (ii) enter into or participate in any discussions, negotiations or agreements regarding any Transaction Proposal, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company or the Stockholder (either directly or indirectly through advisors, agents or other intermediaries) from, prior to the approval of the stockholders of the Stockholder (A) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (B) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (C) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, or (D) taking any action required to be taken by the Company or the Stockholder pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (A) through (D) or Section 6.12(b) only to the extent that a majority of the disinterested members of the Board of Directors of the Stockholder shall have concluded in good faith on the basis of written advice (or advice confirmed in writing) from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Stockholder to the stockholders of the Stockholder under applicable law; provided, further, that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the Board of Directors of the Stockholder shall not take any of the foregoing actions referred to in clauses (i) through
(iii) and Section 6.12(b) until after reasonable notice to Parent with respect to such action and that such Board of Directors shall continue to advise Parent after taking such proposal and the identity of the person making it.

                  (b) Except as expressly permitted by this Section 6.12, neither the Board of Directors of the Stockholder, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal, or (iii) cause the Company or the Stockholder to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Transaction Proposal. Notwithstanding the foregoing, in the event that at any time prior to the approval of the stockholders of the Stockholder the Board of Directors of the Stockholder determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to it's stockholders under applicable law, the Board of Directors of the Stockholder may (subject to this and the following sentences) terminate this Agreement pursuant to Section 9.1(i) and 9.4 (and concurrently with or after such termination, if it so chooses, cause the Company and the Stockholder to enter into any Company Acquisition Agreement with respect to any New Proposal), but only at a time that is prior to the approval of the stockholders of the Stockholder and is after the later of (x) the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Stockholder is prepared to accept a New Proposal, specifying the material terms and conditions of such New Proposal and identifying the person making such New Proposal and (y) in the event of any amendment to the price or any material term of a New Proposal, one business day following Parent's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each further amendment to the price or any material terms of the New Proposal shall require an additional one business day period prior to which the Company or the Stockholder can take such action). For purposes of this Agreement, a "New Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, (ii) that is otherwise on terms which the Board of Directors of the Stockholder determines in its good faith judgment (based on the advice of a reputable financial advisor) to be more favorable to the Stockholder's stockholders than the Merger, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Stockholder, is reasonably capable of being obtained by such third party.

                                   ARTICLE VII

                           COVENANTS OF PARENT AND SUB

         Parent and Sub hereby covenant and agree with the Company and Stockholder as follows:

         SECTION 7.1. PRESERVATION OF BUSINESS ORGANIZATION. Prior to the Closing, Parent and Sub shall use all reasonable efforts to cause to preserve without material impairment the business organization of Parent and Sub and their goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Parent and Sub.

         SECTION 7.2. CONSENTS. Parent and Sub shall use all reasonable efforts to obtain consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such agreements as may be required so that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement or commitment to which Parent or Sub is a party or by which any of their respective assets is bound.

         SECTION 7.3. NOTICES OF CERTAIN EVENTS. Prior to Closing, Parent shall promptly notify the Stockholder and the Company of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent has not otherwise been obtained or disclosed to the Company pursuant to this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any action, suit, claim, investigation or proceeding commenced relating to or involving or otherwise affecting Parent or any of its subsidiaries that, if it had existed on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relates to the consummation of the transactions contemplated by this Agreement; or (iv) any matter arising or discovered after the date hereof that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Parent or Sub.

         SECTION 7.4. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Parent and Sub shall not take or agree or commit to take any action (or omit to take any action) that would make any representation and warranty of Parent or Sub in this Agreement inaccurate in any material respect as of the Closing Date.

         SECTION 7.5. DOCUMENTS AND INFORMATION TO BE FURNISHED. Prior to the Closing, Parent shall deliver to Stockholder promptly after such documents are available all documents, financial statements, proxy or information statements, reports, correspondence, notices and other items it delivers, or is required to deliver, to its stockholders as a group.

         SECTION 7.6. INDEMNIFICATION. Subject to applicable law, Parent shall and shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

         SECTION 7.7. NON-SOLICITATION. If the transactions contemplated by this Agreement are not consummated, Parent and its Affiliates shall not, for a period of one year from the date of this Agreement, directly or indirectly solicit any employee of the Company to terminate such employee's employment with the Company. Nothing herein shall prevent Parent from hiring any such employee provided Parent has not violated the first sentence of this Section 7.7.

         SECTION 7.8. COMPLIANCE WITH LEASE TERMS. Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Surviving Corporation pursuant to the Lease.


                                  ARTICLE VIII

                              CONDITIONS OF CLOSING

         SECTION 8.1. CONDITIONS TO OBLIGATIONS OF PARENT, SUB, STOCKHOLDER AND THE COMPANY. The obligations of each of the parties hereto under this Agreement to consummate the Merger and the other transactions to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions:

                  (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company and the Stockholder as required by applicable state law.

                  (b) GOVERNMENTAL APPROVALS. Parent, Sub, Stockholder and the Company shall have received all approvals or requirements of Governmental Authorities to permit the consummation of the transactions contemplated by this Agreement and to permit Parent and Sub to own the assets of, and to operate the businesses of, the Company after the Closing. Each such approval shall be in form and substance reasonably satisfactory to Parent and shall remain in full force and effect at the Closing Date.

                  (c) LITIGATION; INJUNCTIONS. No action, suit, litigation, injunction, restraining order, proceeding or investigation shall (i) have been instituted and be pending, or (ii) be threatened by any Person or Governmental Authority, which would materially and adversely affect the Merger and the other transactions contemplated by this Agreement. On the Closing Date, there shall not be in force any proceeding, order or decree restraining or enjoining consummation of the Merger or the other transactions contemplated by this Agreement, or placing any limitation upon such consummation or to invalidate, suspend or require modification of any provision of this Agreement.


         SECTION 8.2. ADDITIONAL CONDITIONS APPLICABLE TO PARENT AND SUB. The obligations of Parent and Sub under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

                  (a) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and/or Stockholder on or before the Closing Date shall have been complied with and performed in all material respects.

                  (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholder set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are expressly contemplated by this Agreement in order to effect the transactions contemplated by this Agreement.

                  (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change in the business, assets, results of operations, prospects or financial condition of the Company, other than as a result of events or conditions affecting the generic drug industry generally or general economic conditions.

                  (d) CLOSING CERTIFICATES. Parent shall have received certificates dated the Closing Date, signed by the chief executive officer and the chief financial officer of the Company or such officer of the Company or the Stockholder as the parties shall agree, to the effect that the conditions set forth in Sections 8.2(a) through 8.2(c) have been satisfied.

                  (e) OPINION OF STOCKHOLDER AND COMPANY COUNSEL. Parent and Sub shall have received from counsel to Stockholder and the Company an opinion dated the Closing Date with respect to matters reasonably requested by Parent, which shall be in form and substance reasonably satisfactory to Parent.

                  (f) REQUIRED CONSENTS. The holders of any note, guarantee or other evidence of indebtedness (whether for money borrowed or otherwise) of any of the Company, the lessors of any material real or personal property or assets leased by the Company, the parties to any commitment or agreement to which the Company is a party which is material to the conduct of the Company's business, and any other Person (other than Governmental Authorities) which owns or has authority to grant any material franchise, license, permit, easement, rights or other authorization necessary for the business or operations of the Company, to the extent that their consent or approval of the transactions contemplated by this Agreement is required under the pertinent lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transactions contemplated, including but not limited to the consent of Finova and Argosy to the assumption of the senior subordinated debt of the Stockholder, shall have granted such consent or approval and no condition to such consent or approval shall exist which is materially adverse to the conduct of the Company's business or results in additional material obligations to Parent.

                  (g) EQUITY FINANCING OF PARENT. Parent shall have received not less than $4,500,000 of equity capital.

                  (h) LINE OF CREDIT. Parent shall have received a line of credit in an amount equal to or exceeding $12,500,000.

                  (i) TAX MATTERS. The Stockholder shall have provided to Parent a clearance certificate or similar document that may be required by any state taxing authority and a properly executed Form W-8 or W-9, as applicable.

                  (j) CONSENT OF LANDLORD. The Stockholder shall have delivered to Parent a consent of SPC Properties Limited to the Merger and the other transactions contemplated by this Agreement, which consent shall contain representations that no Event of Default, as defined in the Commercial Lease Agreement dated March 9, 1995 between SPC Properties Limited and the Company, as amended, has occurred or is continuing and that no condition exists that, with the passage of time, will become an Event of Default.

         SECTION 8.3. ADDITIONAL CONDITIONS APPLICABLE TO THE STOCKHOLDER AND THE COMPANY. The obligations of the Stockholder and/or the Company under this Agreement to consummate the Merger and the other transactions contemplated to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions:

                  (a) PERFORMANCE OF THIS AGREEMENT. All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent and Sub on or before the Closing Date shall have been complied with and performed in all material respects.

                  (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall have been true and correct as of the Closing Date with the same force and effect as if such representations and warranties were made anew at and as of the Closing Date, except: (i) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (ii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are expressly contemplated by this Agreement in order to effect the transactions contemplated by this Agreement.

                  (c) OFFICERS' CERTIFICATE. The Stockholder shall have received a certificate dated the Closing Date, signed by the chief executive officer of Parent, to the effect that the conditions set forth in Sections 8.3(a) and (b) hereof have been satisfied.

                  (d) OPINION OF PARENT COUNSEL. The Company shall have received from counsel to Parent and Sub an opinion dated the Closing Date with respect to matters reasonably requested by the Company, which shall be in form and substance reasonably satisfactory to the Company.

                  (e) REQUIRED CONSENTS. Parent and Sub shall have received all material consents or approvals of the Merger or any other transactions contemplated by this Agreement required under any material commitment or evidence of indebtedness of Parent or any of its subsidiaries, or any lease of any material real property of Parent and its subsidiaries, or under applicable law for the consummation of the transactions contemplated hereby.

                  (f) CLOSING CERTIFICATES. Stockholder shall have received certificates dated the Closing Date, signed by the chief executive officer and the chief financial officer of the Company, to the effect that the conditions set forth in Sections 8.2(a) through 8.2(c) have been satisfied.


                                   ARTICLE IX

                                   TERMINATION

         SECTION 9.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholder:

                  (a) by written mutual consent of Parent and Stockholder for any reason, or by mutual action of their respective Boards of Directors;

                  (b) at the option of Parent, by written notice from Parent to the Company if (i) a material breach by the Stockholder or the Company of any of its representations, warranties or agreements contained in this Agreement occurs, (ii) Parent has notified the Stockholder and the Company in writing of the existence of such breach, and (iii) the Stockholder and the Company has failed to cure such breach within ten (10) days after receiving such notice (or if such breach is not capable of being cured within such ten (10) day period, but is capable of being cured within thirty (30) days, the breaching party shall have commenced good faith steps to promptly cure such breach);

                  (c) at the option of the Company or the Stockholder, by written notice from the Stockholder to Parent if (i) a material breach by Parent or Sub of any of their representations, warranties or agreements contained in this Agreement occurs, (ii) the Company has notified Parent and Sub in writing of the existence of such breach, and (iii) Parent and Sub have failed to cure such breach within ten (10) days after receiving such notice (or if such breach is not capable of being cured within such ten (10) day period, but is capable of being cured within thirty (30) days, the breaching party shall have commenced good faith steps to promptly cure such breach);

                  (d) at the option of Parent, by Parent if the Stockholder or the Company (or either of their respective stockholders) fails to approve any matter required to be approved by the Stockholder or the Company in order to consummate the transactions contemplated by this Agreement by November 30, 2000;

                  (e) by either Parent or Stockholder if a court of competent jurisdiction or governmental, regulatory or administrative agency shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                  (f) at the option of Parent, by Parent if there shall have occurred a Material Adverse Change with respect to the Company;

                  (g) by Stockholder if the Closing has not occurred by November 30, 2000 if the sole reason for the failure to close is due to Parent having failed to satisfy either of the conditions to Closing set forth in Sections 8.2(g) or 8.2(h);

                  (h) by Parent, if the results of Parent's due diligence investigation of the Company and its business prove unsatisfactory in any material respect; or

                  (i) at the option of the Company or the Stockholder, by the Company or the Stockholder if this Agreement is terminated pursuant to Section
6.12 prior to the approval of this Agreement by the stockholders of the Stockholder.

         SECTION 9.2. SURVIVAL UPON TERMINATION. If this Agreement is terminated, the agreements of the Company and Parent contained in Sections 5.3, 5.4, 9.1, 9.2 and 11.2 shall survive such termination.

         SECTION 9.3. EFFECT OF TERMINATION. In the event of the termination of this Agreement, nothing shall relieve any party from liability for any material breach by any party hereof.

         SECTION 9.4. CERTAIN REMEDIES UPON TERMINATION. If this Agreement is terminated pursuant to Section 9.1(i), the Company shall pay to Parent within five days of such termination, an amount in cash sufficient to reimburse Parent and Sub for all reasonable expenses incurred in connection with attempting to consummate the Merger and the other transactions contemplated hereby (including without limitation reasonable legal, accounting and investment banking expenses) (the "TRANSACTION EXPENSES") up to a maximum amount of $50,000; provided that Parent shall provide reasonable evidence of the incurrence of such expenses.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

         SECTION 10.1. SURVIVAL. The covenants, agreements, representations and warranties of the Parent, and the Stockholder contained in this Agreement shall survive the Closing until the earlier of (i) the second anniversary of the Closing or (ii) the release by Parent of audited financial statements that include the combined operations of the Surviving Corporation and the Parent for the year ended December 31, 2001. Notwithstanding the preceding sentences, any covenant, agreement, claim, representation or warranty in respect of which a claim of indemnity may be sought under Section 10.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right to a claim of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and any obligation of indemnity shall survive until such claim of indemnity is resolved.

         SECTION 10.2. MUTUAL INDEMNIFICATION. (a) By its approval of this Agreement, the Stockholder agrees to indemnify, defend, protect, and hold harmless each of Parent, Sub and the

Surviving Corporation (each in its capacity as an indemnified party, and for purposes of this paragraph, an "INDEMNITEE"), and shall reimburse the Indemnitee for, at all times from and after the date of this Agreement from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "DAMAGES") incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Stockholder set forth herein, or in any other document delivered in connection herewith or with respect to which a claim for indemnification is brought by an Indemnitee within the survival period described in Section 10.1, (ii) any breach or nonfulfillment by the Company or the Stockholder, or any noncompliance by the Company or the Stockholder with, any covenant, agreement, or obligation contained herein or other document delivered in connection herewith, except to the extent waived by Parent, or (iii) any claim by a current or former stockholder of the Company or any other person, firm, corporation or entity, seeking to assert, or based upon:
(A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of the stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; (D) any claim that his, her or its shares were wrongfully repurchased by the Company, regardless of whether an action, suit or proceeding can or has been made against the Company or (E) the claims set forth in Schedule 3.13 and any similar claims that may be subsequently filed.

                  (b) Parent agrees to indemnify the Stockholder (for purposes of this paragraph, in its capacity as an indemnified party, an "INDEMNITEE") and shall reimburse the Indemnitee for all Damages incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of Parent set forth herein, or in any other document delivered in connection herewith or with respect to which a claim for indemnification is brought by the Company or the Stockholder as an Indemnitee within the applicable survival period described in Section 10.1, or (ii) any breach or nonfulfillment by Parent or any noncompliance by Parent with any covenant, agreement or obligation contained herein required to be performed or other document delivered in connection herewith, except to the extent waived by the Stockholder.

         SECTION 10.3. THIRD PERSON CLAIMS. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made under this Agreement, give the Stockholder or Parent, as the case may be, (for purposes of this paragraph, each an "INDEMNIFYING PARTY") written notice of such claim or the commencement of such action or proceeding; provided, however that the failure to give such notice will not affect the Indemnitee's right to indemnification hereunder, except to the extent that the Indemnifying Party been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnitee within thirty (30) days from the receipt of the foregoing notice that the Indemnifying Party wishes to defend against the claim by the Third Person, then the Indemnifying Party shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnifying Party shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnifying Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could reasonably be expected to have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnifying Party has not assumed the defense of any claim. Whether or not the Indemnifying Party shall have assumed the defense of any claim, neither the Indemnitee nor the Indemnifying Party shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously would reasonably be expected to have an adverse effect on the party wishing to settle, the failure of the other party to act upon a request for consent to such settlement within ten (10) business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Article X.

         SECTION 10.4. LIMITATIONS ON INDEMNIFICATION. (a) No Indemnitee shall be entitled to indemnification for Damages pursuant to Sections 10.2(a)(i) or 10.2(a)(ii) until the aggregate amount of Damages incurred exceeds $100,000 (the "THRESHOLD"), and then shall be entitled only to the amount of Damages in excess of the Threshold. All claims for Damages shall be net of, and offset by, any insurance proceeds, reduction of tax liabilities or receipt of tax benefit actually received by Parent or the Surviving Corporation that are attributable to such Damages. Any liability for indemnification under this Article X shall be reduced to the extent any Damages are reduced by such a recovery or reduction.

                  (b) The Stockholder's maximum aggregate liability for claims made pursuant to Section 10.2(a)(i) and (ii) shall not exceed $4,000,000 in the aggregate; provided, however, that such maximum aggregate liability shall be increased, to not more than $6,248,875 in the aggregate, to the extent of each claim representing a breach or non-fulfillment pursuant to Section 10.2(a)(i) or 10.2(a)(ii) that the Stockholder had knowledge of prior to the Closing (or after reasonable inquiry and investigation, should have had knowledge of prior to the Closing). The Parent's maximum aggregate liability for claims made pursuant to
Section 10.2(b) shall not exceed $4,000,000 in the aggregate.

                  (c) The limitations provided in Section 10.4(a) on the Threshold and Section 10.4(b) regarding maximum aggregate liability and on an Indemnitee's right to indemnification under this Article X shall not apply to Damages for any matters set forth in Section 10.2(a)(iii) or any claim for Damages under Sections 3.20, 3.22 and 3.27.

        SECTION 10.5.  [Reserved.]


        SECTION 10.6. RESOLUTIONS OF CONFLICTS; ARBITRATION. The following provisions shall apply with respect to the assertion of claims and the indemnification provisions of this Article X.

                  (a) The Stockholder and Parent shall attempt promptly and in good faith to agree upon the rights of the parties with respect to any disputed claims. If the Stockholder and the Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Stockholder shall satisfy the claim in accordance with the terms thereof.

                  (b) Any dispute or controversy concerning the indemnity obligations of this Article X not agreed to by the parties pursuant to Section 10.6(a) shall be resolved in good faith by mediation among the Stockholder and Parent. If such dispute can not be resolved by mediation within thirty (30) days, then except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of an arbitrator, any continuing dispute, controversy or claim arising out of, in connection with, or in relation to the indemnity obligations under this Article X shall be settled by arbitration in accordance with Section 10.6(c) below.

                  (c) If no agreement can be reached after good faith attempts pursuant to Section 10.6(a) and 10.6(b) within ninety (90) days from the commencement of any dispute or controversy, either Parent or the Stockholder may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in any such event the matter shall be settled by arbitration conducted by a single arbitrator mutually agreeable to the Stockholder and the Parent, or if a single arbitrator cannot be agreed to by the parties within thirty (30) days, then by three arbitrators. In the event of three arbitrators, Parent and the Stockholder shall each select one arbitrator, and the two arbitrators so elected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in dispute shall be binding and conclusive upon the parties to this Agreement, and the parties shall act in accordance with such decision and satisfy any such claim in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any mediation or arbitration shall be held in Boston, Massachusetts. Any arbitration shall be conducted under the rules then in effect of the American Arbitration Association, and shall be based on the provisions and limitations of this Article X. The arbitrators shall have relevant experience in the industry of the Company and, to the extent possible, familiarity with acquisitions and business combinations. The parties agree to compel the arbitrator(s) to resolve the arbitration within one hundred twenty
(120) days of the commencement of arbitration.

         Notwithstanding anything contained herein to the contrary, no claim for Damages, may be made until such claim is finally resolved pursuant to the process and procedures set forth above in this Section.

         SECTION 10.7 REMEDIES. The indemnification provisions of this Article X are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein, except with respect to any claim based on intentional misrepresentation, fraud in the inducement, or a similar theory. Notwithstanding the preceding sentence, from and after the execution and delivery of this Agreement and until the Closing, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Article X and to enforce specifically this Agreement and the terms and provisions of
Article X in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1. SPECIFIC PERFORMANCE. Each of the parties to this Agreement hereby acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement, except as set forth to the contrary herein.

         SECTION 11.2. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         SECTION 11.3. FURTHER ASSURANCES. If at any time after the Closing, Parent or Sub shall consider it advisable that any further conveyance, agreements, documents or instruments or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation, the title to any property, rights, privileges, powers and franchises of the Company, the officers of the Company last in office and such other Persons, if any, as the Board of Directors of the Company last in office may authorize, shall execute and deliver, upon Parent's reasonable request, any and all proper conveyances, agreements, documents and instruments, and do all things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

         SECTION 11.4. PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto, their permitted successors or assigns, and their respective stockholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby or thereby.

         SECTION 11.5. ENTIRE AGREEMENT. This Agreement, together with the Schedules hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by Parent, Sub, Stockholder and the Company (or by any officers, directors, stockholders or partners of any of such parties) relating to the matters contemplated hereby. This Agreement, together with the Schedules hereto and thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein or therein.

         SECTION 11.6 AMENDMENT OR MODIFICATION. This Agreement may be amended only with the written consent of Parent, Sub, the Company and Stockholder.

         SECTION 11.7. WAIVER. Any party to this Agreement may, by written notice to the other parties to this Agreement, (a) extend the time for the performance of any of the obligations or other actions of the other parties for its benefit under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties made to it contained in this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties for its benefit contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other parties for its benefit under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         SECTION 11.8. ASSIGNABILITY. Neither this Agreement nor any rights hereunder shall be assignable, except (i) by the Company or Stockholder with the prior written consent of Parent, or (ii) by Parent or by Sub with the prior written consent of the Stockholder.

         SECTION 11.9. HEADINGS AND INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "HEREIN", "HEREOF", "HEREINAFTER" refer to this Agreement in which they appear as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Unless the context otherwise requires, (i) terms used in the plural include the singular, and vice versa, and (ii) words in the masculine gender include the feminine, and vice versa. References in this Agreement to Articles, Sections or the Schedules shall be to Articles, Sections or the Schedules in this Agreement, unless otherwise indicated.

         SECTION 11.10. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by graphic scanning or other telegraphic communications equipment of the sending party, as follows:

         If to Parent or Sub:

                  RxBazaar.com, Inc.
                  11895 Kemper Springs Drive
                  Cincinnati, Ohio 45240-1635
                  Attention:  President
                  Telecopy No.:  888-999-4368

         with a copy to:

                  Chu, Ring & Hazel LLP
                  49 Melcher Street
                  Boston, MA  02210
                  Attention:  Nina Ross, Esq.
                  Telecopy:  (617) 443-9840

         If to the Company or Stockholder:

                  Dynagen, Inc.
                  1000 Winter Street, Suite 2700
                  Waltham, Massachusetts 02451
                  Attention:  President
                  Telecopy No.:  781-890-0118

                  with a copy to:

                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, MA  02109
                  Attention:  Gerard P. O'Connor, Esq.
                  Telecopy No.: (617) 832-7000

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this
Section 11.10 or in accordance with the latest unrevised direction from such party given in accordance with this Section 11.10.

         SECTION 11.11. LAW GOVERNING. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         SECTION 11.12. INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

         SECTION 11.13. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the parties on the date first above written.


                                          RXBAZAAR.COM, INC.
Attest:

_______________________________           By: Shikhar Ghosh
                                              ---------------------------------
                                              Name: Shikhar Ghosh
                                              Title: Director


                                          RXBAZAAR.COM ACQUISITION CORP.
Attest:

_______________________________           By: Shikhar Ghosh
                                              ----------------------------------
                                              Name: Shikhar Ghosh
                                              Title: Director


                                          SUPERIOR PHARMACEUTICAL COMPANY
Attest:

_______________________________           By: /s/ Dhananjay G. Wadekar
                                              ----------------------------------
                                              Name: Dhananjay G. Wadekar
                                              Title: Vice President


                                          DYNAGEN, INC.
Attest:

_______________________________           By: /s/ Dhananjay G. Wadekar
                                              ----------------------------------
                                              Name: Dhananjay G. Wadekar
                                              Title: Executive Vice President

                        OPINION OF CONTEXT CAPITAL GROUP

                              =====================
                              CONTEXT CAPITAL GROUP




                                                           October 20, 2000

Board of Directors
DynaGen, Inc.
C/O Mr. Robert Cusick
1000 Winter Street, Suite 2700
Waltham, MA 02451

Dear Mr. Cusick:

We understand that DynaGen, Inc. (hereinafter "DynaGen" or the "Company") has agreed to sell its wholly owned subsidiary Superior Pharmaceutical, Inc. (hereinafter "Superior") to RxBazaar.com, Inc. (hereinafter "RxBazaar"). This sale shall be referred to herein as the "Transaction." We understand that the sale proceeds to DynaGen will be cash of $4,000,000 plus settlement of inter-company payables/receivables of in excess of $6,100,000 plus assumption of debt of $2,248,875. The total transaction is approximately $12,348,875 adjusted for the inter-company payables/receivables.

You have requested our opinion (the "Opinion") as to the fairness of the financial terms of the planned sale. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in selling Superior. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. In rendering the Opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that the Company and RxBazaar.com will comply with all the material terms of the Agreement.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

   1. reviewed the Company's annual reports to stockholders and on Form 10-K for the fiscal year ended December 31, 1999. Also, we have reviewed Company-prepared interim financial statements for the 3-month periods ended March 31, 2000 and June 30, 2000, which the Company's management has identified as being the most current financial statements available;

   2.  reviewed a copy of the Merger Agreement between DynaGen and RxBazaar.com;

   3. held discussions with certain members of the senior management of the DynaGen, Superior and RxBazaar, respectively, to discuss the operations, financial condition, future prospects and projected operations and performance of the DynaGen, Superior and RxBazaar, and held discussions with representatives of the Company's independent counsel to discuss certain matters;

   4.  visited certain facilities and business offices of Superior and RxBazaar;

   5. reviewed forecasts and projections prepared by the Superior's management for the years ended December 31, 2000 through 2003;

   6. reviewed forecasts and projections prepared by RxBazaar's management with for the years ended December 31, 2000 through 2003;

   7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

   8.  reviewed the Business Plan of RxBazaar

   9. reviewed certain other publicly available financial data for certain companies that we deem comparable to DynaGen, Superior and RxBazaar and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

               One Penn Plaza, Suite 2134 New York, New York 10119
       Tel: 212.760.1224 Fax: 212.760.1225 E-mail: Mail@ContextCapital.com

                              =====================
                              CONTEXT CAPITAL GROUP


  10. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

  11. conducted such other studies, analyses and inquiries, as we have deemed appropriate.

We have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon it being complete and accurate in all material respects. We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, Superior and Rx Bazaar after taking into effect the potential synergies and strategic benefits anticipated to result from the Transaction, and that there has been no material change in the assets, financial condition, business or prospects of the Company, Superior and RxBazaar since the date of the most recent financial statements made available to us. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by the management of the Company, Superior and Rx Bazaar.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company, Superior and Rx Bazaar and do not assume any responsibility with respect to it. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, Superior and Rx Bazaar and were not furnished with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, Superior and Rx Bazaar. In particular, we have not independently verified the future commercial viability of certain products and technologies currently under development by the Company, Superior and Rx Bazaar and therefore relied upon the best currently available estimates of management of the Company, Superior and Rx Bazaar regarding the commercialization of such products and technologies and the cash flows resulting there from. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Furthermore, our advisory services and the Opinion expressed herein were prepared for the use of the Company's Board of Directors.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the purchase price as set forth for Superior by RxBazaar.com is fair to the Company from a financial point of view.



                                                     Best Regards,

                                                     /s/ Context Capital Group

                                                     Context Capital Group

              One Penn Plaza, Suite 2134 New York, New York 10119
       Tel: 212.760.1224 Fax: 212.760.1225 E-mail: Mail@ContextCapital.com

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 27, 2000

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS OF DYNAGEN, INC.

         The undersigned stockholder of DynaGen, Inc., revoking all prior proxies, hereby appoints F. Howard Schneider and Gerard P. O'Connor, or each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of DynaGen which the undersigned is entitled to vote at the special meeting of stockholders to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, MA 02109 on November 27, 2000, beginning at 11:00 a.m. local time and at any adjournments thereof, upon matters set forth in the notice of special meeting dated October 31, 2000 and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

         The undersigned hereby acknowledges receipt of a copy of the accompanying notice of special meeting of stockholders and of the proxy statement relating thereto, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

         When properly executed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted for proposals 1, 2 and 3 and in the discretion of the persons named as proxies as to such other matters as may properly come before the meeting.

1. To approve a proposal to sell DynaGen's Superior Pharmaceutical Company subsidiary to RxBazaar.com, Inc.

      [ ] FOR                     [ ] AGAINST                     [ ] ABSTAIN

2. To adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.

      [ ] FOR                     [ ] AGAINST                     [ ] ABSTAIN

3.    To transact such other business as may properly come before the meeting.

      [ ] FOR                     [ ] AGAINST                     [ ] ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH ABOVE, WILL BE VOTED FOR SUCH PROPOSALS.

DATED:__________, 2000     Signature of Stockholder(s):_______________________

                           Print Name:________________________________________



Mark here if you plan to attend the meeting: [ ]

Mark here if your address has changed:       [ ]

                           New address:_______________________________________

                                       _______________________________________

         Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other person.